PURCHASE AGREEMENT

Among

MegaWest Energy Corp.,
MegaWest Energy (USA) Corp.,

Kentucky Reserves, LLC
Kentucky Reserves II, LLC
Kentucky Reserves III, LLC

And

All of the Members of Kentucky Reserves, LLC

Table of Contents

Page

EXHIBITS AND SCHEDULES

<u>Exhibits</u>

<u>Schedules</u>

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this "***Agreement***") is made and entered into as of April___, 2007, by and among, MegaWest Energy Corp., a British Columbia, Canada corporation ("***Parent***"), MegaWest Energy (USA) Corp., a Nevada corporation ("***Buyer***"), Kentucky Reserves, LLC, an Ohio limited liability company ("***KR***"), Kentucky Reserves II, LLC, an Ohio limited liability company ("***KR II***"), Kentucky Reserves III, LLC, an Ohio limited liability company ("***KR III***"), and all of the owners of membership interests in KR (individually, a "***Seller***", and collectively, the "***Sellers***").

RECITALS:

WHEREAS, the Sellers, collectively, own all of the Membership Interests in KR, and all of the membership interests in KR II, KR III; and

WHEREAS, Sellers desire to sell the Membership Interests in KR to Buyer, and Buyer desires to purchase the same, all upon the terms and subject to the conditions set forth herein; and

WHEREAS, in connection with the purchase and sale of the Membership Interests, KR, KR II, and KR III propose to make various conveyances of oil and gas Leases as described herein and to enter into various agreements as described herein; and

WHEREAS, capitalized terms used but not otherwise defined herein shall have the meaning given such terms in Article I;

NOW, THEREFORE, in consideration of the premises, the respective representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.
DEFINITIONS OF CERTAIN TERMS

In addition to terms defined elsewhere in this Agreement, the following terms shall have the meanings assigned to them herein, unless the context otherwise indicates, both for purposes of this Agreement and all Exhibits hereto and any Schedule:

"***Affiliate***" shall mean, with respect to any specified Person, any Person that directly or indirectly controls, is controlled by or is under common control with such specified Person. For the purpose of the immediately preceding sentence, the term "***control***" means the power to direct or cause the direction of the management of such Person, whether through the ownership of voting securities or by contract or agency or otherwise. For purposes of this Agreement and notwithstanding anything herein to the contrary, prior to Closing, KR shall be considered an Affiliate of each Seller, and from and after Closing, KR shall be considered an Affiliate of Buyer and not Sellers.

"***Agreement***" shall have the meaning given such term in the introduction to the Agreement.

"*AMI Agreement*" means the Area of Mutual Interest Agreement attached as Exhibit B.

"*Ancillary Agreements*" means each of the Conveyances the form of which is attached as Exhibits C-1 and C-2, the Operating Agreement, the AMI Agreement and the Assignment of Membership Interest.

"*Assets*" shall mean all assets owned by KR, including, but not limited to, all of KR's rights, titles and interests in, to and under lands, leases and wells, working interests, operating rights, mineral interests, overriding royalty interests, reversionary interests, net profits interests, net revenue interests, and any other similar or dissimilar interests, the undivided interests therein and the underlying oil, gas and mineral leasehold estates associated therewith, together with rights in any pooled or unitized acreage by virtue of any lands covered by the Leases being a part thereof, including, but not limited to, all of KR's rights, titles and interests in, to, under and derived from:

(a) their respective oil, gas and mineral leases and other mineral leases and the leasehold estates created thereby (collectively, the "*Leases*"), together with corresponding interests in and to all the property and rights incident thereto, including all rights in any pooled or unitized acreage by virtue of the Leases being a part thereof, all production from the pool or unit allocated to any such Leases, and all interests in any wells within the pool or unit associated with the Leases;

(b) all fee mineral interests (collectively, the "*Mineral Interests*"), together with corresponding interests in and to all property and rights incident thereto, including all rights in any pooled or unitized acreage by virtue of the Mineral Interests being a part thereof, all production from the pool or unit allocated to any such Mineral Interests, and all interests in any wells within the pool or unit associated with the Mineral Interests;

(c) the equipment and other personal and mixed property (including liquid hydrocarbon inventory in tanks), improvements, easements, rights-of-way, permits, licenses, servitudes and any other estates situated in or upon, or used or useful, or held for future use in connection with the exploration, development and production of oil, gas and other minerals, sulfur, associated gas from any of the Leases or the treatment, storage or transportation of such substances therefrom, including wells, casing, tubing, derricks, tanks, batteries, boilers, separators, rods, dehydrators, compressors, pumps, flow lines, water lines, gas lines, buildings, field offices, fixtures, machinery, gas production, gathering or processing equipment, systems or pipelines, gas marketing systems or pipelines, power lines, telephone and telegraph lines, and all other fixtures and improvements, currently located on the Leases or lands pooled therewith or located thereon as of the Closing Date;

(d) all Basic Documents;

(e) all easements, rights-of-way, licenses, authorizations, permits, and similar rights and interests applicable to, or used or useful in connection with, any or all of the above-described interests;

(f) all Records;

(g) all oil, gas and associated liquid and gaseous hydrocarbons stored upon or produced from the Leases from and after the Closing Date;

(h) all warehouse stock and other material and equipment held for or related to operations on the Assets or acreage pooled thereunder;

(i) salt water disposal systems associated with the Assets and the operations thereon or on acreage pooled therewith; and

(j) all seismic, geological and geophysical data relating to the Assets, if any.

"***Assignment of Membership Interest***" means the Assignment of Membership Interest in the form of Exhibit F.

"***Basic Documents***" shall mean all Leases; joint operating agreements; oil, gas, liquids, casinghead gas and condensate purchase, sales, processing, gathering, treatment, compression, and transportation agreements; farm-out or farm-in agreements; joint venture, limited or general partnerships; dry hole, bottom hole, acreage contribution, purchase and acquisition agreements; area of mutual interest agreements; servicing contracts, easement and right-of-way agreements; easements, rights-of-way, permits, licenses, servitudes or other interests appertaining to the Leases; and all other executory contracts and agreements relating to the Assets.

"***Business Day***" shall mean any day other than a Saturday, Sunday or other day on which commercial banks in Houston, Texas are authorized by Law to close.

"***Buyer***" shall have the meaning given such term in the introduction to this Agreement.

"***Buyer Group***" shall have the meaning given such term in Section 8.2.

"***Canadian Jurisdictions***" shall have the meaning given such term in Section 6.8.

"***Closing***" shall have the meaning given such term in Section 2.1(b).

"***Closing Date***" shall have the meaning given such term in Section 2.1(a).

"***Code***" shall mean the Internal Revenue Code of 1986 as amended.

"***Commission***" shall have the meaning given such term in Section 6.9.

"***Common Shares***" shall mean the common shares of Parent, without par value.

"***Confidentiality Agreement***" shall mean that certain Confidentiality Agreement among W.R.P. Energy, Inc., Kentucky Reserves, LLC, Gail Bloomer, George T. Stapleton, II and Snowdon Resources Corp. dated October 23, 2006.

"***Defensible Title***" shall mean as to the Assets, such title held by KR that, subject to and except for the Permitted Encumbrances: (i) entitles KR to receive not less than the "***net revenue interest***" set forth in Exhibit A for any Warranty Interest of all oil, gas and associated liquid and gaseous hydrocarbons produced, saved and marketed from such Warranty Interest, (ii) obligates

KR to bear costs and expenses relating to the maintenance, development and operation of a Warranty Interest in an amount not greater than the "***working interest***" set forth in Exhibit A with respect to such Warranty Interest (unless there is a proportionate increase in KR's "***net revenue interest***" for such Warranty Interest); and (iii) is free and clear of Encumbrances.

"***Demand for Arbitration***" shall have the meaning given such term in Section 10.8.

"***Employee Plans***" shall mean any bonus, deferred compensation, incentive compensation, stock purchase, stock option, employment, consulting, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefit, profit sharing, pension or retirement plan, program, agreement or arrangement, or any other benefit plan of any kind whatsoever that is provided to employees or former employees of KR, or their beneficiaries, and each other "employee benefit plan" as defined in Section 3(3) of ERISA, whether formal or informal, written or oral and whether contributed to, or required to be contributed to, by KR.

"***Encumbrances***" shall mean pledges, liens, claims, charges, mortgages, security interests or other legal or equitable encumbrances, limitations or restrictions of any nature whatsoever.

"***Environmental Defect***" shall mean a condition with respect to the Assets that constitutes a violation of Environmental Law; provided that an Environmental Defect shall not be deemed to exist for the purposes of this Agreement unless the estimated Lowest Cost Response for remedying such Environmental Defect exceeds Ten Thousand Dollars ($10,000.00).

"***Environmental Laws***" shall mean all Laws relating to (a) the control of any potential pollutant or protection of the air, water, land or protected species, (b) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation and (c) the regulation of or exposure to hazardous, toxic or other substances alleged to be harmful.

"***ERISA***" shall mean the Employee Retirement Income Security Act of 1974, as amended.

"***ERISA Affiliate***" means any entity, whether or not incorporated, that is under common control with a Person within the meaning of Section 4001 of ERISA or is part of a group that includes such Person and that is treated as a single employer under Section 414 of the Code.

"***Exchange Act***" shall have the meaning given such term in Section 6.9.

"***GAAP***" means United States generally accepted accounting principles.

"***Governmental Entity***" shall mean any national, state or local government or any subdivision thereof or any arbitrator, court, administrative or regulatory agency, commission, department, board or bureau or body or other government or authority or instrumentality or any entity or Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

"***Hazardous Materials***" means any "hazardous substance," "pollutant or contaminant," and "petroleum" and "natural gas liquids" as those terms are defined or used in Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, and any other material

regulated under any Environmental Law because of its effect or potential effect on public health and the environment, including without limitation, PCBs, lead paint, asbestos, urea formaldehyde, radioactive materials and wastes generated during the production of oil and gas.

"*Indemnitee*" shall have the meaning given such term in Section 8.3.

"*Indemnitor*" shall have the meaning given such term in Section 8.3.

"*Indemnity Claim*" shall have the meaning given such term in Section 8.3.

"*Indemnity Claim Notices*" shall have the meaning given such term in Section 8.3.

"*Interim Financial Statements*" shall have the meaning given such term in Section 5.9.

"*Knowledge*" or "*Known*" shall mean, with respect to a Seller, the actual knowledge (without investigation) of such Seller.

"*KR Agreement*" shall mean the operating agreement between KR and its members dated January 14, 2005.

"*KR Deep Rights*" shall mean all depths below the base of the Beech Creek limestone formation.

"*KR Shallow Rights*" shall mean all formations from the surface of the ground to the base of the Beech Creek limestone formation of the Golconda Mississippian geologic unit, including the Caseyville, Tar Springs, Hardinsburg and Big Clifty formations.

"*Law*" shall mean any applicable federal, state, municipal, local or foreign statute, law, ordinance, rule, regulation, order, judgment, writ, injunction or decree enacted, adopted, issued or promulgated by any Governmental Entity.

"*Leases*" shall have the meaning given such term in the definition of Assets in this Article I and shall also include those agreements granting or leasing KR the right to produce coalbed methane gas.

"*Losses*" shall have meaning given to such term as set forth in Section 8.1.

"*Lowest Cost Response*" shall mean the response required or allowed under Environmental Laws that addresses the condition present at the lowest cost (considered as a whole taking into consideration any material negative impact such response may have on the operations of the relevant assets and any potential material additional costs or liabilities that may likely arise a result of such response) as compared to any other response that is consistent with Environmental Laws.

"*MW*" means Parent and Buyer, collectively.

"*Material Adverse Effect*" shall mean, with respect to a specified Person, a material adverse effect on the business, operations, assets, or properties of such Person; provided, however,

that any changes in oil, gas or other hydrocarbon commodity prices or any event or condition impacting the economy in general (in each case) shall not be deemed a Material Adverse Effect.

"***Material Contracts***" shall have the meaning given such term in Section 5.10.

"***Membership Interests***" means the membership interests in KR and includes, without limitation, all voting, distribution and other rights of a member of KR.

"***Mineral Interests***" shall have the meaning given such term in the definition of Assets in this Article I.

"***Operating Agreement***" means the Operating Agreements attached as Exhibits D and E.

"***Organizational Documents***" means (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.

"***Parent Financial Statements***" shall have the meaning given such term in Section 6.9.

"***Parent SEC Documents***" shall have the meaning given such term in Section 6.9.

"***Parties***" means the parties to this Agreement, Parent, Buyer, KR, KRII, KRIII, and each of the Sellers, and each of them is a "***Party.***"

"***Permitted Encumbrances***" shall mean any or all of the following: (a) lessor's royalties, overriding royalties, division orders, reversionary interests and other similar burdens that do not operate to reduce the "net revenue interest" of KR in and to any Warranty Interest to less than the amount set forth in Exhibit A for such Warranty Interest or increase the "working interest" of KR in and to any Warranty Interest to greater than the amount set forth in Exhibit A for such Warranty Interest (without a corresponding increase in the "Net Revenue Interest" for such Warranty Interest); (b) easements, rights-of-way, servitudes, permits, surface leases, surface use restrictions and other surface uses and impediments on, over or in respect of any of the Assets, provided that they do not interfere materially with the ownership, operation, value, or use of the property affected; (c) rights reserved to or vested in any Governmental Entity, to control or regulate any of the Assets in any manner, and all applicable Laws, of any Governmental Entity; and (d) a lien that encumbers the oil and gas rights under any of the Leases if such lien was created by the lessor under the respective Lease and no action has been taken to foreclose on such lien or exercise collection rights by the lienholder.

"***Person***" shall mean a corporation, an association, a partnership, an organization, a business, an individual or a Governmental Entity.

"***PUHCA***" shall have meaning given such term in Section 5.24.

"***Purchase Price***" shall have the meaning given such term in Section 2.2(a).

"*Records*" shall include, with respect to KR, all lease files, land files, well files, gas and oil sales contract files, gas processing files, accounting records and information relating to the production from and expenses attributable to the Assets, abstracts, title opinions, well logs, cores, technical, operating and production data, and all other books, files and records, information, and data (including engineering, geophysical and geological data), and all rights thereto, of KR insofar as the same are related to any of the Assets, to the extent the transfer thereof is not prohibited by existing contractual obligations with Third Parties.

"*Regulatory Authorities*" shall have the meaning given such term in Section 6.8.

"*Regulatory Filings*" shall have the meaning given such term in Section 6.8.

"*Release*" shall mean depositing, disposing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating or dumping.

"*Securities Act*" shall have the meaning given such term in Section 6.8.

"*Seller Percentage*" shall mean, with respect to each Seller, the percentage set forth next to such Seller's name on the signature page hereto.

"*Sellers*" shall have the meaning given such terms in the recitals to this Agreement.

"*Subsidiaries*" shall mean, with respect to any Person, any corporation, partnership, limited liability company or other entity of which a majority of the shares of capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other similar managing body of such corporation, partnership, limited liability company or other entity are owned directly or indirectly by such Person.

"*Tax Return*" shall mean any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto.

"*Taxes*" shall mean any federal, state, local or foreign income, gross receipts, license, profits, franchise, withholding, payroll, employment, social security, disability, occupation, environmental, sales, use, transfer, registration, alternative and similar taxes and assessments, and ad valorem, property, production, excise, severance, windfall profit and similar taxes and assessments based upon or measured by the ownership of property or the production or removal of hydrocarbons or the receipt of proceeds therefrom, or other tax of any kind whatsoever, including any interest, penalties or additions thereto, whether disputed or not and including any obligations to indemnity or otherwise assume or succeed to the tax of any other Person.

"*Third Party*" shall mean any Person other than a party to this Agreement or an Affiliate of a party to this Agreement.

"*Title Defect*" shall mean any encumbrance, encroachment, irregularity, or defect in KR's title to the Assets that alone or in combination with other defects in title renders KR's title to the Assets or part thereof to be less than Defensible Title; provided that a Title Defect shall not be deemed to exist for the purposes of this Agreement unless the estimated cost to remedy such Title Defect exceeds One Thousand Dollars ($1,000.00).

"*Transaction Fees*" shall have the meaning given such term in Section 7.2.

"*Warranty Interest*" shall mean either a Lease or Mineral Interest described on Exhibit A.

ARTICLE II.
PURCHASE AND SALE

Section 2.1 Agreement to Sell and to Purchase.

(a) On April __, 2007 (the "*Closing Date*"), upon the terms and subject to the conditions contained herein, each Seller shall transfer, sell, assign and convey to Buyer, and Buyer shall purchase from such Seller, the Membership Interests held by such Seller.

(b) The execution of this Agreement and the closing of the sale and purchase under this Agreement ("*Closing*") shall take place at the offices of Haynes and Boone L.L.P., 1221 McKinney Street, Suite 2100, Houston, Texas 77010 at 10:00 a.m. Texas time on the Closing Date.

Section 2.2 Purchase Price.

(a) In consideration of the transfer to Buyer of the Membership Interests, MW shall pay to Sellers Three Million US Dollars (US$3,000,000.00), and shall issue to Sellers 5,000,000 of Parent's fully paid and non-assessable Common Shares, in the aggregate (the "*Purchase Price*").

(b) At Closing, MW shall pay (a) the cash portion of the Purchase Price to the Sellers in cash in immediately available funds by wire transfer (to accounts and in amounts as shall be directed in writing by KR, on behalf of Sellers prior to Closing), and (b) Parent shall deliver to each Seller certificates registered in the name of such Seller representing a number of fully paid and non-assessable Common Shares equal to 5,000,000 multiplied by each Seller's membership percentage interest in KR as set forth on Schedule 4.5, rounded off to the nearest whole share.

Section 2.3 Certain Transfers. Immediately prior to the Closing, the following transactions shall take place among Sellers, KR, KR II, and KR III, all of which are owned by each Seller in the same Seller Percentage:

(a) KR will convey a 37.5% working interest in the Leases and Mineral Interests insofar as they cover the KR Shallow Rights to KR II pursuant to the conveyance attached as Exhibit B-1;

(b) KR will convey a 62.5% working interest in the Leases and Mineral Interests insofar as they cover the KR Deep Rights to KR III pursuant to the conveyance attached as Exhibit B-2;

(c) Sellers will convey to KR, KRII, and KRIII all of Sellers' right title and interest in and to approximately 1,200 acres of leases located in western Butler and eastern Muhlenberg counties of Kentucky currently held by Western Reserves, LLC, an entity owned by Sellers. These leases will be subject to a 1/32 of 8/8 overriding royalty interest owned in equal shares by

Nils P. Johnson, Jr. and John Byrnes. Conveyances will be made so that rights in such leases will be held as follows: KR: 62.5% of Shallow Rights and 37.5% of Deep Rights; KRII 37.5% of Shallow Rights; KRIII 62.5% of Deep Rights.

Section 2.4 **Work Program.** MW shall undertake a US$15,000,000 (fifteen million U.S. Dollars) work program (the "***Work Program***") on the Leases for the purpose of determining the most effective way of extracting heavy oil/bitumen from the KR Shallow Rights. Until the completion of this Work Program, KR II shall bear no expenses in the development of the KR Shallow Rights on the Leases. The Work Program shall consist of such field testing and evaluation as the drilling, logging and coring of wells, formation and fluid testing, the construction of heavy oil production pilot projects such as steam, water flooding, solvent injection, electrode heating, or the like. Selection of means and methods of implementing the Work Program shall be at the discretion of Buyer. Costs advanced by MW for additional leasing in the Area of Mutual Interest, defined below, delay rentals, landman services, seismic work, laying of pipelines, or other costs reasonably connected with the Work Program shall be credited against the $15,000.000, obligation. The Work Program shall be completed within thirty (30) months of the Closing Date. Should MW fail to spend the full $15,000,000 during the 30-month period following the execution of this Agreement, MW shall remit thirty-seven and one-half percent (37.5%) of the unexpended portion of the $15,000.000 to KR II within 60 days following the close of the 30 month period, and such payment shall fulfill MW's obligations for the Work Program.

Section 2.5 **Preferential Right to Purchase.** Should KR II or any successor owner of rights in the Shallow Rights or Deep Rights within the AMI desire to sell all or any part of its interests under this Agreement or its rights and interests in the Shallow Rights within the AMI, it shall promptly give written notice to KR, with full information concerning its proposed disposition, including the name and address of the prospective transferee (who must be ready, willing and able to purchase), the purchase price, a legal description sufficient to identify the property and interest to be sold and all other terms of the offer. KR can then within twenty (20) days purchase for the stated consideration on the same terms and conditions the interest that is subject to the offer.

Section 2.6 **Rights to Geologic Database and Technology Developed.** Buyer and Sellers shall have equal rights to the Kentucky geologic database developed by Questa Engineering. They shall also have equal rights to any geologic data or research completed to date by John Byrnes, Sellers' geologist. KR II and KR III shall have royalty-free rights to use on the AMI any processes, patents, etc. developed by KR, Parent, Buyer or any of their Affiliates to the extent they relate directly to the Leases or property jointly owned by KR, Parent, Buyer or any of their Affiliates with KR II and KR III. Appropriate licenses will be granted to effectuate these rights, but KR II and KR III shall acquire no ownership in such intellectual property by virtue of this Agreement or the referenced licenses.

Section 2.7 **Tag Along.** In the event KR, KRII or KRIII (herein called a "***Selling Party***") desires to sell or transfer to a third party (excluding any sale or other transfer to an Affiliate of such Selling Party), all or a portion of the Selling Party's interest in any part of the AMI co-owned with any of the other three of them (herein called a "***Third Party Transfer***"), the Selling Party shall provide written notice to the co-owner(s) (herein called a "***Non-Selling Party***") of the terms and conditions of such proposed Third Party Transfer before entering into any binding agreement

for the sale of such interests. A Non-Selling Party shall notify the Selling Party, in writing, within ten (10) days of receipt of such notice whether the Non-Selling Party desires to sell a proportionate part of its interest in the co-owned property to such third party or parties upon such terms and conditions. The failure of a Non-Selling Party to timely deliver notice hereunder shall be deemed a waiver by such Party of its right to sell as provided in this paragraph. If a Non-Selling Party timely notifies the Selling Party that the Non-Selling Party desires to sell a proportionate part of its interest in such property to such third party or parties upon such terms and conditions, the Selling Party and the Non-Selling Party shall jointly negotiate one agreement, on their joint behalf, as sellers. No Party shall have any fiduciary obligations or liabilities to another Party in connection with such negotiation or sale. However, the Selling Party shall be obligated to disclose to the Non-Selling Party all of the terms and conditions of the negotiated purchase and sale agreement and, if any of the Non-Selling Party's interests are included, to proportionately obtain the same price and other terms for both Parties' respective interests.

ARTICLE III.
DISCLAIMERS

MW acknowledges and agrees that, except as otherwise expressly set forth in Article IV or V of this Agreement, none of Sellers nor any Affiliate of any Seller makes any representation or warranty, express, statutory, implied or otherwise with respect to any matters whatsoever, including without limitation, the Assets or the Membership Interests. Each Seller, for itself and its Affiliates, hereby expressly disclaims any and all representations and warranties associated with the Assets and the Membership Interests, express, statutory, implied or otherwise, including any representation or warranty regarding: (a) the state of repair of the Assets, (b) merchantability or conformity to models, (c) fitness for a particular purpose, and (d) production rates, recompletion opportunities, decline rates or the quality, quantity or volume of the reserves of hydrocarbons, if any, attributable to the Assets.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES AS TO SELLERS

Each Seller hereby represents and warrants to MW, as to itself only, as follows:

Section 4.1 **Organization.** If such Seller is not an individual, such Seller is an entity duly organized or formed, validly existing and in good standing under the Laws of the State of its organization or formation, with full power to carry on its business as it is conducted and to own, lease and operate its assets.

Section 4.2 **Authorization; Enforceability.** Such Seller has the legal capacity to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the performance of such Seller's obligations hereunder have been duly and validly authorized by such Seller. This Agreement and all other agreements and instruments to be executed by such Seller in connection herewith have been duly executed and delivered by Seller, and constitute legal, valid and binding obligations of such Seller, enforceable against such Seller, in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally or by the principles governing the availability of equitable remedies.

Section 4.3 **Conflicts.** Such Seller's execution, delivery, and performance of this Agreement and the transactions contemplated hereby will not and do not (with or without notice or lapse of time): (a) violate or conflict with any provision of such Seller's or KR's Organizational Documents (if any); (b) result in the breach of any term or condition of, or constitute a default or cause the acceleration of any obligation under any agreement or instrument to which such Seller or KR is a party or by which it is bound; (c) violate or conflict with any applicable Law, or (d) result in the creation or imposition of any lien or security interest on any of the Assets.

Section 4.4 **Bankruptcy.** There are no bankruptcy, reorganization, or arrangement proceedings pending, being contemplated by, or threatened against, such Seller.

Section 4.5 **Title to Membership Interests.**

(a) Such Seller owns beneficially and of record, the Membership Interests set forth opposite such Seller's name in Schedule 4.5 and such Membership Interests will be transferred to Buyer free and clear of all Encumbrances. Except as provided in the KR Agreement, none of the Membership Interests held by such Seller is subject to any restriction with respect to its transferability (other than restrictions on transfer under applicable federal and state securities Laws). Such Seller has consented to the sale by each other Seller of such other Seller's interests in KR, waived any right of first offer with respect to such sale, and consents to the admission of Buyer or it's permitted assigns as a member of KR.

(b) Except as provided in the KR Agreement, there are no outstanding or authorized options, warrants, subscriptions, calls, puts, preemptive rights, subscription rights, "phantom" stock, rights of first refusal, conversion or other rights, contracts, agreements, commitments or understandings of any kind respecting KR held by such Seller or obligating such Seller to sell, purchase or return any ownership interest in KR or any other securities convertible into, exchangeable for or evidencing the right to subscribe for any ownership interest in KR.

Section 4.6 **Foreign Person.** Such Seller is not a "foreign person" within the meaning of Section 1445(b)(2) of the Code.

Section 4.7 **Independent Investigation.** Such Seller is acquiring the Common Shares for its own account and with the intention of holding the Common Shares solely for investment. Such Seller acknowledges that the Common Shares have not been, and will not be, registered under the Securities Act of 1933, or any state securities Laws. Such Seller is able to bear the risk of an investment in the Common Shares, including risks associated with holding the Common Shares for an extended period of time. No such Seller has an intention as of the date hereof of selling the Common Shares in a public distribution in violation of federal securities Laws or any applicable state securities Laws. Such Seller has had the opportunity to ask questions of MW and its employees regarding the acquisition of Common Shares and an investment in Parent, and has received satisfactory answers to such questions.

Section 4.8 **Sophistication.** Such Seller is sophisticated in the evaluation, purchase, and ownership of securities for investment. In making its decision to enter into this Agreement and to consummate the transactions contemplated herein, such Seller (a) has relied or shall rely on its own independent investigation and evaluation of the Common Shares and the Parent and (b) has

satisfied or shall satisfy itself as to the investment in the Common Shares. Such Seller is an "accredited investor" as defined in Regulation D under the Securities Act. Such Seller is a resident of the state listed under such Seller's name on the signature pages hereof.

ARTICLE V. REPRESENTATIONS AND WARRANTIES AS TO KR, KR II, KR III AND THE ASSETS

Sellers and KR hereby represent and warrant to MW as follows; provided that the Sellers' aggregate liability and responsibility for such representations is to be borne by each of the Sellers severally in the percentage of the respective Seller's Membership Interest, and not jointly and severally:

Section 5.1 **Organizational Matters; Enforceability.**

(a) KR is a limited liability company, duly formed and validly existing and in good standing under the Laws of the State of Ohio, with full power to carry on its business as it is conducted, and to own, lease and operate its assets. KR is duly authorized to do business in such other jurisdictions in which KR is required to be so authorized. The Organizational Documents and all amendments thereto of KR have made available to MW for review and are accurate and complete.

(b) Each of KR II and KR III is a limited liability company, duly organized, validly existing and in good standing under the Laws of the State of Ohio, with full power to carry on its business as it is conducted, and to own, lease or operate its assets.

(c) Each of KR, KR II, and KR III has the power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements and the performance by KR, KR II, and KR III of their respective obligations hereunder and thereunder have been duly and validly authorized by KR, KR II, and KR III. This Agreement, the Ancillary Agreements and all other agreements and instruments to be executed by KR, KR II, and KR III in connection herewith and therewith have been duly executed and delivered by them and constitute their legal, valid and binding obligations, enforceable against them in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Law affecting creditors' rights generally or by the principles governing availability of equitable remedies.

Section 5.2 **Capitalization.** All of the Membership Interests are owned by the Sellers. Except as provided in the KR Agreement, there are no outstanding or authorized options, warrants, subscriptions, calls, puts, conversion or other rights, contracts, agreements, commitments or understandings of any kind respecting the Membership Interests or obligating a Seller to sell, purchase or return any of the Membership Interests or any other securities convertible into, exchangeable for or evidencing the right to subscribe for the Membership Interests or any other ownership interest in KR.

Section 5.3 **Conflicts.** The execution, delivery, and performance of this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby by Sellers, KR, KR

II, and KR III will not and do not (with or without notice or lapse of time): (a) violate or conflict with any provision of any of the Organizational Documents of such Person; (b) result in the breach of any term or condition of, or constitute a default or cause the acceleration of any obligation under any agreement or instrument to which such Person is a party or by which any of its assets, including the Assets is bound, (c) violate or conflict with any applicable Law, and (d) result in the creation or imposition of any lien or security interest on any of the Assets.

Section 5.4 **Bankruptcy.** There are no bankruptcy, reorganization, or arrangement proceedings pending, being contemplated by, or threatened against KR, KR II, and KR III.

Section 5.5 **Subsidiaries of KR.** KR has no Subsidiaries and has no direct or indirect equity interest in any Person.

Section 5.6 **Compliance with Laws.** Each of KR, KR II, and KR III and its use and occupancy of its Assets are in compliance in all material respects with all Laws to which such entity or its business, operations, Assets or properties is subject. Since December 31, 2005, none of KR, KR II, and KR III has received any written notice or claim that such entity is not in compliance with any applicable Law to which such entity or its business, operations, Assets or properties is subject. This Section 5.6 does not cover or include any matters with respect to Environmental Laws, such matters being addressed exclusively in Section 5.17.

Section 5.7 **Litigation.** As of the date hereof, there is no suit, action, investigation or other proceeding pending, at law or in equity, or to Sellers' Knowledge, threatened, by or before any Governmental Entity, against KR, KR II, and KR III or any of their Assets seeking equitable relief or monetary damages in excess of $10,000. Neither KR, KR II, nor KR III nor any of their current or former officers, managers, employees, agents or representatives, has been notified in writing by any Governmental Entity that he/she/it is currently the subject of an investigation by any Governmental Entity. None of KR, KR II or KR III is a party to any outstanding judgment, writ, decree, injunction or order of any Governmental Entity. As of the date hereof, there are no suits, actions, proceedings (at law or in equity) or investigations pending or, to the Knowledge of the Sellers, threatened, by or before any Governmental Entity seeking to, or that would reasonably be expected to, prevent, hinder, modify, delay or challenge the transactions contemplated by this Agreement. There is no pending suit, action or other proceeding (at law or in equity) by or before any Governmental Entity that has been brought by KR against any Person.

Section 5.8 **Taxes**KR has filed all Tax Returns that it was required to file under applicable Laws and all such Tax Returns have been prepared in substantial compliance with all applicable Laws. All Taxes due and owing by KR (whether or not shown on any Tax Return) have been paid. KR currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where KR does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of KR.

(b) KR has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, member, or other third party.

(c) No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to KR. KR has not received from any foreign, federal, state, or local taxing authority (including jurisdictions where KR has not filed Tax Returns) any (i) written notice indicating an intent to open an audit or other review, (ii) written request for information related to Tax matters, or (iii) written notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against KR, in any case that is currently outstanding. KR has made available to Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by KR filed or received since December 31, 2005.

(d) KR has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e) KR is not a party to or bound by any Tax allocation or sharing agreement. KR (i) has not been a member of an affiliated group filing a consolidated federal income Tax Return or (ii) does not have any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(f) The unpaid Taxes of KR (i) did not, as of December 31, 2006, exceed the reserve for liability for Taxes (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the [Interim Financial Statements] (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of KR in filing their Tax Returns. Since the date of the Interim Financial Statements, KR has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, except the ordinary course of business consistent with past custom and practice.

(g) KR will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; or (ii) "closing agreement" as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date.

(h) KR has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.

Section 5.9 **Financial Statements.** Sellers have delivered to Buyer an unaudited balance sheet of KR as at December 31, 2006, and the related unaudited statements of income, change in owners' equity and cash flow for the year ended December 31, 2006 and for the period from the inception of KR to December 31, 2006 (the "***Interim Financial Statements***"), including in each case the notes thereto. The Interim Financial Statements and notes (a) fairly present the financial condition and the results of operations, changes in owners' equity, and cash flow of KR as at the respective dates of and for the periods referred to in such Interim Financial Statements, and (b)

have been prepared in accordance with GAAP consistently applied in accordance with past periods. Sellers warrant that except for normal or recurring liabilities incurred since the balance sheet date shown on the Interim Financial Statements in the ordinary course of business consistent with past practices no transactions have taken place within KR from the date of the Interim Financial Statements until the Closing Date.

Section 5.10 Contracts and Leases.

(a) Excluding any (i) Leases, (ii) Mineral Interests and (iii) joint operating agreements, Schedule 5.10(a) sets forth all contracts of the type described below to which KR is a party or the Assets are bound (collectively, all of such contracts, the "***Material Contracts***"):

(i) any contract or permit that can reasonably be expected to result in aggregate payments by KR of more than Ten Thousand Dollars ($10,000.00) during the current or any subsequent fiscal year;

(ii) any contract that can reasonably be expected to result in aggregate revenues to KR of more than Ten Thousand Dollars ($10,000.00) during the current or any subsequent fiscal year;

(iii) any indenture, mortgage, loan, note, credit or similar contract to which KR is bound or to which any of the Assets is subject (whether KR is the borrower, lender or guarantor) and all related security agreements or similar agreements associated therewith;

(iv) any contract that constitutes a lease under which KR is the lessor or the lessee of real or personal property which lease (A) cannot be terminated by KR without penalty upon sixty (60) days or less notice and (B) involves an annual base rental of more than Five Thousand Dollars ($5,000.00);

(v) any contract pending for the acquisition or disposition, directly or indirectly (by merger or otherwise), of the Assets with a value in excess of Five Thousand Dollars ($5,000.00) (other than inventory or sales of hydrocarbons);

(vi) any non-competition agreement or other similar agreement that limits or will limit KR, Buyer or any of its Subsidiaries from engaging in the business of KR after Closing;

(vii) any employment or severance agreement;

(viii) except for any Employee Plan, any contract or agreement between KR, on the one hand, and any Seller, any Affiliate of any Seller, or any officer, director or manager of KR, Seller or any Affiliate of Seller, on the other hand: and

(ix) any contract granting any power of attorney with respect to the affairs of KR other than the KR agreement.

(b) KR is not and, to Sellers' Knowledge, no other party, is in breach or default under any Material Contract. No Third Party has given KR or any Seller written notice of any action to terminate, cancel, rescind, or procure a judicial reformation of any Material Contract.

Section 5.11 __Payables.__ For revenues which are being suspended in accordance with applicable Law, as of the date hereof, all oil and gas production proceeds due by KR to others from the Assets, including, without limitation, all royalties, overriding royalties and net profits interests, have been paid in compliance with all of the terms and conditions of the applicable Leases and other applicable instruments.

Section 5.12 __No Suspense.__ To Sellers' Knowledge, proceeds from the sale of all oil, condensate and gas produced from the Assets are being received by KR and are not being held in suspense by a Third Party for any reason.

Section 5.13 __Imbalances.__ There exists no imbalance regarding production taken or marketed from any Lease, nor any unsettled pipeline imbalance, which could result in (a) a portion of KR's interest in production therefrom (in the case of any Lease) to be taken or delivered after the Closing Date without KR receiving payment therefor and at the price it would have received absent such imbalance; (b) KR being obligated to make payment to any Person as a result of such imbalance; or (c) production being shut-in or curtailed after the Closing Date due to non-compliance with allowables, production quotas, proration rules, or similar orders or regulations of Governmental Entities; and KR will not be obligated, by virtue of any prepayment arrangement, take-or-pay agreement, or similar arrangement, to deliver hydrocarbons produced from the Assets at some future time without then receiving full payment therefor.

Section 5.14 __Transfer Restrictions.__ Except as set forth in the KR Agreement, there are no preferential rights of purchase, consents to assign in favor of Third Parties, approvals of Governmental Entities or other restrictions on the transfer of the Membership Interests contemplated by this Agreement.

Section 5.15 __AFEs.__ There are no outstanding authorities for expenditures with respect to the Assets as of the date hereof that are in excess of Five Thousand Dollars ($5,000.00).

Section 5.16 __Absence of Certain Changes and Events.__ Since the date of the Interim Financial Statements KR has not:

(a) amended its Organizational Documents;

(b) increased any bonuses, salaries, or other compensation to any member, director, manager, officer, or employee or entered into any employment, severance, or similar contract with any director, officer, or employee;

(c) except for amendments and modifications that are not material or required under applicable Law, adopted, amended, modified or terminated any bonus, profit-sharing, incentive, severance or other plan, contract or commitment for the benefit of any of the directors, officers and employees of KR, or taken any such action with respect to any other Employee Plan;

(d) cancelled, compromised, waived or released any claims or rights with a value in excess of Five Thousand Dollars ($5,000.00);

(e) made any change in the accounting methods or principles;

(f) borrowed or agreed to borrow any funds or issued any note, bond or other debt security, or incurred or guaranteed any indebtedness for borrowed money or capitalized lease obligation;

(g) merged or consolidated with any other Person;

(h) made any loan to, or entered into any other agreement with, any of the directors, officers or employees;

(i) made any other material change in employment terms for any of its members, directors, managers, officers or employees;

(j) paid any dividends or made any distributions in respect of the Membership Interests;

(k) transferred, sold, mortgaged, pledged or disposed of any material Asset other than the sale of hydrocarbons in the ordinary course of business and the transfers contemplated by Section 2.3 hereof; or

(l) entered into any agreement, whether oral or written, to do any of the foregoing.

Section 5.17 Environmental.

(a) To the Knowledge of the Sellers, the Assets and KR are free of any Environmental Defects, except as would not reasonably be expect to have a Material Adverse Effect on KR or the Assets.

(b) With respect to the Assets, KR has not entered into, or is subject to, any agreements, consents, orders, decrees, judgments or other directives of Governmental Entities in existence at this time based on any Environmental Laws.

(c) KR has not received written notice from any Person of, and no investigation or written claim is pending regarding, any Release, disposal, event, condition, circumstance, activity, practice or incident concerning KR, the Assets, KR's current or prior operations or any land, facility, asset or property currently or formerly owned or leased by KR and alleging either (i) a violation of Environmental Law, including common law, or (ii) obligations, including remediation or other liabilities under Environmental Law, except, in the case of either clause (i) or (ii) hereof, as would not reasonably be expected to have a Material Adverse Effect on KR or the Assets.

(d) There has been no Release on or from the Assets or on or from any property currently or, to Sellers' Knowledge, formerly owned, or operated by KR of any Hazardous Materials in any substantial amount or concentration that is reasonably likely to give rise to a substantial remediation obligation

(e) To Sellers' Knowledge, KR or an operator of the Assets, holds those licenses, permits, or other authorizations necessary under Environmental Laws to carry on operations connected with the Assets to the extent of and as currently conducted, except where the failure to obtain such licenses, permits, or other authorizations could not reasonably be expect to have a Material Adverse Effect on KR or the Assets.

Section 5.18 **Licenses.** To Sellers' Knowledge, KR or an operator of the Assets, holds those licenses, permits, or other authorizations necessary to carry on operations connected with the Assets as currently conducted, except where the failure to obtain such licenses, permits, or other authorizations could not reasonably be expect to have a Material Adverse Effect on KR or the Assets.

Section 5.19 **Brokers' Fees.** KR has not incurred and will not incur any liability, contingent or otherwise, for brokers' or finders' fees in respect of transactions contemplated hereby. No Seller or any Affiliate of any Seller has incurred or will incur any liability, contingent or otherwise, for brokers' or finders' fees in respect of the transactions contemplated hereby.

Section 5.20 **Bank Accounts.** Sellers have provided Buyer with a schedule that sets forth (a) the name of each financial institution in which KR has deposit or checking accounts or safe deposit boxes and (b) the types of those arrangements and accounts, including, as applicable, names in which accounts or boxes are held, the account or box numbers and the name of each Person authorized to draw thereon or have access thereto.

Section 5.21 **Title to Assets.** KR's respective title to the Assets are free of any Title Defects.

Section 5.22 **Employment Matters.** KR is in material compliance with all Laws relating to the employment of labor, including all such Laws, relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health, workers' compensation and the collection and payment of withholding or Social Security taxes and similar taxes. KR is not a party to any labor or collective bargaining agreement respecting its employees. No labor organization or group of employees has made a pending demand for recognition, there are no representation proceedings pending with a labor relations tribunal and there is no actual or threatened organizing activity respecting the employees of KR. There are no strikes, work stoppages, slow-downs, lockouts or other labor disputes respecting KR's employees. There are no complaints, charges, claims or grievances, pending or threatened, arising out of the employment relationships respecting the employees of KR. Sellers have provided to Buyer a complete and accurate list of the following information for each employee of KR (including each such employee on leave of absence or layoff status) as of December 31, 2006: name; job title; current compensation; accrued vacation and sick days; and service credited for benefit purposes and severance obligations. No bonuses or other amounts shall be payable to employees of KR in connection with the Closing.

Section 5.23 **Benefit Matters.** KR does not sponsor or participate in any Employee Plans.

Section 5.24 **PUHCA and Investment Company Act.** KR is not (a) a "holding company," or a "subsidiary company" of a "holding company" that is subject to the registration requirements of the Public Utility Holding Company Act of 1935, as amended ("***PUHCA***") or an affiliate of such a "holding company" or of a "subsidiary company" of such a "holding company" or a "public

utility" within the meaning of PUHCA, (b) a "natural gas company" under the Natural Gas Act, as amended, or (c) a public utility or public service company (or similar designation) whose rates are established through cost of service rate regulation under the laws of any state in the United States or by any foreign country. KR is not an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

Section 5.25 **Insurance.** Schedule 5.25 lists each material insurance policy of KR currently in effect. Sellers have made available to Buyer true, complete and correct copies of each such policy or the binder therefor. With respect to each such insurance policy or binder neither KR nor, to Sellers' Knowledge, any other party to the policy is in breach or default thereunder (including with respect to the payment of premiums or the giving of notices), and to Sellers' Knowledge there does not exist any occurrence or any event which (with notice or the lapse of time or both) would constitute such a breach or default or permit termination, modification or acceleration under the policy, except (in each case) for such breaches, defaults, terminations, modifications, or accelerations which, individually or in the aggregate, would not result in a Material Adverse Effect on KR or the Assets. To Sellers' Knowledge, the insurance policies listed in Schedule 5.25 include all policies which are required by applicable Law or agreement to be carried by KR in connection with the operation of its businesses as currently operated.

Section 5.26 **Undisclosed Liabilities.** Except (a) as disclosed in the Interim Financial Statements, (b) for normal or recurring liabilities incurred since the balance sheet date shown on the Interim Financials, in the ordinary course of business consistent with past practices and (c) as set forth in Schedule 5.26, KR does not have any liabilities, either accrued, contingent or otherwise, and whether due or to become due, which individually or in the aggregate exceed Ten Thousand Dollars ($10,000.00).

Section 5.27 **Royalties and Rentals.** Except for revenues which are being suspended in accordance with applicable Law, all royalties, excess royalties, overriding royalty interests, net profit interests, production payments, and other interests burdening production from or attributable to the Assets have been properly and timely paid. Since January 1, 2005, KR has paid all delay rentals due by KR under any Lease.

ARTICLE VI.
REPRESENTATIONS AND WARRANTIES OF MW

Parent hereby represents and warrants to Sellers as follows:

Section 6.1 **Organization and Capitalization.** Parent is a corporation, duly formed and validly existing under the Laws of British Columbia, Canada, with full power to carry on its business as it is conducted and to own, lease, and operate its assets. The number of outstanding Common Shares does not exceed Ninety-Five Million (95,000,000) shares and the total number of Common Shares that would be outstanding if all options, convertible and exchangeable securities of Parent were exercised or converted as of the Closing Date does not exceed One Hundred Fifty Million (150,000,000).

Section 6.2 **Authorization; Enforceability.** Parent and Buyer each have the corporate power to enter into this Agreement and the Ancillary Agreements and to consummate the transactions

contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements and the performance of Parent and Buyer's obligations hereunder and thereunder have been duly and validly authorized and approved by Parent and Buyer, and no other corporate action is required on the part of Parent or Buyer. This Agreement, the Ancillary Agreements and all other agreements and instruments to be executed by Parent and Buyer in connection herewith have been duly executed and delivered by Parent and Buyer, and constitute legal, valid and binding obligations of Parent and Buyer, enforceable against them, in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally or by the principles governing the availability of equitable remedies.

Section 6.3 **Conflicts.** Parent and Buyer's execution, delivery, and performance of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby will not and do not (with or without notice or lapse of time): (a) violate or conflict with any provision of Parent or Buyer's governing documents; (b) result in the breach of any term or condition of, or constitute a default or cause the acceleration of any obligation under any agreement or instrument to which Parent or Buyer is a party or by which it is bound; (c) violate or conflict with any applicable Law, or (d) result in the creation or imposition of any lien or security interest on any of the its assets, except in the case of clause (b), (c) and (d) above, where such breaches, violations, or conflicts would not have a Material Adverse Effect on the Parent or Buyer or the transactions contemplated hereby.

Section 6.4 **Bankruptcy.** There are no bankruptcy, reorganization, or arrangement proceedings pending, being contemplated by, or threatened against Parent or Buyer.

Section 6.5 **Brokers' Fees.** Neither Parent or Buyer nor any Affiliate of either of them has incurred or will incur any liability, contingent or otherwise, for brokers' or finders' fees in respect of the transactions contemplated hereby.

Section 6.6 **Investment Intent.** Buyer is acquiring the Membership Interests for its own account and with the intention of holding the Membership Interests solely for investment. Parent and Buyer acknowledge that the Membership Interests have not been, and will not be, registered under the Securities Act of 1933, or any state securities Laws. Buyer is able to bear the risk of an investment in the Membership Interests, including risks associated with holding the Membership Interests for an extended period of time. Buyer has no intention as of the date hereof of selling the Membership Interests in a public distribution in violation of federal securities Laws or any applicable state securities Laws.

Section 6.7 **Independent Investigation.** Parent and Buyer are sophisticated in the evaluation, purchase, ownership and operation of oil and gas properties and related facilities. In making its decision to enter into this Agreement and to consummate the transactions contemplated herein, subject to the express representations of Sellers set forth in Articles IV and V, Parent and Buyer (a) have relied or shall rely on its own independent investigation and evaluation of the Assets and (b) has satisfied or shall satisfy itself as to the environmental and physical condition of and contractual arrangements affecting KR and the Assets. No investigation or evaluation by Parent or Buyer shall diminish or render ineffective any representation or warranty made by Sellers in Articles IV or V.

Section 6.8 **Canadian Regulatory Filings.** Since January 1, 2007, Parent has filed all reports, schedules, forms, statements and other documents required to be filed by it with the applicable regulatory authorities under Canadian law ("***Regulatory Authorities***") pursuant to the reporting requirements of the securities laws of Canada (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the "***Regulatory Filings***"). Parent has delivered to the Sellers or their representatives true and complete copies of any Regulatory Filings that were not filed electronically via SEDAR. As of their respective dates, the Regulatory Filings complied in all material respects with the requirements of the Securities Laws applicable to the Regulatory Filings, and none of the Regulatory Filings, at the time they were filed with the Regulatory Authorities, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of Parent included in the Regulatory Filings complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Regulatory Authorities with respect thereto. Such financial statements have been prepared in accordance with Canadian generally accepted accounting principles, consistently applied, during the periods involved (except (x) as may be otherwise indicated in such financial statements or the notes thereto, or (y) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of Parent as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Parent (A) is a reporting issuer in the Canadian provinces of British Columbia and Alberta ("***Canadian Jurisdictions***") and not in default of applicable Canadian Securities Laws; (B) has a current Annual Information Form and is eligible under National Instrument 44-101 to file a short form prospectus with Canadian securities regulatory authorities of the Canadian Jurisdictions; and (C) meets the general eligibility requirements for use of Form F-10 under the Securities Act of 1933 as amended (the "***Securities Act***").

Section 6.9 **US Regulatory Filings.** Since January 1, 2007, Parent has timely filed with the Securities and Exchange Commission of the United States (the "***Commission***") all forms, registration statements, reports, schedules and statements required to be filed by it under the Securities Exchange Act of 1934, as amended (the "***Exchange Act***") or the Securities Act of 1933 as amended (all such documents filed on or prior to the date of this Agreement, collectively, the "***Parent SEC Documents***"). The Parent SEC Documents, including any audited or unaudited financial statements and any notes thereto or schedules included therein (the "***Parent Financial Statements***"), at the time filed (in the case of registration statements, solely on the dates of effectiveness) (except to the extent corrected by a subsequently filed Parent SEC Document filed prior to the date of this Agreement) (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, (iii) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, (iv) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in

the case of unaudited statements, as permitted by Form 10-Q of the Commission) and (v) fairly present (subject in the case of unaudited statements to normal, recurring and year-end audit adjustments) in all material respects the consolidated financial position and status of the business of Parent as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended. Morgan & Company Chartered Accountants, P.O. Box 10007 Pacific Centre, Suite 1488 - 700 West Georgia Street, Vancouver, B.C. Canada V7Y-1A1, is an independent registered public accounting firm with respect to Parent and has not resigned or been dismissed as independent registered public accountants of Parent as a result of or in connection with any disagreement with Parent on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures.

Section 6.10 __Litigation.__ As of the date hereof, there is no suit, action, investigation or other proceeding pending, at law or in equity, or to Parent or Buyer's Knowledge, threatened, by or before any Governmental Entity, against Parent or Buyer or any of their Assets seeking equitable relief or monetary damages in excess of $10,000. Neither Parent nor Buyer nor any of their current or former officers, managers, employees, agents or representatives, has been notified in writing by any Governmental Entity that he/she/it is currently the subject of an investigation by any Governmental Entity. Buyer is not a party to any outstanding judgment, writ, decree, injunction or order of any Governmental Entity. As of the date hereof, there are no suits, actions, proceedings (at law or in equity) or investigations pending or, to the Knowledge of Parent or Buyer, threatened, by or before any Governmental Entity seeking to, or that would reasonably be expected to, prevent, hinder, modify, delay or challenge the transactions contemplated by this Agreement. There is no pending suit, action or other proceeding (at law or in equity) by or before any Governmental Entity that has been brought by Parent or Buyer against any Person.

Section 6.11 __Capital Raising.__ In February 2007 Parent completed a capital raising for gross cash proceeds in excess of Twenty Five Million US Dollars (US $25,000,000) in exchange for Common Shares.

ARTICLE VII.
ADDITIONAL AGREEMENTS

Section 7.1 __No Public Announcement.__ None of MW, Sellers or any of their respective Affiliates shall, without reasonable prior consultation with the other parties, make any press release or other public announcement concerning the transactions contemplated by this Agreement; provided, however, that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement (including communications or disclosures to lenders or rating agencies or in connection with the receipt of any consents or contractual notices) or to comply with applicable accounting, tax and disclosure obligations of any Governmental Entity.

Section 7.2 __Expenses.__ Except as otherwise provided in this Agreement, the Parties shall pay their respective costs and expenses incident to the negotiation and preparation of this Agreement and their respective performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including fees, expenses and disbursements of counsel, investment bankers and independent public accountants (collectively, "*Transaction*

Fees"). Sellers agree that the Transaction Fees incurred by KR, KR II and KR III shall be borne and paid by each Seller in proportion to its respective Seller Percentage.

Section 7.3 **Tax Matters.** Without the prior written consent of Buyer, KR shall not make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to KR, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to KR, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of KR for any period ending after the Closing Date or decreasing any Tax attribute of KR existing on the Closing Date.

Section 7.4 **Notification of Breaches of Representations.** Buyer shall give Sellers written notice promptly upon obtaining knowledge of any breach by any Seller of any of the representations or warranties made by such Seller under this Agreement.

Section 7.5 **Closing Deliveries.**

(a) At Closing, each Seller shall deliver to Buyer:

(i) the Assignment of the Membership Interests in the form of Exhibit E executed and dated the Closing Date;

(ii) resignations from all managers of KR and such other officers or employees as Buyer requests in writing; and

(iii) such other documents as are reasonably appropriate to effect the transactions contemplated by this Agreement.

(b) At Closing, MW shall deliver to each Seller:

(i) the cash portion of the Purchase Price payable to the Seller; and

(ii) certificates representing the Common Shares registered in the name of the Seller for the number of Common Shares to which such Seller is entitled.

(c) Each Party which is a party to an Ancillary Agreement shall deliver to the other parties to such Ancillary Agreement a counterpart of the Ancillary Agreement, duly executed and dated the Closing Date.

Section 7.6 **Sellers' Access to Records.** Buyer shall cause KR for a period of seven (7) years following Closing, to (i) retain the Records, and (ii) provide Sellers, their respective Affiliates, and its and their partners, directors, officers, employees and representatives with access to the Records (to the extent that Sellers have not retained the original or a copy) during normal business hours for review and copying at such Person's expense in connection with Tax matters.

Section 7.7 Registration of the Common Shares. Parent shall file with the Commission as soon as is commercially reasonable after the Closing Date but not later than 120 days after the Closing Date, and thereafter use its reasonable commercial efforts to cause to be declared effective, a registration statement (on Form F-1, Form S-1, Form SB-2 or such other form that it is eligible to use) in order to register the Common Shares for resale and distribution under the Securities Act.

Section 7.8 Assistance with Audit. The Sellers agree to deliver to Buyer within thirty (30) days of the Closing Date an unaudited balance sheet of KR as at the Closing Date, and the related unaudited statements of income, change in owners' equity and cash flow for the period from the inception of KR to the Closing Date (the "***Final Financial Statements***"), including in each case the notes thereto. The Final Financial Statements and notes are to (a) fairly present the financial condition and the results of operations, changes in owners equity, and cash flow of KR as at the respective dates of and for the periods referred to in such Final Financial Statements, and (b) have been prepared in accordance with GAAP consistently applied in accordance with past periods. The Sellers warrant that the underlying books and records exist to allow MW to complete an audit of KR's Interim Financial Statements as well as the Final Financial Statements. Sellers agree to cooperate and provide assistance to KR and Buyer so that an audit of the Interim Financial Statements and Final Financial Statements can be completed within ninety (90) days after Closing. All costs of auditors, accountants and other third party charges related to the activity under this Section 7.8 incurred after the Closing Date shall be borne by Buyer.

ARTICLE VIII.
INDEMNIFICATION

Section 8.1 Indemnification by MW. Effective upon the Closing, MW hereby releases, indemnifies, defends and holds harmless Sellers, their officers, directors, partners, employees, agents and representatives and any and all of Sellers' Affiliates and partners and their respective Affiliates, officers, directors, partners, employees, agents and representatives (collectively, the "***Seller Group***") from and against any and all claims, liabilities, suits, controversies, actual losses, costs and expenses incurred (including, without limitation, claims for personal injury or death or property damage and including all court costs and reasonable attorneys' fees) (collectively, "***Losses***"), subject to the limitations set forth in Section 10.14, resulting directly from any of the following: (a) any breach of any representation or warranty made by MW in Article VI and (b) any breach of any covenants made by Parent or Buyer set forth in this Agreement.

Section 8.2 Indemnification by Sellers. Effective upon Closing, each Seller, indemnifies, defends and holds harmless Parent and Buyer, their officers, directors, partners, employees, agents and representatives and any and all of Parent's and Buyer's Affiliates and partners and their respective Affiliates, officers, directors, partners, employees, agents and representatives (collectively, the "***Buyer Group***") from and against any and all Losses, subject to the limitations set forth in Section 10.14, resulting directly from any of the following: (a) any breach of any representation or warranty made by such Seller in Article IV or Article V, subject to the several nature of the representations contained in Article V, and (b) any breach of any covenant made by such Seller set forth in this Agreement.

Section 8.3 Indemnification Procedure.

(a) If a claim is asserted against a Person (an "*Indemnity Claim*") for which a party may have an obligation of indemnity under this Article VIII or elsewhere under this Agreement (such party, the "*Indemnitor*"), the Person entitled to such indemnity (the "*Indemnitee*") shall give the Indemnitor written notice of the underlying claim setting forth the particulars associated with the underlying claim (including a copy of the written underlying claim, if any) as then known by the Indemnitee ("*Indemnity Claim Notice*"). The Indemnitee shall, to the extent practicable, give an Indemnity Claim Notice within such time as will allow the Indemnitor a reasonable period in which to evaluate and timely respond to the underlying claim; provided, however, that failure to do so shall not affect an Indemnitee's rights hereunder except for, and only to the extent of, any incremental increase in the cost of the Indemnity Claim resulting from the failure to give notice.

(b) Upon receipt of an Indemnity Claim Notice involving a claim by a Third Party (a "*Third Party Claim*") for which an Indemnitor believes it may have an obligation of indemnity under this Agreement, the Indemnitor shall, if it so elects in accordance with this Section 8.3 (without prejudice to its right to contest its obligation of indemnity under this Agreement), assume the defense of the Third Party Claim with counsel selected by the Indemnitor, and the Indemnitee shall cooperate in all reasonable respects; provided, however, that the Indemnitor will not have the authority to subject the Indemnitee to any obligation whatsoever, other than the performance of purely ministerial tasks or obligations not involving material expense. If any Third Party Claim involves a fact pattern wherein each party may have an obligation to indemnify the other Party, each party may assume the defense of and hire counsel for that portion of the Third Party Claim for which it may have an obligation of indemnity. In all instances, the Indemnitee may employ separate counsel and participate in the defense of any Third Party Claim; provided, however, if the Indemnitor has assumed the defense of a Third Party Claim pursuant to this Section 8.3 and has agreed to indemnify the Indemnitee, the fees and expenses of counsel employed by the Indemnitee shall be borne solely by the Indemnitee. If the Indemnitor elects by written notice to undertake the defense of the Third Party Claim within thirty (30) days after receipt of the Indemnity Claim Notice, then (i) the Indemnitor shall defend the Indemnitee against such Third Party Claim, (ii) the Indemnitor shall pay any judgment entered or settlement with respect to such Third Party Claim, (iii) the Indemnitor shall not consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim that (A) does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnitee from all liability with respect to such Third Party Claim, and (B) would restrict such Indemnitee's ability to conduct its business in the ordinary course, and (iv) the Indemnitee shall not consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim without the Indemnitor's prior written consent. If the Indemnitor has not elected to undertake the defense of a Third Party Claim, or if the Indemnitor assumes the defense of a Third Party Claim pursuant to this Section 8.3 but fails to diligently defend against the Third Party Claim within thirty (30) days following any written notice from such Indemnitee asserting such failure, then the Indemnitee shall have the right to defend, at the sole cost and expense of the Indemnitor (to the extent the Indemnitee is entitled to indemnification hereunder), the Third Party Claim by all appropriate proceedings. In such instances, the Indemnitee shall have full control of such defense and proceedings; provided that the Indemnitee shall not settle such Third Party Claim without the written consent of the Indemnitor; provided further, however, that if the Indemnitor fails to notify the Indemnitee in writing as to whether or not it consents to such settlement within thirty (30) days following its receipt of notice of such settlement from the Indemnitee, then such consent shall be deemed given. The Indemnitor may participate in, but not control, any defense or settlement controlled by an

Indemnitee pursuant to this provision of Section 8.3, and the Indemnitor shall bear its own costs and expenses with respect to such participation. Notwithstanding the other provisions of this Section 8.3, if the Indemnitor disputes its potential liability to the Indemnitee under this Section 8.3 and if such dispute is resolved in favor of the Indemnitor, the Indemnitor shall not be required to bear the costs and expenses of the Indemnitee's defense pursuant to this Section 8.3 The party controlling the defense of the proceedings agrees to afford the other relevant party and its counsel the opportunity to be present at conferences with all Persons, including Governmental Entities, asserting any Indemnity Claim or conferences with representatives of or counsel for such Persons. The Indemnitor shall pay to the Indemnitee in immediately available funds any amounts to which the Indemnitee is entitled under this Article VIII as agreed to by the parties or as decided by arbitration pursuant to Section 10.8, such payment to be made within fifteen (15) days after any such amounts are determined in accordance with this Agreement.

Section 8.4 Exclusive Remedy.

(a) The express indemnities set forth in Article VIII and elsewhere in this Agreement shall be the exclusive remedies for the Parties for the breach of any representation, warranty or covenant set forth in this Agreement and for any claim arising out of, resulting from or related to the transactions contemplated hereby, and each Party hereby releases, waives and discharges, and covenants not to sue (and shall cause its Affiliates to release, waive, discharge and covenant not to sue) with respect to, any cause of action not expressly provided for in this Agreement, including claims under state or federal securities Laws and claims available at common Law, in equity or by statute.

(b) Sellers agree that Parent and Buyer shall have right to enforce specific performance of Sellers' obligations to close at Closing (provided that Parent and Buyer waive any breach by Sellers of any representations, warranties or covenants made by Sellers that would otherwise be a condition to such Closing).

Section 8.5 Express Negligence. Without limiting or enlarging the scope of the indemnification and release set forth in this Agreement, to the fullest extent permitted by Law, such provisions shall be applicable regardless of whether the liabilities, Losses, costs, expenses and damages in question arise out of or result from the sole, active, passive, concurrent or comparative negligence, strict liability (statutory or otherwise) or other fault or violation of any Law of or by any Indemnitee or indemnified or released Person.

ARTICLE IX.
NATURE OF STATEMENTS AND SURVIVAL OF COVENANTS, REPRESENTATIONS, WARRANTIES AND AGREEMENTS

Section 9.1 Survival of Representations and Warranties. Except as set forth below, the representations and warranties of the Parties contained herein shall survive the Closing (for purposes of being true and correct as of the Closing) for a period of three years. The representations and warranties contained in Article IV, Sections 5.1(c), 5.2, 5.4, 5.5, 5.14, 5.19, 6.1, 6.2, 6.4, 6.5, 6.6, and 6.7 shall survive the Closing (for purposes of being true and correct as of the Closing), without any contractual limitation of survival.

Section 9.2 **Survival of Covenants.** The covenants and agreements of the Parties contained in this Agreement that are to be performed at or prior to the Closing shall survive Closing for (a) the time period(s) set forth in the respective Sections contained in this Agreement, or (b) if no time period is specified, for a period of six (6) months following the Closing. The post-closing covenants and agreements of the Parties contained in this Agreement that are to be performed following the Closing shall survive Closing for (a) the time period(s) set forth in the respective Sections contained in this Agreement, or (b) if no time period is specified, without any contractual limitation on the period of survival.

Section 9.3 **Expiration of Survival Period.** No Party may bring a claim for indemnification pursuant to Article VIII hereof to the extent notice of such claim is received after the expiration of the survival periods set forth above with respect to the subject matter of such claim.

ARTICLE X.
MISCELLANEOUS

Section 10.1 **Notices.** All notices, requests, consents, directions and other instruments and communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered (a) in person, (b) by courier, (c) by overnight delivery service with proof of delivery, (d) by prepaid registered or certified first-class mail, return receipt requested, in each such case addressed to the respective party at the address set forth below, or (e) if sent by facsimile or other similar form of communication (with receipt confirmed) to the respective party at the facsimile number set forth below:

If to Sellers:

To the address set forth under such Seller's name on the signature page hereof.

If to KR, KR II or KR III, to:

Nils P. Johnson, Jr.
12 W. Main Street
Canfield, Ohio 44406

With a copy to:

Silver, Freedman & Taff, L.L.P.
1700 Wisconsin Ave. NW
Washington, DC 20007
Attention: Barry P. Taff
Direct Dial: (202) 295-4503
Facsimile: (202) 337-5502

Or if after April 6, 2007:
3299 K Street NW
Washington, DC 20007

If to Parent, to:

MegaWest Energy Corp.
815 – 8th Avenue S.W,
Suite 1000
Calgary, AB T2P 3P2
Canada
Attention: George Stapleton
Telephone: (403) 984-6342
Facsimile: (403) 984-6343

If to Buyer, to:

MegaWest Energy (USA) Corp.
815 – 8th Avenue S.W,
Suite 1000
Calgary, AB T2P 3P2
Canada
Attention: George Stapleton
Telephone: (403) 984-6342
Facsimile: (403) 984-6343

With a copy to:

Haynes and Boone, L.L.P.
1221 McKinney Street, Suite 2100
Houston, Texas 77010
Attention: Guy Young
Facsimile: (713) 236-5699
Confirm: (713) 547-2081

or to such other address or facsimile number and to the attention of such other Person as either party may designate by written notice. Any notice mailed shall be deemed to have been given and received on the third Business Day following the day of mailing.

Section 10.2 Assignment and Successors. Except as specifically contemplated by this Agreement, no party hereto shall assign this Agreement or any part hereof without the prior written consent of the other party. This Agreement shall inure to the benefit of, be binding upon and be enforceable by the parties hereto and their respective successors and permitted assigns; provided, however, that Buyer shall be permitted at any time prior to the Closing to assign its rights and obligations under this Agreement, in whole or in part, to any Subsidiary of Buyer; provided further that no such assignment shall relieve Buyer from any obligation under this Agreement.

Section 10.3 Entire Agreement; Amendment. This Agreement, the Exhibits hereto, and the Schedules hereto constitute the entire agreement and understanding between the parties relating to the subject matter hereof and thereof and supersede all prior representations, endorsements, premises, agreements, memoranda communications, negotiations, discussions, understandings and arrangements, whether oral, written or inferred, between the Parties relating to the subject matter hereof. This Agreement (or any provision hereof) may not be modified, amended, rescinded, canceled, altered or supplemented, in whole or in part, except upon the execution and delivery of a written instrument executed by a duly authorized representative of Buyer and each Seller.

Section 10.4 Governing Law. This Agreement shall be governed by, construed and interpreted in accordance with the internal laws of the State of Texas, without regard to choice of law rules.

Section 10.5 Waiver. The waiver of any breach of any term or condition of this Agreement shall not be deemed to constitute the waiver of any other breach of the same or any other term or condition.

Section 10.6 Severability. Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.7 No Third Party Beneficiaries. Nothing in this Agreement shall entitle any Person other than Parties to any claims, remedy or right of any kind. Any Indemnitee that is not a party to this Agreement shall be indemnified and held harmless under the terms of this Agreement only to the extent that a party hereto expressly elects to exercise such right of indemnity and hold harmless on behalf of such third party Indemnitee pursuant to Article VIII; and no party shall have any direct liability or obligation to any Person who is not a party to this Agreement or be liable to any such Person for any election or non-election or any act or failure to act under or in regard to any term of this Agreement. Any claim for indemnity or hold harmless hereunder on behalf of an Indemnitee must be made and administered by a party to this Agreement.

Section 10.8 Arbitration. Any controversy, dispute, or claim arising out of, in connection with, or in relation to, the interpretation, performance or breach of this Agreement or any Ancillary

Agreement, including, without limitation, the validity, scope, and enforceability of this Section 10.8, will be solely and finally settled by binding arbitration, without right of appeal. Arbitration will be conducted before a single arbitrator in Houston, Texas by and in accordance with the then existing rules for commercial arbitration of the American Arbitration Association, or any successor organization and in accordance with the Federal Arbitration Act, 9 U.S.C. § 1 et. seq. Judgment upon any award rendered by the arbitrator may be entered by the state or federal court having jurisdiction thereof. Any of the parties may demand arbitration by written notice to the other and to the American Arbitration Association ("***Demand for Arbitration***"). Any Demand for Arbitration pursuant to this Section 10.8 shall be made within one hundred eighty (180) days from the date that the dispute upon which the demand is based arose or the other parties shall have the option to have such dispute adjudicated in a federal court of competent jurisdiction in Texas. The parties intend that this agreement to arbitrate be valid, enforceable and irrevocable.

Section 10.9 **Counterparts.** This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 10.10 **Headings.** The headings of the Articles and Sections of this Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions hereof or affect in any way the meaning or interpretation of this Agreement.

Section 10.11 **Negotiated Transaction.** The provisions of this Agreement were negotiated by the parties hereto, and this Agreement shall be deemed to have been drafted by all of the parties hereto.

Section 10.12 **Specific Performance.** Each Seller acknowledges and agrees that Parent and Buyer would be damaged irreparably in the event any of the provisions of this Agreement are not performed by Sellers in accordance with their specific terms or otherwise are breached. Accordingly, each Seller agrees that Parent and Buyer shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity. Each Seller waives any requirement Parent and Buyer post bond or other indemnity in connection with the seeking or award of any such injunction or specific performance.

Section 10.13 **Spousal Consent.** Each spouse of a Seller has executed this Agreement to evidence such spouse's consent to the terms hereof, and agreement to be bound by the terms of this Agreement, with respect to a community property interest or similar interest of such spouse.

Section 10.14 **Limitation on Damages.** For the breach or non-performance by any Party of any representation, warranty, covenant, or agreement contained in this Agreement, the liability of the obligor shall be limited to direct actual damages only, except to the extent that the obligee is entitled to specific performance or injunctive relief. **AS BETWEEN THE PARTIES, NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NO PARTY SHALL BE LIABLE TO ANY OTHER PARTY AS THE RESULT OF A**

BREACH OR A VIOLATION OF ANY REPRESENTATION, WARRANTY, COVENANT, AGREEMENT, OR CONDITION CONTAINED IN THIS AGREEMENT FOR SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY, OR INDIRECT DAMAGES, LOST PROFITS, OR OTHER BUSINESS INTERRUPTION DAMAGES, IN TORT, IN CONTRACT, UNDER ANY INDEMNITY PROVISION, ARISING BY OPERATION OF LAW (INCLUDING, WITHOUT LIMITATION, STRICT LIABILITY), OR OTHERWISE. WITH RESPECT TO CLAIMS BY THIRD PERSONS, A PARTY MAY RECOVER FROM THE OTHER PARTY ALL COSTS, EXPENSES, OR DAMAGES (INCLUDING, WITHOUT LIMITATION, SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY, OR INDIRECT DAMAGES), LOST PROFITS, AND OTHER BUSINESS INTERRUPTION DAMAGES IN ADDITION TO ACTUAL DIRECT DAMAGES PAID OR OWED TO ANY SUCH THIRD PERSON IN SETTLEMENT OR SATISFACTION OF CLAIMS AS TO WHICH THE RELEVANT PARTY IS ENTITLED TO INDEMNIFICATION HEREUNDER.

[Signature Pages Follow.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

BUYER:

MEGAWEST ENERGY (USA) CORP.

By: [signature]
Name: GEORGE T. STAPLETON II
Title: PRESIDENT & CEO

PARENT:

MEGAWEST ENERGY CORP.

By: [signature]
Name: GEORGE T. STAPLETON II
Title: PRESIDENT & CEO

SELLERS:

____
NILS P. JOHNSON, JR. (40.00%)
Address for notice: ______________
____
State of residence: ______________
Spouse: ______________________

____
ERIC C. JOHNSON (10.00%)
Address for notice: ______________
____
State of residence: ______________
Spouse: ______________________

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

BUYER:

MEGAWEST ENERGY (USA) CORP.

By:____________________
Name: ____________________
Title: ____________________

PARENT:

MEGAWEST ENERGY CORP.

By:____________________
Name: ____________________
Title: ____________________

SELLERS:

____
NILS P. JOHNSON, JR. (40.00%)
Address for notice: 12 W MAIN ST
Canfield OH 44406
State of residence: New Hampshire
Spouse: Kathleen G. Johnson

____
ERIC C. JOHNSON (10.00%)
Address for notice: 12 W Main ST.
Canfield OH 44406
State of residence: ~~New~~ Ohio
Spouse: Mary T. Johnson

John Byrnes

JOHN BYRNES (5.00%)
Address for notice: 3346 Timrod Rd
Bethune
State of residence: SC 29009
Spouse: Sylvia W. Byrnes

BASS ENERGY, INC. (5.00%)
By: ____________________
President
Address for notice: ____________________

State of Incorporation: ____________________

ROBERT DICKEY (5.00%)
Address for notice: ____________________

State of residence: ____________________
Spouse: ____________________

JAMES FLEISCHER (10.00%)
Address for notice: ____________________

State of residence: ____________________
Spouse: ____________________

NILS PETER JOHNSON IRREVOCABLE TRUST NO.1, BY ITS TRUSTEE, NILS P. JOHNSON, JR. (5.00%)
Address for notice: ____________________

State of residence: ____________________

JOHN BYRNES (5.00%)
Address for notice: ______________

State of residence: ______________
Spouse: ______________

BASS ENERGY, INC. (5.00%)
By: ______________, Pres.
President
Address for notice: 130 MERZ BLVD.
FAIRLAWN, OH 44333
State of Incorporation: NEVADA

ROBERT DICKEY (5.00%)
Address for notice: ______________

State of residence: ______________
Spouse: ______________

JAMES FLEISCHER (10.00%)
Address for notice: ______________

State of residence: ______________
Spouse: ______________

NILS PETER JOHNSON IRREVOCABLE
TRUST NO.1, BY ITS TRUSTEE,
NILS P. JOHNSON, JR. (5.00%)
Address for notice: 12 W MAIN ST
Canfield OH 44406
State of residence: New Hampshire

Signature page to Membership Interest Purchase Agreement

JOHN BYRNES (5.00%)
Address for notice: ________________

State of residence: ________________
Spouse: ________________

BASS ENERGY, INC. (5.00%)
By: ________________
President
Address for notice: ________________

State of Incorporation: ________________

ROBERT DICKEY (5.00%)
Address for notice: PO Box 127
Negley
State of residence: OHIO 44441
Spouse: Nancy R. Dickey

JAMES FLEISCHER (10.00%)
Address for notice: ________________

State of residence: ________________
Spouse: ________________

NILS PETER JOHNSON IRREVOCABLE TRUST NO.1, BY ITS TRUSTEE, NILS P. JOHNSON, JR. (5.00%)
Address for notice: ________________

State of residence: ________________

____
JOHN BYRNES (5.00%)
Address for notice: __________________
____
State of residence: __________________
Spouse: __________________________

____
BASS ENERGY, INC. (5.00%)
By: ____________________________
President
Address for notice: __________________
____
State of Incorporation: _______________

____
ROBERT DICKEY (5.00%)
Address for notice: __________________
____
State of residence: __________________
Spouse: __________________________

James Fl[signature]
JAMES FLEISCHER (10.00%)
Address for notice: 5419 MOORLAND LANE
BETHESDA, MD 20814
State of residence: MARYLAND
Spouse: Sarah B. Fleischer

____
NILS PETER JOHNSON IRREVOCABLE
TRUST NO.1, BY ITS TRUSTEE,
NILS P. JOHNSON, JR. (5.00%)
Address for notice: __________________
____
State of residence: __________________

JOHN BYRNES (5.00%)
Address for notice: ____________________

____
State of residence: ____________________
Spouse: ____________________

____
BASS ENERGY, INC. (5.00%)
By: ____________________
President
Address for notice: ____________________

____
State of Incorporation: ____________________

____
ROBERT DICKEY (5.00%)
Address for notice: ____________________

____
State of residence: ____________________
Spouse: ____________________

____
JAMES FLEISCHER (10.00%)
Address for notice: ____________________

____
State of residence: ____________________
Spouse: ____________________

____
NILS PETER JOHNSON IRREVOCABLE TRUST NO.1, BY ITS TRUSTEE, NILS P. JOHNSON, JR. (5.00%)
Address for notice: 12 W MAIN ST
Canfield OH 44406
State of residence: New Hampshire

Signature page to Membership Interest Purchase Agreement

MOLLY K. JOHNSON IRREVOCABLE
TRUST NO. 1, BY ITS TRUSTEE,
NILS P. JOHNSON, JR. (5.00%)
Address for notice: 12 W MAIN ST
Canfield OH 44406
State of residence: New Hampshire

KRISTEN A. JOHNSON IRREVOCABLE
TRUST NO. 1, BY ITS TRUSTEE,
NILS P. JOHNSON, JR. (5.00%)
Address for notice: 12 W Main ST
Canfield OH 44406
State of residence: New Hampshire

ERIN K. JOHNSON IRREVOCABLE
TRUST NO. 1, BY ITS TRUSTEE,
NILS P. JOHNSON, JR. (5.00%)
Address for notice: 12 W Main ST.
Canfield OH 44406
State of residence: New Hampshire

THOMAS C. JOHNSON IRREVOCABLE
TRUST NO. 1, BY ITS TRUSTEE,
NILS P. JOHNSON, JR. (5.00%)
Address for notice: 12 W Main ST.
Canfield OH 44406
State of residence: New Hampshire

KENTUCKY RESERVES, LLC

By: ______________________
Name: Nils P Johnson Jr
Title: Managing Member

KENTUCKY RESERVES II, LLC

By: ______________________
Name: Nils P Johnson Jr
Title: Managing Member

KENTUCKY RESERVES III, LLC

By: ______________________
Name: Nils P Johnson Jr
Title: Managing Member

H:\207\KY OIL\Brockton Purchase Agreement 6.doc

Exhibit "A" to Acquisition Agreement Between Kentucky Reserves, LLC and MegaWest Energy Corp.

Lessor	Lessee	Book/Page	Gross Acreage	Net Acreage Where Different From Gross	Lease Date
Adams, James Andrew & Sherry A.	Kentucky Reserves, LLC	58/5	73.53		1/19/2006
Alexander, Alonzo Jr.	Kentucky Reserves, LLC	57/494	48.63		8/27/2005
Barks, Iris Gail	Kentucky Reserves, LLC	57/496	167.42		8/20/2005
Barrow, William & Cynthia	Kentucky Reserves, LLC	57/539	180.70		7/5/2005
Belcher, James Robert Sr. & Carol	Kentucky Reserves, LLC	57-/601	149.00		12/9/2005
Blanton, Jackie & Barbara	Kentucky Reserves, LLC	58/102	125.00		4/13/2006
Bradshaw, Joseph & Louetta Et. Al	Kentucky Reserves, LLC	57/510	90	60.00	5/9/2005
Bratcher, Artie & Jo Karen	Kentucky Reserves, LLC	57/474	183.00		2/17/2005
Brown, Ronnie V. & Betty	Kentucky Reserves, LLC	57/605	109.48		12/10/2005
Bryant, Lloyd & Terry	Kentucky Reserves, LLC	57/472	350.00		3/22/2005
Chapman, JH & Sidney	Kentucky Reserves, LLC	58/104	225.00		3/21/2006
Childress, Charles	Kentucky Reserves, LLC	57/545	33.00		4/28/2005
Childress, Charles C.	Kentucky Reserves, LLC	57/557	180.00		4/5/2005
Childress, Charles C.	Kentucky Reserves, LLC	58/72	52.57		2/18/2006
Clark, Lula Marie	Kentucky Reserves, LLC	57/537	155.43		6/25/2005
Counts, Gary A. & Vickie L.	Kentucky Reserves, LLC	57/553	235.00		4/13/2005
Cox, Johny & Alisha	Kentucky Reserves, LLC	57/504	75.65		8/29/2005
Cox, Robert A. & Susan	Kentucky Reserves, LLC	57/525	75.28		5/9/2005
Curtis, Doris L. Et. Al.	Kentucky Reserves, LLC	57/671	135.00	33.75	12/22/2005
Dobbs, William G. & Phyllis W.	Kentucky Reserves, LLC	57/663	285.00		1/10/2006
Drake, Gregory & Rita	Kentucky Reserves, LLC	57/611	1,165.00		10/5/2005
Elms, Shelby & Regina	Kentucky Reserves, LLC	58/80	40.00		2/24/2006
Embry, Terry & Sandra	Kentucky Reserves, LLC	57/567	95.00		5/20/2005
Embry, Terry & Sandra	Kentucky Reserves, LLC	57/565	169.46	84.73	5/20/2005
Farris, Edward Arrue & Rebecca	Kentucky Reserves, LLC	58/429	17.00	8.50	1/15/2006
Farris, Daniel Wayne Et. Al	Kentucky Reserves, LLC	58/433	17.00	8.50	1/15/2006
Farris, James & Betty Sue Young	Kentucky Reserves, LLC	58/431	184.00		1/15/2006
Farris, James & Betty Sue Young	Kentucky Reserves, LLC	935/76	7.00		1/15/2006
Fields, Robert & Ruth	Kentucky Reserves, LLC	57/468	1,814.00		11/4/2005
Flener, Irene	Kentucky Reserves, LLC	57/516	143.00		8/12/2005
Gabbard, Ola Et. Al.	Kentucky Reserves, LLC	57/476	383		2/19/2005
Gidcum, Richard & Paulette	Kentucky Reserves, LLC	57/520	665.38		7/26/2005

Exhibit "A" to Acquisition Agreement Between Kentucky Reserves, LLC and MegaWest Energy Corp.

Lessor	Lessee	Book/Page	Gross Acreage	Net Acreage Where Different From Gross	Lease Date
Gidcumb, Derek & Davina	Kentucky Reserves, LLC	57/486	32.12		11/1/2005
Givens, Dale & Lorrie	Kentucky Reserves, LLC	57/551	354.22		4/5/2005
Givens, Douglas & Sue	Kentucky Reserves, LLC	57/555	473.48		4/8/2005
Givens, Ronald & Eva	Kentucky Reserves, LLC	57/480	32.22		9/26/2005
Grubb, Angela	Western Reserves, LLC	59/90	68.70	34.35	6/22/2006
Grubb, Angela A.	Kentucky Reserves, LLC	57/478	20.00		9/26/2005
Grubb, Randall & Elaine	Western Reserves, LLC	59/88	68.70	34.35	6/22/2006
Hatcher, Dudley Wayne	Kentucky Reserves, LLC	58/78	840.00	820.00	12/10/2005
Hatcher, Kendall & Jerelene	Kentucky Reserves, LLC	57/597	192.00		6/18/2005
Hatcher, Kevin	Kentucky Reserves, LLC	57/535	38.17		8/4/2005
Henderson, Norman T. & Sharon Et. Al.	Kentucky Reserves, LLC	57/490	125		8/4/2005
Henderson, Robbie & Cheryl	Kentucky Reserves, LLC	58/64	100.00		4/12/2006
Hunt, Carlos & Anna Bell	Kentucky Reserves, LLC	58/74	301.50		3/29/2005
Ingram, Dennis & Diane	Kentucky Reserves, LLC	58/3	220.00		8/23/2005
Lee, David M. & Nancy E.	Kentucky Reserves, LLC	57/665	135.00	33.75	12/22/2005
Lee, Joseph H. & Deborah	Kentucky Reserves, LLC	57/667	135.00	33.75	12/22/2005
Lee, Robert T. & JoAnn	Kentucky Reserves, LLC	57/669	135.00	33.75	12/22/2005
Lee, Doyle	Kentucky Reserves, LLC	57/498	90.00		4/28/2005
Martin, Christopher & Talia	Kentucky Reserves, LLC	57/484	197.63		5/1/2005
Martin, Christopher & Talia Et. Al.	Kentucky Reserves, LLC	57/527	70		5/6/2005
Martin, Ronald & Peggy	Kentucky Reserves, LLC	57/541	112.00		2/20/2006
Martin, Ronald & Peggy	Kentucky Reserves, LLC	58/68	54.50		5/20/2005
Martinez, Ann	Kentucky Reserves, LLC	58/62	60.00		3/3/2006
Mayhugh, Steve Et. Al	Kentucky Reserves, LLC	57/563	169.46	84.73	5/20/2005
McCoy, Helen & William	Kentucky Reserves, LLC	57/543	50.00		6/25/2005
McCoy, Jo Ann	Kentucky Reserves, LLC	57/488	80.00		10/4/2005
McCoy, Jo Ann	Kentucky Reserves, LLC	57/514	306.02		7/12/2005
McCoy, William & Juanita	Kentucky Reserves, LLC	58/367	208.00		7/21/2006
McKinney, Floyd W. & Hazel S. (Irrev. Trust)	Kentucky Reserves, LLC	57/549	298.00		3/29/2005
McKinney, Floyd W. & Hazel S. (Irrev. Trust)	Kentucky Reserves, LLC	58/304	1.00		6/8/2006
McKinney, Steven W. & Christal	Kentucky Reserves, LLC	57/561	115.00		3/28/2005
McKinney, Steven W. & Christal	Kentucky Reserves, LLC	58/302	1.00		6/8/2006

Exhibit "A" to Acquisition Agreement Between Kentucky Reserves, LLC and MegaWest Energy Corp.

Lessor	Lessee	Book/Page	Gross Acreage	Net Acreage Where Different From Gross	Lease Date
McKinny, Randy & Doloris	Kentucky Reserves, LLC	58/70	12.50		8/6/2005
Moore, Sam & Helen	Kentucky Reserves, LLC	58/7	3,474.00	3,118.00	11/29/2005
Moore, Wanda	Kentucky Reserves, LLC	57/482	76.31		9/19/2005
Pendley, Alan	Kentucky Reserves, LLC	58/107	30.41		4/26/2006
Pendley, Glen & Peggie	Kentucky Reserves, LLC	57/559	62.20		3/31/2005
Phelps, Henry & Betty	Kentucky Reserves, LLC	57/599	45.00		12/17/2005
Proctor, Derek C. & Rachel	Kentucky Reserves, LLC	57/500	75.00	37.50	8/30/2006
Proctor, Lonnie S. & Dana	Kentucky Reserves, LLC	57/502	75.00	37.50	
Renfrow, Ruby	Kentucky Reserves, LLC	57/603	258.00		12/10/2005
Roberts, Daniel	Kentucky Reserves, LLC	57/518	64.48		8/4/2005
Skipper, Beulah	Western Reserves, LLC	59/86	124.00		7/6/2006
Speaks, James & White, Dwight & Brenda	Kentucky Reserves, LLC	57/573	463.78	231.89	9/24/2005
Stahl, Andy (Stahl Farms)	Kentucky Reserves, LLC	58/76	654.50		10/27/2005
Stepp, Jerry & Michelle	Kentucky Reserves, LLC	58/66	120.00		4/3/2006
Stewart, Dennis & Janice	Kentucky Reserves, LLC	57/506	32.00		9/24/2005
Stewart, Janice F.	Kentucky Reserves, LLC	57/533	178.00		10/27/2005
Strader, Jimmy & Laquita	Kentucky Reserves, LLC	57/512	90.00	30.00	
Stuckwisch, Charles D. & Patricia L.	Kentucky Reserves, LLC	58/1	215.00		1/13/2006
Sweatt, William H. & Loretta	Kentucky Reserves, LLC	57/531	101.09		10/7/2005
Tarrence, Brian Curtis	Kentucky Reserves, LLC	57/569	87.10		5/23/2005
Tarrence, Kevin & Judith	Kentucky Reserves, LLC	57/470	124.00		5/23/2005
Warren, Mabel	Kentucky Reserves, LLC	57/547	200.00		4/7/2005
White, Bruce & Brenda	Kentucky Reserves, LLC	58/100	256.00		3/3/2006
TOTALS			19,530.62	18,097.57	

Exhibit "A" to Acquisition Agreement Between Kentucky Reserves, LLC and MegaWest Energy Corp.

Lessor	Lessee	Book/Page	Gross Acreage	Net Acreage Where Different From Gross	Lease Date
Alford, Marcus & Cindy	Kentucky Reserves, LLC	917/437	175.00		6/9/2005
Beals, David & Glenda	Kentucky Reserves, LLC	917/421	148.00		5/18/2005
Clark, Jason & Amanda	Kentucky Reserves, LLC	917/467	192.00		2/7/2005
Clark, Jason, Amanda & Leon	Kentucky Reserves, LLC	917/471	129.00		2/7/2005
Clark, Jemmie	Kentucky Reserves, LLC	917/469	170.00		2/7/2005
Davenport, James & Linda	Kentucky Reserves, LLC	917/443	105.00		8/5/2005
Elkin, Gwendolyn	Kentucky Reserves, LLC	917/473	154.00		2/10/2005
Fishburn, Dewayne & Vicki	Kentucky Reserves, LLC	935/80	145.00		7/25/2006
Goolesby, Ted & Sharon	Kentucky Reserves, LLC	917/435	115.00		4/18/2005
Grimes, Martin & Shawnae	Kentucky Reserves, LLC	917/445	177.00		8/12/2005
Harrod, Gina Lynn Et. Al.	Kentucky Reserves, LLC	917/415	93.00		2/16/2005
Hudnal Farms	Kentucky Reserves, LLC	917/429	217.00		4/26/2005
Hudnal, Jerry & Sue	Kentucky Reserves, LLC	917/419	219.00		6/9/2005
Hudnal, Jerry & Sue	Kentucky Reserves, LLC	917/447	456.00		8/13/2005
Hudnall, Gale & Geraline	Kentucky Reserves, LLC	917/417	142.00		5/17/2005
Lost Creek Ventures	Kentucky Reserves, LLC	917/452	259.00		10/5/2005
Miller, H. L.& Patsy	Kentucky Reserves, LLC	917/433	218.00		4/20/2005
Mracek, Tim E. & Barbara L.	Kentucky Reserves, LLC	917/475	120.00		3/13/2005
Rone, Larry K. & Fara	Kentucky Reserves, LLC	917/405	165.00		3/18/2005
Simpson, Jimmie R.	Kentucky Reserves, LLC	917/439	60.00		6/14/2005
Simpson, L.H.	Kentucky Reserves, LLC	917/409	412.00	206.00	5/11/2005
Upton, Ewell	Kentucky Reserves, LLC	917/407	55.00		3/1/2005
Upton, Ewell	Kentucky Reserves, LLC	918/470	50.00		4/21/2005
Upton, Ewell	Kentucky Reserves, LLC	918/472	105.00		4/21/2005
White Moore, Imogene	Kentucky Reserves, LLC	917/461	240.00		4/30/2005
White, Bobby & Sarah	Kentucky Reserves, LLC	919/238	30.00		12/10/2005
White, Dalton & Betty Ann	Kentucky Reserves, LLC	917/431	200.00		4/18/2005
White, Dennis	Kentucky Reserves, LLC	917/465	280.00		3/27/2005
White, Dennis	Kentucky Reserves, LLC	934/171	250.00		7/20/2006
White, Dennis	Kentucky Reserves, LLC	935/78	184.00		8/17/2006

Exhibit "A" to Acquisition Agreement Between Kentucky Reserves, LLC and MegaWest Energy Corp.

Lessor	Lessee	Book/Page	Gross Acreage	Net Acreage Where Different From Gross	Lease Date
White, Dennis	Kentucky Reserves, LLC	917/425	246.00		6/15/2005
White, L.M. & Kathleen	Kentucky Reserves, LLC	917/463	263.00		4/1/2005
White, Lloyd & Carla	Kentucky Reserves, LLC	917/449	275.00		8/24/2005
White, Lonnie & Debbie	Kentucky Reserves, LLC	917441	300.00		6/22/2005
Willis, Joe & Theresa	Kentucky Reserves, LLC	917/423	250.00		6/21/2005
Willis, Joe L. & Theresa	Kentucky Reserves, LLC	917/411	120.00		3/8/2005
Willis, Kenneth & Carline	Kentucky Reserves, LLC	917/413	120.00		3/22/2005
Young, Billy R.	Kentucky Reserves, LLC	917/459	151.00		4/6/2005
Young, James B. & Lauren	Kentucky Reserves, LLC	917/455	125.00		4/6/2005
Young, Stephen M.	Kentucky Reserves, LLC	917/457	294.00		4/6/2005
Young, Weldon & Connie	Kentucky Reserves, LLC	917/427	240.00		2/7/2005
TOTALS			**7,649.00**	**7,443.00**	

Exhibit "A" to Acquisition Agreement Between Kentucky Reserves, LLC and MegaWest Energy Corp.

Lessor	Lessee	Book/Page	Gross Acreage	Net Acreage Where Different From Gross	Lease Date
Cooke, Larry F.	Western Reserves, LLC	LS94/369	187.00		6/8/2006
Cooke, Timothy & Kelly	Western Reserves, LLC	LS94/336	207.73		9/27/2006
Cokke, Timothy & Kelly & Cooke, Larry I	Western Reserves, LLC	LS94/339	272.42	109.3	9/27/2006
Cooke, Larry F.	Western Reserves, LLC	LS94/342	466.50	429.5	9/27/2006
TOTALS			**1,133.65**	**933.53**	
TOTALS ALL LEASES			**28,873.27**	**27,008.73**	
			252.68	252.68	
			29,125.95	27,261.41	

SCHEDULE "B"
AREA OF MUTUAL INTEREST AGREEMENT

This AREA OF MUTUAL INTEREST AGREEMENT ("*Agreement*") is executed this 2nd day of April, 2007, and is among MegaWest Energy (USA) Corp., a Nevada corporation ("*Buyer*"), Kentucky Reserves, LLC, an Ohio limited liability company ("*KR*"), Kentucky Reserves II, LLC, an Ohio limited liability company ("*KR II*"), Kentucky Reserves III, LLC, an Ohio limited liability company ("*KR III*"), and all of the owners of membership interests in KR (individually, a "*Seller*", and collectively, the "*Sellers*").

RECITALS

WHEREAS, pursuant to the Membership Interest Purchase Agreement dated April 2, 2007, among KR, KR II, KR III, Sellers, and Buyer (the "*Purchase Agreement*"), Sellers agreed to sell and convey to Buyer, and Buyer agreed to purchase and pay for, all Membership Interests of KR, defined therein as the "*Membership Interests*"; and

WHEREAS, pursuant to Section 7.5(c) of the Purchase Agreement, the execution and delivery of this Agreement is a condition precedent to the obligations of the parties to the Purchase Agreement to close the transactions contemplated in the Purchase Agreement; and

WHEREAS, in conjunction with this Agreement and the Purchase Agreement, the Parties have entered into Operating Agreements (the "**Operating Agreements**") covering the AMI (defined below) which designate Buyer as operator of the Shallow Rights (defined below) of such area and which designate KR III as the operator of the Deep Rights (defined below) of such area.

NOW, THEREFORE, for and in consideration of the mutual promises contained herein, the benefits to be derived by each Party hereunder, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I.
DEFINITIONS OF CERTAIN TERMS

In addition to terms defined elsewhere in this Agreement, the following terms shall have the meanings assigned to them herein, unless the context otherwise indicates, both for purposes of this Agreement and all Exhibits hereto :

"Affiliate" shall mean, with respect to any specified Person, any Person that directly or indirectly controls, is controlled by or is under common control with such specified Person. For the purpose of the immediately preceding sentence, the term "*control*" means the power to direct or cause the direction of the management of such Person, whether through the ownership of voting securities or by contract or agency or otherwise.

"***Complete Successor***" is (a) any successor or assign that acquires in a single transaction, or simultaneously succeeds to, all right, title and interest in and to this Agreement and the AMI of a Party or (b) a Complete Successor to any Party.

"Deep Rights" shall mean all depths below the base of the Beech Creek limestone formation.

"Oil and Gas Interest" shall mean the following as they exist from time to time: an oil and gas lease, lease option, mineral interest, royalty interest, overriding royalty interest, or any rights under a farm-out, farm-in, joint venture, partnership, drilling agreement, term assignment, options to acquire leases, net profits interest, production payment, reversionary interest, carried interest or other form of agreement which permits or contains the right to explore for or produce oil, condensate, gas, casinghead gas, natural gas liquids, or related by-products.

"Parties" shall mean the parties to this Agreement, and each of them is a "***Party***."

"Person" shall mean a corporation, an association, a partnership, an organization, a business, an individual or a Governmental Entity.

"***Preemptive Interests***" shall mean, as of the Effective Date hereof, for the Shallow Rights 62.5% by KR and 37.5% by KRII, and for the Deep Rights, 62.5% by KRIII and 37.5% by KR; provided however that the Preemptive Interests for any Oil and Gas Interest acquired from Commonwealth Raw Materials or the Reynolds family shall be, as to all depths, 62.5% by KR and 37.5% by KRIII.

"Shallow Rights" shall mean all formations from the surface of the ground to the base of the Beech Creek limestone formation of the Golconda Mississippian geologic unit, including the Caseyville, Tar Springs, Hardinsburg and Big Clifty formations.

ARTICLE II.
TERM

This Agreement shall be for a term of sixty (60) calendar months, commencing on April 2, 2007, at 7:00 a.m., Central Time (the "***Effective Time***").

ARTICLE III.
AREA OF MUTUAL INTEREST

3.1 Designation of AMI. The Parties hereby designate the following counties in Kentucky as the area of mutual interest ("***AMI***") for purposes of this Agreement: Union, Henderson, Davies, Hancock, Breckenridge, Meade, Hardin, Webster, McLean, Ohio, Grayson, Crittenden, Livingston, Hopkins, Muhlenberg, Butler, Edmonson, Hart, Lyon, Caldwell, Marshall, Callaway, Trigg, Christian, Todd, Logan, Warren, Barren, Simpson and Allan.

3.2 Non-Compete. The Parties agree that during the term of this Agreement they shall not acquire any Oil and Gas Interest within the AMI, except as permitted in this Agreement.

3.3. Effect of Work Program. Prior to completion of the Work Program (defined in the Purchase Agreement), any acquisitions of Oil and Gas Interests by Buyer or KR in the AMI shall be paid for in full by Buyer or KR and shall be owned by the Parties in accordance with their Preemptive Interests. The cost of such Oil and Gas Interests shall be credited against the Work Program obligation imposed by the Purchase Agreement.

3.4 Acquisition of Interests by Buyer after Work Program or by Seller at Any Time.

(a) If Buyer, after the Work Program, or Seller, at any time, acquires, either directly or indirectly, (the "***Acquiring Party***") from a third-party an Oil and Gas Interest with regard to lands located, fully or partially, within the AMI, the Acquiring Party shall give written notice of the acquisition to each of the other Parties to this Agreement who have a Preemptive Interest in such Oil and Gas Interest (each of such other party is herein called a "***Non-Acquiring Party***") within fifteen (15) days after the acquisition of said Oil and Gas Interest. Said notice shall include copies of all instruments of conveyance, including but not limited to, copies of leases, lease options, assignments, subleases, farmouts and other contracts affecting, creating or proposed to create the Oil and Gas Interests, copies of paid drafts or checks, lease purchase reports and itemized invoices of the actual costs incurred by the Acquiring Party, and other available data pertaining to the acquisition of the Oil and Gas Interest.

(b) The option of a Non-Acquiring Party to participate in an acquisition of Oil and Gas Interest may only be exercised within thirty (30) days after the actual receipt of the written notice of acquisition from the Acquiring Party, or if a drilling rig is located, in whole or in part, within the Prospect in which the Oil and Gas Interest is located, within seventy-two (72) hours following receipt of said notice, exclusive of Saturdays, Sundays and legal holidays (the applicable period is herein called the "***AMI Notice Period***"). If a Non-Acquiring Party elects to exercise its option to participate in said acquisition, the Non-Acquiring Party shall give written notice thereof to the Acquiring Party within the AMI Notice Period and such notice shall indicate whether that Non-Acquiring Party is exercising its right solely with respect to its Preemptive Interest or whether it is agreeing to acquire, in addition, its proportionate share of any interest declined by another Non-Acquiring Party. The Acquiring Party shall give a like notice, if the Acquiring Party has a Preemptive Interest. A Non-Acquiring Party who exercises its option to participate in said acquisition shall bear and assume its proportionate share of the costs allocated to the subject Oil and Gas Interest, together with all obligations, covenants, conditions, requirements and terms associated with said acquisition, based upon the respective percentages of participation. Failure by a Non-Acquiring Party to give written notice of its election to participate within the AMI Notice Period shall be deemed to be an election by it not to participate in said acquisition. If not all of the interest acquired by the Acquiring Party is accounted for by the exercise of rights under this sub-section and the Acquiring Party is left with more interest than it elected to retain, the Acquiring Party shall retain such excess interest.

(c) If a Non-Acquiring Party elects to participate in such acquisition it shall pay to the Acquiring Party its proportionate share of the acquisition costs, in immediately available funds, within fifteen (15) days after receipt of an invoice for said costs. Upon receipt of said payment the Acquiring Party shall immediately execute and deliver to a Non-Acquiring Party or Parties an appropriate assignment of said Oil and Gas Interest, dated effective as of the date of acquisition by the Acquiring Party in substantially the same form as required by the Purchase Agreement. Failure by a Non-Acquiring Party, after having elected to participate in an acquisition, to tender its proportionate share of acquisition costs within said fifteen (15) day period shall result in the automatic relinquishment of its rights to said acquisition and assignment, and it shall be deemed to be an election by it not to participate in said acquisition.

(d) The effect of a Party declining to participate, or being deemed to have elected not to participate, in an acquisition of an Oil and Gas Interest (including a lease option exercise) is that such Non-Acquiring Party loses all rights to the Oil and Gas Interest offered.

(e) Any assignment made in accordance with this Section 3.4 shall be made in the same form and style as required under the Purchase Agreement. The assignment shall be made and accepted subject to, and the assignee shall expressly assume, its respective share of all of the obligations of the assignor pertaining to the Oil and Gas Interest assigned, excluding overriding royalty interests not called for in the Purchase Agreement, mortgages, liens, production payments or other burdens placed on the Oil and Gas Interest by the Acquiring Party.

(f) If an Oil and Gas Interest covers lands located both inside and outside of the AMI, the Acquiring Party shall offer the entirety of such Oil and Gas Interest to the Non-Acquiring Party, and if any Non-Acquiring Party elects to participate in the acquisition of such Oil and Gas Interest, the description of the lands comprising the AMI shall be deemed to be amended to extend and cover all of the lands covered by such Oil and Gas Interest. The option to participate in the acquisition of Oil and Gas Interest by a Party hereunder shall be made on a lease-by-lease basis and shall be based on the total acres included in each lease or Oil and Gas Interest, not as to specific acreage within individual leases.

(g) Any acquisition within the AMI by an Affiliate of a Party shall be deemed made by such Party, and such Party shall be responsible for complying with this Agreement. Any acquisition by an officer, owner, director, relative or affiliate of a Party to this Agreement of an Oil and Gas Interest within the AMI shall be deemed made by that Party and such Party shall be responsible for complying with this Agreement.

(h) All successors in interest and assigns of the Parties are bound by the provisions regarding the AMI and must offer any Oil and Gas Interests acquired by such successor or assign to Parties as required by this Section 2.4. Any Complete Successor shall succeed to all right, title and interest of the Party under whom it claims under this Section 2.4. However, the right of any successor or assign other than a Complete Successor to participate in Oil and Gas Interests offered to a Non-Acquiring Party hereunder shall be derivative of and dependent on such successor's or assign's agreement(s) with the respective Non-Acquiring Party under whom such successor or assign claims. Without limiting the effect of this provision, any successor or assign other than a Complete Successor shall not be entitled to separate notices from the Acquiring Party or to separately exercise rights under this Section 2.4, but shall look to the Party under whom it claims, to act on its behalf (to the extent it has a derivative right to receive any portion of such interest) and to protect its interest, if any.

3.5 Exclusivity. Unless otherwise agreed between the Parties, each Party stipulates that it is not, and shall not become, a party to any other area of common interest or similar agreement that is in conflict with this Agreement; provided, however, that the foregoing covenant shall not be applicable when any Party acquires all or a part of an Acquired Interest from another Party.

3.6 Operations. All Oil and Gas Interests acquired pursuant to this Agreement shall be operated pursuant to the Operating Agreements referenced above.

3.7 Overriding Royalty Obligation. Any Oil and Gas Interest acquired by a Party within the AMI during the term of this Agreement shall be subject to a 1/32 of 8/8 overriding royalty interest owned in equal shares by Nils P. Johnson, Jr. and John Byrnes. The Acquiring Party of any such Oil and Gas Interest shall convey such overriding royalty to Messrs Johnson and Byrnes with special warranty of title within ninety days from the acquisition of the respective Oil and Gas Interest.

ARTICLE IV.
MISCELLANEOUS

4.1 Purchase Agreement. This Agreement is executed pursuant to, and is expressly made subject to, the terms of the Purchase Agreement. The delivery of this Agreement shall not affect, enlarge, diminish, or otherwise impair any of the representations, warranties, covenants, indemnities, terms, or provisions of the Purchase Agreement. The representations, warranties, covenants, indemnities, terms, and provisions contained in the Purchase Agreement shall not be merged with or into this Agreement but shall survive the execution and delivery of this Agreement to the extent, and in the manner, set forth in the Purchase Agreement.

4.2 Successors and Assigns. The provisions of this Agreement shall be covenants running with the land, and this Agreement shall bind and inure to the benefit of the Parties and their respective successors and assigns.

4.3 Notices. All notices and communications required or permitted to be given hereunder shall be in writing and shall be delivered personally, or sent by bonded overnight courier, or by telex or facsimile transmission (provided any such telegram, telex, or facsimile transmission is confirmed either orally or by written confirmation), addressed to the appropriate party hereto at the address for such party shown below or at such other address as such party shall have theretofore designated by written notice delivered to the party hereto giving such notice:

If to Buyer or KR:

MegaWest Energy (USA) Corp.
815 – 8th Avenue S.W,
Suite 1000
Calgary, AB T2P 3P2
Canada
Attn: Wayne Sampson – VP Land
Telephone: (403) 984-6342
Facsimile: (403) 984-6343

If to Sellers, KR II or KR III:

Nils P. Johnson, Jr.
12 W. Main Street
Canfield, Ohio 44406
Telephone No. (330) 533-1921
Facsimile: (330) 533-0887

Any notice given in accordance herewith shall be deemed to have been given on the business day when delivered to the addressee in person or by telex, facsimile, or bonded overnight courier; provided, however, that if any such notice is received after normal business hours, the notice will be deemed to have been given on the next succeeding business day. Any party hereto may change the address, telephone number, and facsimile number to which such

communications to such party are to be addressed by giving written notice to the other party in the manner provided in this Section 4.3.

4.4 GOVERNING LAW; CONSENT TO JURISDICTION. **THIS AGREEMENT AND THE LEGAL RELATIONS AMONG THE PARTIES SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF SUCH PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION. ALL ACTIONS OR PROCEEDINGS WITH RESPECT TO, ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF, RELATED TO, OR FROM THIS AGREEMENT SHALL BE ARBITRATED PURSUANT TO THE TERMS OF THE PURCHASE AGREEMENT.**

4.5 Exhibits. All exhibits attached hereto are hereby made a part hereof and incorporated herein by this reference. References in such exhibits to instruments on file in the public records are notice of such instruments for all purposes. Unless provided otherwise, all recording references in such exhibits are to the appropriate records of the counties referred to therein.

4.6 Captions. The captions and article and section numbers in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. References in this Agreement to articles, sections, and exhibits are to articles, sections, and exhibits of this Agreement unless otherwise specified.

4.7 Counterparts. This Agreement may be executed in one or more originals, but all of which together shall constitute one and the same instrument.

EXECUTED on the date set forth above, to be effective as provided herein as of the Effective Time.

____
NILS P. JOHNSON, JR. (40.00%)
Address for notice: __________________
____
State of residence: __________________

____
ERIC C. JOHNSON (10.00%)
Address for notice: __________________
____
State of residence: __________________

____
JOHN BYRNES (5.00%)
Address for notice: __________________
____
State of residence: __________________

____
BASS ENERGY, INC. (5.00%)
By: __________________________
President
Address for notice: __________________
____
State of Incorporation: ________________

____
ROBERT DICKEY (5.00%)
Address for notice: __________________
____
State of residence: __________________

____
JAMES FLEISCHER (10.00%)
Address for notice: ____________________
____
State of residence: ____________________

____
NILS PETER JOHNSON IRREVOCABLE
TRUST NO.1, BY ITS TRUSTEE,
NILS P. JOHNSON, JR. (5.00%)
Address for notice: ____________________
____
State of residence: ____________________

____
MOLLY K. JOHNSON IRREVOCABLE
TRUST NO. 1, BY ITS TRUSTEE,
NILS P. JOHNSON, JR. (5.00%)
Address for notice: ____________________
____
State of residence: ____________________

____
KRISTEN A. JOHNSON IRREVOCABLE
TRUST NO. 1, BY ITS TRUSTEE,
NILS P. JOHNSON, JR. (5.00%)
Address for notice: ____________________
____
State of residence: ____________________

____
ERIN K. JOHNSON IRREVOCABLE
TRUST NO. 1, BY ITS TRUSTEE,
NILS P. JOHNSON, JR. (5.00%)
Address for notice: ____________________
____
State of residence: ____________________

THOMAS C. JOHNSON IRREVOCABLE
TRUST NO. 1, BY ITS TRUSTEE,
NILS P. JOHNSON, JR. (5.00%)
Address for notice: ____________________
____
State of residence: ____________________

MEGAWEST ENERGY (USA) CORP.

By:________________________________
Name: _____________________________
Title: ______________________________

KENTUCKY RESERVES, LLC

By:________________________________
Name: _____________________________
Title: ______________________________

KENTUCKY RESERVES II, LLC

By:________________________________
Name: _____________________________
Title: ______________________________

KENTUCKY RESERVES III, LLC

By:______________________________
Name: ____________________________
Title: _____________________________

Notary Acknowledgement

STATE OF OHIO §
§
COUNTY OF MAHONING §

Before me a Notary Public in and for said county and state personally appeared the above-named Nils P. Johnson, Jr., who acknowledged to me he did execute the foregoing instrument and the same is his free act and deed for the purposes therein set forth. In Testimony Whereof, I have hereunto set my hand and affixed my official seal at Canfield, Ohio this _____ day of ____________, 2007.

____
Notary Public

Notary Acknowledgement

STATE OF ____________ §
§
COUNTY OF ___________ §

Before me a Notary Public in and for said county and state personally appeared the above-named Eric C. Johnson, who acknowledged to me he did execute the foregoing instrument and the same is his free act and deed for the purposes therein set forth. In Testimony Whereof, I have hereunto set my hand and affixed my official seal at ____________, ____________ this _____ day of ____________, 2007.

____
Notary Public

Notary Acknowledgement

STATE OF ___________ §
§
COUNTY OF __________ §

Before me a Notary Public in and for said county and state personally appeared the above-named John Byrnes, who acknowledged to me he did execute the foregoing instrument and the same is his free act and deed for the purposes therein set forth. In Testimony Whereof, I have hereunto set my hand and affixed my official seal at ___________, ___________ this _____ day of ___________, 2007.

____
Notary Public

Notary Acknowledgement

STATE OF OHIO §
§
COUNTY OF __________ §

This instrument was acknowledged before me on this ___ day of ____________, 2007, by William Hlavin, President of and on behalf of Bass Energy, Inc., a Nevada corporation, and the same is his free act and deed for the purposes therein set forth.

____
Notary Public

Notary Acknowledgement

STATE OF ____________ §
§
COUNTY OF __________ §

Before me a Notary Public in and for said county and state personally appeared the above-named Robert Dickey, who acknowledged to me he did execute the foregoing instrument and the same is his free act and deed for the purposes therein set forth. In Testimony Whereof, I have hereunto set my hand and affixed my official seal at __________, __________ this _____ day of ___________, 2007.

____
Notary Public

Notary Acknowledgement

STATE OF ____________ §
§
COUNTY OF __________ §

Before me a Notary Public in and for said county and state personally appeared the above-named James Fleischer, who acknowledged to me he did execute the foregoing instrument and the same is his free act and deed for the purposes therein set forth. In Testimony Whereof, I have hereunto set my hand and affixed my official seal at __________, __________ this _____ day of ___________, 2007.

____
Notary Public

Notary Acknowledgement

STATE OF OHIO §
§
COUNTY OF MAHONING §

Before me a Notary Public in and for said county and state personally appeared the above-named Nils S. Johnson, Jr., as Trustee for Nils Peter Johnson Irrevocable Trust No. 1, who acknowledged to me he did execute the foregoing instrument and the same is his free act and deed for the purposes therein set forth. In Testimony Whereof, I have hereunto set my hand and affixed my official seal at ___________, Ohio this _____ day of ___________, 2007.

____
Notary Public

Notary Acknowledgement

STATE OF OHIO §
§
COUNTY OF MAHONING §

Before me a Notary Public in and for said county and state personally appeared the above-named Nils S. Johnson, Jr., as Trustee for Molly K. Johnson Irrevocable Trust No. 1, who acknowledged to me he did execute the foregoing instrument and the same is his free act and deed for the purposes therein set forth. In Testimony Whereof, I have hereunto set my hand and affixed my official seal at ___________, Ohio this _____ day of ___________, 2007.

____
Notary Public

My Commission Expires:

____

(SEAL)

Notary Acknowledgement

STATE OF OHIO §
§
COUNTY OF MAHONING §

Before me a Notary Public in and for said county and state personally appeared the above-named Nils S. Johnson, Jr., as Trustee for Kristen A. Johnson Irrevocable Trust No. 1, who acknowledged to me he did execute the foregoing instrument and the same is his free act and deed for the purposes therein set forth. In Testimony Whereof, I have hereunto set my hand and affixed my official seal at ___________, Ohio this _____ day of ___________, 2007.

____
Notary Public

Notary Acknowledgement

STATE OF OHIO §
§
COUNTY OF MAHONING §

Before me a Notary Public in and for said county and state personally appeared the above-named Nils S. Johnson, Jr., as Trustee for Erin K. Johnson Irrevocable Trust No. 1, who acknowledged to me he did execute the foregoing instrument and the same is his free act and deed for the purposes therein set forth. In Testimony Whereof, I have hereunto set my hand and affixed my official seal at ___________, Ohio this _____ day of ___________, 2007.

____
Notary Public

Notary Acknowledgement

STATE OF OHIO §
§
COUNTY OF MAHONING §

Before me a Notary Public in and for said county and state personally appeared the above-named Nils S. Johnson, Jr., as Trustee for Thomas C. Johnson Irrevocable Trust No. 1, who acknowledged to me he did execute the foregoing instrument and the same is his free act and deed for the purposes therein set forth. In Testimony Whereof, I have hereunto set my hand and affixed my official seal at ___________, Ohio this _____ day of ___________, 2007.

____
Notary Public

Notary Acknowledgement

This instrument was acknowledged before me on this _____ day of __________, 2007, by _______________, on behalf of MegaWest Energy (USA) Corp., a Nevada corporation, and the same is his free act and deed for the purposes therein set forth.

____
Notary Public

Notary Acknowledgement

STATE OF OHIO §
§
COUNTY OF MAHONING §

This instrument was acknowledged before me on this ___ day of ____________, 2007, by Nils P. Johnson, Jr., on behalf of Kentucky Reserves, LLC, an Ohio limited liability company, and the same is his free act and deed for the purposes therein set forth.

____
Notary Public

Notary Acknowledgement

STATE OF OHIO §
§
COUNTY OF MAHONING §

This instrument was acknowledged before me on this ___ day of ____________, 2007, by Nils P. Johnson, Jr., on behalf of Kentucky Reserves II, LLC, an Ohio limited liability company, and the same is his free act and deed for the purposes therein set forth.

____
Notary Public

Notary Acknowledgement

STATE OF OHIO §
§
COUNTY OF MAHONING §

This instrument was acknowledged before me on this ___ day of ____________, 2007, by Nils P. Johnson, Jr., on behalf of Kentucky Reserves III, LLC, an Ohio limited liability company, and the same is his free act and deed for the purposes therein set forth.

____
Notary Public

EXHIBIT "C-1"

CORRECTION PARTIAL ASSIGNMENT OF OIL AND GAS LEASES

Comes now the undersigned, KENTUCKY RESERVES, LLC of 12 W. Main St., Canfield, Ohio 44406, by its Managing Member, Atty. Nils P. Johnson, Jr., and assigns to KENTUCKY RESERVES II, LLC, an Ohio limited liability company doing business at 3965 Sugarbush Drive, Canfield, Ohio 44406, a thirty-seven and one-half percent (37.5%) undivided leasehold working interest in the following oil and gas leases limited in depth to the geologic formations from the surface of the ground to the base of the Beech Creek limestone (the "SHALLOW RIGHTS"):

SEE EXHIBIT A ATTACHED

This Assignment is made expressly subject to the following terms, conditions, exceptions and reservations:

a. The interests conveyed hereby are subject to that certain Membership Interest Purchase Agreement dated April 2, 2007 (the "Purchase Agreement"), including the preferential right to purchase, tagalong rights and the ancillary agreements executed pursuant thereto, including an Operating Agreement and an AMI Agreement, all of which encumber the interests conveyed hereby and create covenants that run with the land.

b. Assignor specifically reserves unto itself all rights in the above leases respecting depths below the SHALLOW RIGHTS.

c. The interests conveyed hereby are subject proportionately to certain overriding royalty interests already of record, and to all other matters of record.

d. This assignment and conveyance is made without any expressed, implied or statutory warranty of title or regarding any other matter except for the representations and warranties contained in the Purchase Agreement.

e. This assignment corrects and supplements that certain assignment of Oil and Gas Leasehold Working Investor Rights, dated February 6, 2007, covering the SHALLOW RIGHTS.

Witnesses: Kentucky Reserves, LLC

____________________________ ____________________________

Atty. Nils P. Johnson, Jr.
Managing Member

____

NOTARY CLAUSE

STATE OF OHIO) SS:
COUNTY OF MAHONING)

Before me a Notary Public in and for said county and state personally appeared the above named Atty. Nils P. Johnson, Jr., who acknowledged to me he did execute the foregoing instrument and the same is his free act and deed for the purposes therein set forth. In Testimony Whereof, I have hereunto set my hand and affixed my official seal at Canfield, Ohio this _____ day of April 2007.

____
Notary Public

This instrument prepared by Johnson & Johnson,
Attys. of Canfield, Ohio

EXHIBIT "C-2"
CORRECTION PARTIAL ASSIGNMENT OF OIL AND GAS LEASES

Comes now the undersigned, KENTUCKY RESERVES, LLC of 12 W. Main St., Canfield, Ohio 44406, by its Managing Member, Atty. Nils P. Johnson, Jr., and assigns to KENTUCKY RESERVES III, LLC, an Ohio limited liability company doing business at 3965 Sugarbush Drive, Canfield, Ohio 44406, a sixty-two and one-half percent (62.5%) undivided leasehold working interest in the following oil and gas leases limited in depth to the geologic formations below the base of the Beech Creek limestone (the "DEEP RIGHTS"):

SEE EXHIBIT A ATTACHED

This Assignment is made expressly subject to the following terms, conditions, exceptions and reservations:

a. The interests conveyed hereby are subject to that certain Membership Interest Purchase Agreement dated April 2, 2007 (the "Purchase Agreement"), including certain "tagalong rights" with regard to the sale of the interests conveyed hereby and the ancillary agreements executed pursuant thereto, including an Operating Agreement and an AMI Agreement, all of which encumber the interests conveyed hereby and create covenants that run with the land.

b. Assignor specifically reserves unto itself all rights in the above leases respecting depths above the DEEP RIGHTS.

c. The interests conveyed hereby are subject proportionately to certain overriding royalty interests already of record, and to all other matters of record.

d. This assignment and conveyance is made without any expressed, implied or statutory warranty of title or regarding any other matter except for the representations and warranties contained in the Purchase Agreement.

e. This assignment corrects and supplements that certain Oil and Gas Leasehold Working Interest Rights Assignment, dated February 6, 2007, covering the DEEP RIGHTS

[this space intentionally left blank]

e. The right to operate for oil, gas, bitumen, heavy oil or the constituents or any of the foregoing in zones below the base of the Beech Creek limestone shall be subservient to the rights of Assignor to operate for oil, gas, bitumen, heavy oil, or the constituents of either contained in the "SHALLOW RIGHTS" formations from the surface of the ground to the base of the Beech Creek. However, Assignor and Assignee shall inform each other of their plans respecting development and shall endeavor to work cooperatively.

Witnesses: Kentucky Reserves, LLC

________________________ ________________________

Atty. Nils P. Johnson, Jr.
Managing Member

____

NOTARY CLAUSE

STATE OF OHIO) SS:
COUNTY OF MAHONING)

Before me a Notary Public in and for said county and state personally appeared the above named Atty. Nils P. Johnson, Jr., who acknowledged to me he did execute the foregoing instrument and the same is his free act and deed for the purposes therein set forth. In Testimony Whereof, I have hereunto set my hand and affixed my official seal at Canfield, Ohio this __ day of April 2007.

____
Notary Public

This instrument prepared by Johnson & Johnson, Attys. of Canfield, Ohio

MEMORANDUM OF UNDERSTANDING

RESPECTING MODIFICATION OF SHALLOW RIGHTS OPERATING AGREEMENT

4/2/07

All terms not defined herein shall have the same meaning as in the Purchase Agreement among MegaWest Energy Corp., MegaWest Energy (USA) Corp., Kentucky Reserves, LLC, Kentucky Reserves II, LLC, Kentucky Reserves III, LLC and all of the Members of Kentucky Reserves, LLC.

The Parties have agreed to the terms of an Operating Agreement respecting Shallow Rights development which was adapted from an AAPL form 610 Operating Agreement. The 610 Operating Agreement typically is used for conventional oil and gas development. Thus, the Parties recognize that the Shallow Rights Operating agreement should be amended after Closing so that it addresses the operations of an enhanced oil recovery (EOR), project such as one involving waterflooding, steam flooding, electrode stimulation, or other such technology. Therefore, the Parties agree to negotiate in good faith an amended Shallow Rights Operating Agreement as soon as possible after closing that incorporates the following principles:

1. The Parties agree the purpose of the Work Program is to demonstrate that the Parties acreage can be economically developed. They recognize that a successful Work Program will greatly enhance the value of their acreage. The parties' primary intent is to ultimately sell their respective interests at a substantial profit to a large third party oil company with sufficient capital to develop the acreage. It is recognized, however, that a substantial offer from a third party may not be forthcoming after the Work Program and that the profitable sale of heavy oil leases to an ultimate purchaser may be enhanced by additional successful development after a Work Program.

2. In the event that MW would undertake additional development after the Work Program, Sellers do not want to be "drilled out" of their deal; they do not want to be in a position where MW can continue drilling and development at a pace so rapid that Sellers cannot keep up financially and would thereby forfeit valuable rights. Accordingly, the Parties agree to balance these interests.

3. A fair mechanism shall be negotiated whereby MW, after completion of the Work Program, will be able to nominate reasonable amounts of acreage for particular additional developments. This might involve, for instance, MW nominating to Sellers in writing a mapped "area of drainage" (defined below) for development using a technique proved during the Work Program. At the time of nomination, MW might present Sellers with a detailed development plan and AFE for the same. The development plan might delineate, according to reasonable engineering practices, the amount of acreage to be drained by a proposed phase of the drilling program, which might consist of conventional development, waterflood, steamflood, etc. It is understood the area of drainage nominated might be less than any pooled or unitized development unit created by MW under state law. (It is recognized in this regard that MW might want to consolidate leases into larger drilling units and such units may be as large as 640, or more, acres, while an area of drainage might be a much smaller area, conceivably as little as ten acres.) After

an area of drainage were nominated by MW to Sellers, Sellers might have a reasonable period of time to elect to participate in the development of the area of drainage, taking into consideration the amount of money required. Sellers presumably would have the right to participate in any portion of the area of drainage up to their 37.5% share of the working interest. Depending upon the size and scope of the proposed area of drainage for development, Sellers might need to be able to bring third parties into the project to participate in Sellers' working interest share. In this regard Sellers should not be constrained by an aggressive interpretation of KR's or MW's Preemptive Rights.

4. The Parties recognize that the situation could arise whereby MW wishes to proceed with a particular program of development, but that Sellers are unwilling or unable to fully or partially participate. In such circumstances, MW should be entitled to proceed with development and a fair mechanism should be negotiated that dilutes Sellers' interest therein.

5. Any formula created pursuant to the preceding paragraph should recognize that:

(a) The Operator may institute and maintain a mandatory reclamation fund for abandonment and reclamation obligations arising from an EOR Project. Such fund, if determined by the Operator to be appropriate, will be funded out of each Party's revenue stream from the related EOR Project.

(b) The Parties will be responsible for the costs incurred to correct or otherwise address any environmental damage occurring as a result of operations pursuant to the Operating Agreement in accordance with their respective working interests in the operation giving rise to such obligation at the time of the relevant operation.

(c) An EOR project may involve costs associated with the development of infrastructure, handling of waste streams and the handling and treatment of heavy oil not normally associated with the development of a conventional oil and gas field.

(d) Expenditures made by MW under the Work Program will not be used in any calculation made to reduce Sellers' interests in the Parties' Leases.

________________________ ________________________

________________________ ________________________

EXHIBIT "D"
A.A.P.L. FORM 610 - 1989

MODEL FORM OPERATING AGREEMENT

MegaWest Operating Agreement
"Shallow Rights" as defined in the Parties' Purchase Agreement of April 2, 2007

OPERATING AGREEMENT

DATED

April 2 ________, 2007

OPERATOR MegaWest Energy (USA) Corp.

CONTRACT AREA ____________________

COUNTY OR PARISH OF Union, Henderson, Davies, Hancock, Breckenridge, Meade, Hardin, Webster, McLean, Ohio, Grayson, Crittenden, Livingston, Hopkins, Muhlenberg, Butler, Edmonson, Hart, Lyon, Caldwell, Marshall, Callaway, Trigg, Christian, Todd, Logan, Warren, Barren, Simpson and Allan. , STATE OF KENTUCKY

TABLE OF CONTENTS

TABLE OF CONTENTS

OPERATING AGREEMENT

THIS AGREEMENT, entered into by and between MegaWest Energy (USA) Corp. of 10th Floor, 815-8th Ave. S.W., Calgary, Alberta, T2P 3P2, hereinafter designated and referred to as "Operator," and Kentucky Reserves II, LLC of 3965 Sugarbush Drive, Canfield, Ohio 44406, or parties other than Operator, sometimes hereinafter referred to individually as "Non-Operator," and collectively as "Non-Operators."

RECITALS:

WHEREAS, MegaWest Energy, (USA) Corp. (MegaWest) has purchased Kentucky Reserves, LLC (KR) of Canfield, Ohio, pursuant to an Acquisition Agreement dated 4/2/07. This Acquisition Agreement is between the former Members of KR and MegaWest. The principal assets of Kentucky Reserves, LLC consist of first, a 62.5% working interest in the Shallow Rights to about 26,000 acres of oil and gas leases (defined as rights to geologic formations from the surface of the ground to the base of the Beech Creek Limestone and potentially containing, depending on the area, the following "tar sands" geologic formations: Caseyville, Tar Springs, Hardinsburg and Big Clifty) and second, a 37.5% working interest in the Deep Rights in such leases (defined as rights to geologic formations from the base of the Beech Creek limestone to the center of the earth); and

WHEREAS, a 37.5% working interest in the Shallow Rights are owned by Kentucky Reserves II, LLC, (KRII) an entity earlier spun off from Kentucky Reserves, LLC; and

WHEREAS, a 62.5% working interest in the Deep Rights are owned by Kentucky Reserves III, LLC, (KRIII) an entity earlier spun off from Kentucky Reserves, LLC; and

WHEREAS, the present Members of KRII and KRIII are the former members of KR, holding the same percentage interests; and

WHEREAS, additional leases are to be acquired within an Area of Mutual Interest which are also to be subject to this Operating Agreement; and

WHEREAS, the Acquisition Agreement makes MegaWest the Operator of interests in the Shallow Rights, with KR II the non-operating partner; and

WHEREAS, Paragraph 2.4 of the Acquisition Agreement commits MegaWest to a $15,000,000 Work Program of exploration and testing on the 26,000 acres; and whereas, until MegaWest has finished its Work Program, KRII is not obligated to expend any funds in developing these leases; and

WHEREAS, the parties desire to put Operating Agreements in place that will define the relationship between the parties in the development of the KR leases, both during the period of the Work Program and afterwards;

WHEREAS, the oil and gas leases the subject of the Acquisition Agreement which are also to be subject to this Operating Agreement are identified in Exhibit "A" attached; and

NOW, THEREFORE, it is agreed as follows:

ARTICLE I.
DEFINITIONS

As used in this agreement, the following words and terms shall have the meanings here ascribed to them:

A. The term "AFE" shall mean an Authority for Expenditure prepared by a party to this agreement for the purpose of estimating the costs to be incurred in conducting an operation hereunder.

B. The term "Completion" or "Complete" shall mean a single operation intended to complete a well as a producer of Oil and Gas in one or more Zones, including, but not limited to, the setting of production casing, perforating, well stimulation and production testing conducted in such operation.

C. The term "Contract Area" shall mean all of the lands, Oil and Gas Leases and/or Oil and Gas Interests intended to be developed and operated for Oil and Gas purposes under this agreement. Such lands, Oil and Gas Leases and Oil and Gas Interests are described in Exhibit "A." The term "Area of Mutual Interest" may be used herein as a synonym for "Contract Area."

D. The term "Deepen" shall mean a single operation whereby a well is drilled to an objective Zone below the deepest Zone in which the well was previously drilled, or below the Deepest Zone proposed in the associated AFE, whichever is the lesser.

E. The terms "Drilling Party" and "Consenting Party" shall mean a party who agrees to join in and pay its share of the cost of any operation conducted under the provisions of this agreement.

F. The term "Drilling Unit" shall mean the area fixed for the drilling of one well by order or rule of any state or federal body having authority. If a Drilling Unit is not fixed by any such rule or order, a Drilling Unit shall be the drilling unit as established by the pattern of drilling in the Contract Area unless fixed by express agreement of the Drilling Parties.

G. The term "Drillsite" shall mean the Oil and Gas Lease or Oil and Gas Interest on which a proposed well is to be located.

H. The term "Initial Well" shall mean the well required to be drilled by the parties hereto as provided in Article VI.A.

I. The term "Non-Consent Well" shall mean a well in which less than all parties have conducted an operation as provided in Article VI.B.2.

J. The terms "Non-Drilling Party" and "Non-Consenting Party" shall mean a party who elects not to participate in a proposed operation.

K. The term "Oil and Gas" shall mean oil, gas, casinghead gas, gas condensate, and/or all other liquid or gaseous hydrocarbons and other marketable substances produced therewith, unless an intent to limit the inclusiveness of this term is specifically stated.

L. The term "Oil and Gas Interests" or "Interests" shall mean unleased fee and mineral interests in Oil and Gas in tracts of land lying within the Contract Area which are owned by parties to this agreement.

M. The terms "Oil and Gas Lease," "Lease" and "Leasehold" shall mean the oil and gas leases or interests therein covering tracts of land lying within the Contract Area which are owned by the parties to this agreement.

N. The term "Plug Back" shall mean a single operation whereby a deeper Zone is abandoned in order to attempt a Completion in a shallower Zone.

O. The term "Recompletion" or "Recomplete" shall mean an operation whereby a Completion in one Zone is abandoned in order to attempt a Completion in a different Zone within the existing wellbore.

P. The term "Rework" shall mean an operation conducted in the wellbore of a well after it is Completed to secure, restore, or improve production in a Zone which is currently open to production in the wellbore. Such operations include, but are not limited to, well stimulation operations but exclude any routine repair or maintenance work or drilling, Sidetracking, Deepening, Completing, Recompleting, or Plugging Back of a well.

Q. The term "Sidetrack" shall mean the directional control and intentional deviation of a well from vertical so as to change the bottom hole location unless done to straighten the hole or drill around junk in the hole to overcome other mechanical difficulties.

R. The term "Zone" shall mean a stratum of earth containing or thought to contain a common accumulation of Oil and Gas separately producible from any other common accumulation of Oil and Gas.

Unless the context otherwise clearly indicates, words used in the singular include the plural, the word "person" includes natural and artificial persons, the plural includes the singular, and any gender includes the masculine, feminine, and neuter.

ARTICLE II.
EXHIBITS

The following exhibits, as indicated below and attached hereto, are incorporated in and made a part hereof:

__X__ A. Exhibit "A," Oil and Gas Leases and/or Oil and Gas Interests subject to this agreement.
__X__ B. Exhibit "B," Form of Lease.
_____ C. Exhibit "C," Accounting Procedure.
_____ D. Exhibit "D," Insurance.
_____ E. Exhibit "E," Gas Balancing Agreement.
_____ F. Exhibit "F," Non-Discrimination and Certification of Non-Segregated Facilities.
_____ G. Exhibit "G," Tax Partnership.
_____ H. Other. ______________________________

If any provision of any exhibit, except Exhibits "E," "F" and "G," is inconsistent with any provision contained in the body of this agreement, the provisions in the body of this agreement shall prevail.

ARTICLE III.
INTERESTS OF PARTIES

A. Oil and Gas Interests:

If any party owns an Oil and Gas Interest in the Contract Area, that Interest shall be treated for all purposes of this agreement and during the term hereof as if it were covered by the form of Oil and Gas Lease attached hereto as Exhibit "B," and the owner thereof shall be deemed to own both royalty interest in such lease and the interest of the lessee thereunder.

B. Interests of Parties in Costs and Production:

Unless changed by other provisions, all costs and liabilities incurred in operations under this agreement shall be borne and paid, and all equipment and materials acquired in operations on the Contract Area shall be owned, by the parties as their interests are set forth in Exhibit "A." In the same manner, the parties shall also own all production of Oil and Gas from the Contract Area subject, however, to the payment of royalties and other burdens on production as described hereafter.

As of the date of signing of the Acquisition Agreement to which this Operating Agreement is attached and refers, all leases in the Contract Area have been taken by Kentucky Reserves, LLC, using the oil and gas lease form (with a few exceptions) attached hereto as Exhibit "B." Copies of all KR leases of record have been provided both parties. Leases of KR of record as of signing of the Acquisition Agreement are subject to an overriding royalty burden of four and one-half percent (4 ½ %). Except for the interests just identified, for leases already of record Operator shall not grant, apply or create any additional royalty burden, carried working interest, back-in payment or the like on any lease the subject to this agreement without the written approval of "Non-Operator." It is anticipated that Operator, or its agent, will take additional leases in the Area of Mutual Interest/Contract Area. Th parties shall mutually agree before taking any new lease with a landowners royalty in excess of one-eighth or to the creation of an other lease burden on leases taken, except that the parties agree that a one-sixty-fourth (1/64) overriding royalty will be granted to of Nils P. Johnson, Jr. and John B. Hymes (total of 1/32) on each new lease taken.

ARTICLE IV.
TITLES

A. Title Examination:

Title examination shall be made on the Drillsite of any proposed well prior to commencement of drilling oper if a majority in interest of the Drilling Parties so request or Operator so elects, title examination shall be made on the entir Drilling Unit, or maximum anticipated Drilling Unit, of the well. The opinion will include the ownership of the working interest, minerals, royalty, overriding royalty and production payments under the applicable Leases. Each party contrit Leases and/or Oil and Gas Interests to be included in the Drillsite or Drilling Unit, if appropriate, shall furnish to Oper all abstracts (including federal lease status reports), title opinions, title papers and curative material in its possession f charge. All such information not in the possession of or made available to Operator by the parties, but necessary for examination of the title, shall be obtained by Operator. Operator shall cause title to be examined by attorneys on it

by outside attorneys. Copies of all title opinions shall be furnished to each Drilling Party. Costs incurred by Operator in procuring abstracts, fees paid outside attorneys for title examination (including preliminary, supplemental, shut-in royalty opinions and division order title opinions) and other direct charges as provided in Exhibit "C" shall be borne by the Drilling Parties in the proportion that the interest of each Drilling Party bears to the total interest of all Drilling Parties as such interests appear in Exhibit "A." Operator shall make no charge for services rendered by its staff attorneys or other personnel in the performance of the above functions.

Each party shall be responsible for securing curative matter and pooling amendments or agreements required in connection with Leases or Oil and Gas Interests contributed by such party. Operator shall be responsible for the preparation and recording of pooling designations or declarations and communitization agreements as well as the conduct of hearings before governmental agencies for the securing of spacing or pooling orders or any other orders necessary or appropriate to the conduct of operations hereunder. This shall not prevent any party from appearing on its own behalf at such hearings. Costs incurred by Operator, including fees paid to outside attorneys, which are associated with hearings before governmental agencies, and which costs are necessary and proper for the activities contemplated under this agreement, shall be direct charges to the joint account and shall not be covered by the administrative overhead charges as provided in Exhibit "C." Operator shall make no charge for services rendered by its staff attorneys or other personnel in the performance of the above functions.

No well shall be drilled on the Contract Area until after (1) the title to the Drillsite or Drilling Unit, if appropriate, has been examined as above provided, and (2) the title has been approved by the examining attorney or title has been accepted by all of the Drilling Parties in such well.

B. Loss or Failure of Title:

1. <u>Failure of Title</u>: Should any Oil and Gas Interest or Oil and Gas Lease be lost through failure of title, which results in a reduction of interest from that shown on Exhibit "A," the party credited with contributing the affected Lease or Interest (including, if applicable, a successor in interest to such party) shall have ninety (90) days from final determination of title failure to acquire a new lease or other instrument curing the entirety of the title failure, which acquisition will not be subject to Article VIII.B., and failing to do so, this agreement, nevertheless, shall continue in force as to all remaining Oil and Gas Leases and Interests; and,

(a) The party credited with contributing the Oil and Gas Lease or Interest affected by the title failure (including, if applicable, a successor in interest to such party) shall bear alone the entire loss and it shall not be entitled to recover from Operator or the other parties any development or operating costs which it may have previously paid or incurred, but there shall be no additional liability on its part to the other parties hereto by reason of such title failure;

(b) There shall be no retroactive adjustment of expenses incurred or revenues received from the operation of the Lease or Interest which has failed, but the interests of the parties contained on Exhibit "A" shall be revised on an acreage basis, as of the time it is determined finally that title failure has occurred, so that the interest of the party whose Lease or Interest is affected by the title failure will thereafter be reduced in the Contract Area by the amount of the Lease or Interest failed;

(c) If the proportionate interest of the other parties hereto in any producing well previously drilled on the Contract Area is increased by reason of the title failure, the party who bore the costs incurred in connection with such well attributable to the Lease or Interest which has failed shall receive the proceeds attributable to the increase in such interest (less costs and burdens attributable thereto) until it has been reimbursed for unrecovered costs paid by it in connection with such well attributable to such failed Lease or Interest;

(d) Should any person not a party to this agreement, who is determined to be the owner of any Lease or Interest which has failed, pay in any manner any part of the cost of operation, development, or equipment, such amount shall be paid to the party or parties who bore the costs which are so refunded;

(e) Any liability to account to a person not a party to this agreement for prior production of Oil and Gas which arises by reason of title failure shall be borne severally by each party (including a predecessor to a current party) who received production for which such accounting is required based on the amount of such production received, and each such party shall severally indemnify, defend and hold harmless all other parties hereto for any such liability to account;

(f) No charge shall be made to the joint account for legal expenses, fees or salaries in connection with the defense of the Lease or Interest claimed to have failed, but if the party contributing such Lease or Interest hereto elects to defend its title it shall bear all expenses in connection therewith; and

(g) If any party is given credit on Exhibit "A" to a Lease or Interest which is limited solely to ownership of an interest in the wellbore of any well or wells and the production therefrom, such party's absence of interest in the remainder of the Contract Area shall be considered a Failure of Title as to such remaining Contract Area unless that absence of interest is reflected on Exhibit "A."

2. <u>Loss by Non-Payment or Erroneous Payment of Amount Due</u>: If, through mistake or oversight, any rental, shut-in well payment, minimum royalty or royalty payment, or other payment necessary to maintain all or a portion of an Oil and Gas Lease or interest is not paid or is erroneously paid, and as a result a Lease or Interest terminates, there shall be no monetary liability against the party who failed to make such payment. Unless the party who failed to make the required payment secures a new Lease or Interest covering the same interest within ninety (90) days from the discovery of the failure to make proper payment, which acquisition will not be subject to Article VIII.B., the interests of the parties reflected on Exhibit "A" shall be revised on an acreage basis, effective as of the date of termination of the Lease or Interest involved, and the party who failed to make proper payment will no longer be credited with an interest in the Contract Area on account of ownership of the Lease or Interest which has terminated. If the party who failed to make the required payment shall not have been fully

reimbursed, at the time of the loss, from the proceeds of the sale of Oil and Gas attributable to the lost Lease or Interest, calculated on an acreage basis, for the development and operating costs previously paid on account of such Lease or Interest, it shall be reimbursed for unrecovered actual costs previously paid by it (but not for its share of the cost of any dry hole previously drilled or wells previously abandoned) from so much of the following as is necessary to effect reimbursement:

(a) Proceeds of Oil and Gas produced prior to termination of the Lease or Interest, less operating expenses and lease burdens chargeable hereunder to the person who failed to make payment, previously accrued to the credit of the lost Lease or Interest, on an acreage basis, up to the amount of unrecovered costs;

(b) Proceeds of Oil and Gas, less operating expenses and lease burdens chargeable hereunder to the person who failed to make payment, up to the amount of unrecovered costs attributable to that portion of Oil and Gas thereafter produced and marketed (excluding production from any wells thereafter drilled) which, in the absence of such Lease or Interest termination, would be attributable to the lost Lease or Interest on an acreage basis and which as a result of such Lease or Interest termination is credited to other parties, the proceeds of said portion of the Oil and Gas to be contributed by the other parties in proportion to their respective interests reflected on Exhibit "A"; and,

(c) Any monies, up to the amount of unrecovered costs, that may be paid by any party who is, or becomes, the owner of the Lease or Interest lost, for the privilege of participating in the Contract Area or becoming a party to this agreement.

3. Other Losses: All losses of Leases or Interests committed to this agreement, other than those set forth in Articles IV.B.1. and IV.B.2. above, shall be joint losses and shall be borne by all parties in proportion to their interests shown on Exhibit "A." This shall include but not be limited to the loss of any Lease or Interest through failure to develop or because express or implied covenants have not been performed (other than performance which requires only the payment of money), and the loss of any Lease by expiration at the end of its primary term if it is not renewed or extended. There shall be no readjustment of interests in the remaining portion of the Contract Area on account of any joint loss.

4. Curing Title: In the event of a Failure of Title under Article IV.B.1. or a loss of title under Article IV.B.2. above, any Lease or Interest acquired by any party hereto (other than the party whose interest has failed or was lost) during the ninety (90) day period provided by Article IV.B.1. and Article IV.B.2. above covering all or a portion of the interest that has failed or was lost shall be offered at cost to the party whose interest has failed or was lost, and the provisions of Article VIII.B. shall not apply to such acquisition.

ARTICLE V.
OPERATOR

A. Designation and Responsibilities of Operator:

MegaWest shall be the Operator of the Contract Area, and shall conduct and direct and have full control of all operations on the Contract Area as permitted and required by, and within the limits of this agreement. In its performance of services hereunder for the Non-Operators, Operator shall be an independent contractor not subject to the control or direction of the Non-Operators except as to the type of operation to be undertaken in accordance with the election procedures contained in this agreement. Operator shall not be deemed, or hold itself out as, the agent of the Non-Operators with authority to bind them to any obligation or liability assumed or incurred by Operator as to any third party. Operator shall conduct its activities under this agreement as a reasonable prudent operator, in a good and workmanlike manner, with due diligence and dispatch, in accordance with good oilfield practice, and in compliance with applicable law and regulation, but in no event shall it have any liability as Operator to the other parties for losses sustained or liabilities incurred except such as may result from gross negligence or willful misconduct.

B. Resignation or Removal of Operator and Selection of Successor:

1. Resignation or Removal of Operator: Operator may resign at any time by giving written notice thereof to Non-Operators. If Operator terminates its legal existence, no longer owns an interest hereunder in the Contract Area, or is no longer capable of serving as Operator, Operator shall be deemed to have resigned without any action by Non-Operators, except the selection of a successor. Operator may be removed only for good cause by the affirmative vote of Non-Operators owning a majority interest based on ownership as shown on Exhibit "A" remaining after excluding the voting interest of Operator; such vote shall not be deemed effective until a written notice has been delivered to the Operator by a Non-Operator detailing the alleged default and Operator has failed to cure the default within thirty (30) days from its receipt of the notice or, if the default concerns an operation then being conducted, within forty-eight (48) hours of its receipt of the notice. For purposes hereof, "good cause" shall mean not only gross negligence or willful misconduct but also the material breach of or inability to meet the standards of operation contained in Article V.A. or material failure or inability to perform its obligations under this agreement.

Subject to Article VII.D.1., such resignation or removal shall not become effective until 7:00 o'clock A.M. on the first day of the calendar month following the expiration of ninety (90) days after the giving of notice of resignation by Operator or action by the Non-Operators to remove Operator, unless a successor Operator has been selected and assumes the duties of Operator at an earlier date. Operator, after effective date of resignation or removal, shall be bound by the terms hereof as a Non-Operator. A change of a corporate name or structure of Operator or transfer of Operator's interest to any single subsidiary, parent or successor corporation shall not be the basis for removal of Operator.

2. Selection of Successor Operator: Upon the resignation or removal of Operator under any provision of this agreement, a successor Operator shall be selected by the parties. The successor Operator shall be selected from the parties owning an interest in the Contract Area at the time such successor Operator is selected. The successor Operator shall be selected by the affirmative vote of two (2) or more parties owning a majority interest based on ownership as shown on Exhibit "A"; provided, however, if an Operator which has been removed or is deemed to have resigned fails to vote or votes only to succeed itself, the successor Operator shall be selected by the affirmative vote of the party or parties owning a majority interest based on ownership as shown on Exhibit "A" remaining after excluding the voting interest of the Operator that was

removed or resigned. The former Operator shall promptly deliver to the successor Operator all records and data relating to the operations conducted by the former Operator to the extent such records and data are not already in the possession of the successor operator. Any cost of obtaining or copying the former Operator's records and data shall be charged to the joint account.

3. Effect of Bankruptcy: If Operator becomes insolvent, bankrupt or is placed in receivership, it shall be deemed to have resigned without any action by Non-Operators, except the selection of a successor. If a petition for relief under the federal bankruptcy laws is filed by or against Operator, and the removal of Operator is prevented by the federal bankruptcy court, all Non-Operators and Operator shall comprise an interim operating committee to serve until Operator has elected to reject or assume this agreement pursuant to the Bankruptcy Code, and an election to reject this agreement by Operator as a debtor in possession, or by a trustee in bankruptcy, shall be deemed a resignation as Operator without any action by Non-Operators, except the selection of a successor. During the period of time the operating committee controls operations, all actions shall require the approval of two (2) or more parties owning a majority interest based on ownership as shown on Exhibit "A." In the event there are only two (2) parties to this agreement, during the period of time the operating committee controls operations, a third party acceptable to Operator, Non-Operator and the federal bankruptcy court shall be selected as a member of the operating committee, and all actions shall require the approval of two (2) members of the operating committee without regard for their interest in the Contract Area based on Exhibit "A."

C. Employees and Contractors:

The number of employees or contractors used by Operator in conducting operations hereunder, their selection, and the hours of labor and the compensation for services performed shall be determined Operator, and all such employees or contractors shall be the employees or contractors of Operator.

D. Rights and Duties of Operator:

1. Competitive Rates and Use of Affiliates: All wells drilled on the Contract Area shall be drilled on a competitive contract basis at the usual rates prevailing in the area. If it so desires, Operator may employ its own tools and equipment in the drilling of wells, but its charges therefor shall not exceed the prevailing rates in the area and the rate of such charges shall be agreed upon by the parties in writing before drilling operations are commenced, and such work shall be performed by Operator under the same terms and conditions as are customary and usual in the area in contracts of independent contractors who are doing work of a similar nature. All work performed or materials supplied by affiliates or related parties of Operator shall be performed or supplied at competitive rates, pursuant to written agreement, and in accordance with customs and standards prevailing in the industry.

2. Discharge of Joint Account Obligations: Except as herein otherwise specifically provided, Operator shall promptly pay and discharge expenses incurred in the development and operation of the Contract Area pursuant to this agreement and shall charge each of the parties hereto with their respective proportionate shares upon the expense basis provided in Exhibit "C." Operator shall keep an accurate record of the joint account hereunder, showing expenses incurred and charges and credits made and received.

3. Protection from Liens: Operator shall pay, or cause to be paid, as and when they become due and payable, all accounts of contractors and suppliers and wages and salaries for services rendered or performed, and for materials supplied on, to or in respect of the Contract Area or any operations for the joint account thereof, and shall keep the Contract Area free from liens and encumbrances resulting therefrom except for those resulting from a bona fide dispute as to services rendered or materials supplied.

4. Custody of Funds: Operator shall hold for the account of the Non-Operators any funds of the Non-Operators advanced or paid to the Operator, either for the conduct of operations hereunder or as a result of the sale of production from the Contract Area, and such funds shall remain the funds of the Non-Operators on whose account they are advanced or paid until used for their intended purpose or otherwise delivered to the Non-Operators or applied toward the payment of debts as provided in Article VII.B. Nothing in this paragraph shall be construed to establish a fiduciary relationship between Operator and Non-Operators for any purpose other than to account for Non-Operator funds as herein specifically provided. Nothing in this paragraph shall require the maintenance by Operator of separate accounts for the funds of Non-Operators unless the parties otherwise specifically agree.

5. Access to Contract Area and Records: Operator shall, except as otherwise provided herein, permit each Non-Operator or its duly authorized representative, at the Non-Operator's sole risk and cost, full and free access at all reasonable times to all operations of every kind and character being conducted for the joint account on the Contract Area and to the records of operations conducted thereon or production therefrom, including Operator's books and records relating thereto. Such access rights shall not be exercised in a manner interfering with Operator's conduct of an operation hereunder and shall not obligate Operator to furnish any geologic or geophysical data of an interpretive nature unless the cost of preparation of such interpretive data was charged to the joint account. Operator will furnish to each Non-Operator upon request copies of any and all reports and information obtained by Operator in connection with production and related items, including, without limitation, meter and chart reports, production purchaser statements, run tickets and monthly gauge reports, but excluding purchase contracts and pricing information to the extent not applicable to the production of the Non-Operator seeking the information. Any audit of Operator's records relating to amounts expended and the appropriateness of such expenditures shall be conducted in accordance with the audit protocol specified in Exhibit "C."

6. Filing and Furnishing Governmental Reports: Operator will file, and upon written request promptly furnish copies to each requesting Non-Operator not in default of its payment obligations, all operational notices, reports or applications required to be filed by local, State, Federal or Indian agencies or authorities having jurisdiction over operations hereunder. Each Non-Operator shall provide to Operator on a timely basis all information necessary to Operator to make such filings.

7. Drilling and Testing Operations: The following provisions shall apply to each well drilled hereunder, including but not limited to the Initial Well:

(a) Operator will promptly advise Non-Operators of the date on which the well is spudded, or the date on which drilling operations are commenced.

(b) Operator will send to Non-Operators such reports, test results and notices regarding the progress of operations on the well as the Non-Operators shall reasonably request, including, but not limited to, daily drilling reports, completion reports, and well logs.

(c) Operator shall adequately test all Zones encountered which may reasonably be expected to be capable of producing Oil and Gas in paying quantities as a result of examination of the electric log or any other logs or cores or tests conducted hereunder.

8. Cost Estimates: Upon request of any Consenting Party, Operator shall furnish estimates of current and cumulative costs incurred for the joint account at reasonable intervals during the conduct of any operation pursuant to this agreement. Operator shall not be held liable for errors in such estimates so long as the estimates are made in good faith.

9. Insurance: At all times while operations are conducted hereunder, Operator shall comply with the workers compensation law of the state where the operations are being conducted; provided, however, that Operator may be a self-insurer for liability under said compensation laws in which event the only charge that shall be made to the joint account shall be as provided in Exhibit "C." Operator shall also carry or provide insurance for the benefit of the joint account of the parties as outlined in Exhibit "D" attached hereto and made a part hereof. Operator shall require all contractors engaged in work on or for the Contract Area to comply with the workers compensation law of the state where the operations are being conducted and to maintain such other insurance as Operator may require.

In the event automobile liability insurance is specified in said Exhibit "D," or subsequently receives the approval of the parties, no direct charge shall be made by Operator for premiums paid for such insurance for Operator's automotive equipment.

ARTICLE VI.
DRILLING AND DEVELOPMENT

A. Operations:

Work Program. MegaWest shall undertake a US$15,000,000 (fifteen million U.S. Dollars) work program (the "Work Program") on the parties' leases for the purpose of determining the most effective way of extracting heavy oil/bitumen from the leases. Until the completion of this Work Program, KR II shall bear no expenses in the development of the Shallow Rights on the parties' leases. The Work Program shall consist of such field testing and evaluation as the drilling, logging and coring of wells, formation and fluid testing, the construction of heavy oil production pilot projects such as steam, water flooding, solvent injection, electrode heating, or the like. Selection of means and methods of implementing the Work Program shall be at the discretion of MegaWest. Costs advanced by MegaWest for additional leasing in the Area of Mutual Interest, delay rentals, landman services, seismic work, laying of pipelines, or other costs reasonably connected with the Work Program shall be credited against the $15,000,000 obligation. The Work Program shall be completed within thirty (30) months of the signing of the Acquisition Agreement. Should MegaWest fail to carry out expend the full $15,000,000, it shall remit thirty-seven and one-half percent (37.5%) of the unexpended portion of the $15,000,000 to Kentucky Reserves, II.

1. Proposed Operations after Completion of the Work Program: After completion by Operator of the Work Program, if any party hereto should desire to drill any well on the Contract Area, or if any party should desire to Rework, Sidetrack, Deepen, Recomplete or Plug Back a dry hole or a well no longer capable of producing in paying quantities in which such party has not otherwise relinquished its interest in the proposed objective Zone under this agreement, the party desiring to drill, Rework, Sidetrack, Deepen, Recomplete or Plug Back such a well shall give written notice of the proposed operation to the parties who have not otherwise relinquished their interest in such objective Zone under this agreement and to all other parties in the case of a proposal for Sidetracking or Deepening, specifying the work to be performed, the location, proposed depth, objective Zone and the estimated cost of the operation. The parties to whom such a notice is delivered shall have thirty (30) days after receipt of the notice within which to notify the party proposing to do the work whether they elect to participate in the cost of the proposed operation. If a drilling rig is on location, notice of a proposal to Rework, Sidetrack, Recomplete, Plug Back or Deepen may be given by telephone and the response period shall be limited to forty-eight (48) hours, exclusive of Saturday, Sunday and legal holidays. Failure of a party to whom such notice is delivered to reply within the period above fixed shall constitute an election by that party not to participate in the cost of the proposed operation. Any proposal by a party to conduct an operation conflicting with the operation initially proposed shall be delivered to all parties within the time and in the manner provided in Article VI.B.6.

If all parties to whom such notice is delivered elect to participate in such a proposed operation, the parties shall be contractually committed to participate therein provided such operations are commenced within the time period hereafter set forth, and Operator shall, no later than ninety (90) days after expiration of the notice period of thirty (30) days (or as promptly as practicable after the expiration of the forty-eight (48) hour period when a drilling rig is on location, as the case may be), actually commence the proposed operation and thereafter complete it with due diligence at the risk and expense of the parties participating therein; provided, however, said commencement date may be extended upon written notice of same by Operator to the other parties, for a period of up to thirty (30) additional days if, in the sole opinion of Operator, such additional time is reasonably necessary to obtain permits from governmental authorities, surface rights (including rights-of-way) or appropriate drilling equipment, or to complete title examination or curative matter required for title approval or acceptance. If the actual operation has not been commenced within the time provided (including any extension thereof as specifically permitted herein or in the force majeure provisions of Article XI) and if any party hereto still desires to conduct said operation, written notice proposing same must be resubmitted to the other parties in accordance herewith as if no prior

proposal had been made. Those parties that did not participate in the drilling of a well for which a proposal to Deepen or Sidetrack is made hereunder shall, if such parties desire to participate in the proposed Deepening or Sidetracking operation, reimburse the Drilling Parties in accordance with Article VI.B.4. in the event of a Deepening operation and in accordance with Article VI.B.5. in the event of a Sidetracking operation.

2. Operations by Less Than All Parties:

(a) Determination of Participation. If any party to whom such notice is delivered as provided in Article VI.B.1. or VI.C.1. (Option No. 2) elects not to participate in the proposed operation, then, in order to be entitled to the benefits of this Article, the party or parties giving the notice and such other parties as shall elect to participate in the operation shall, no later than ninety (90) days after the expiration of the notice period of thirty (30) days (or as promptly as practicable after the expiration of the forty-eight (48) hour period when a drilling rig is on location, as the case may be) actually commence the proposed operation and complete it with due diligence. Operator shall perform all work for the account of the Consenting Parties; provided, however, if no drilling rig or other equipment is on location, and if Operator is a Non-Consenting Party, the Consenting Parties shall either: (i) request Operator to perform the work required by such proposed operation for the account of the Consenting Parties, or (ii) designate one of the Consenting Parties as Operator to perform such work. The rights and duties granted to and imposed upon the Operator under this agreement are granted to and imposed upon the party designated as Operator for an operation in which the original Operator is a Non-Consenting Party. Consenting Parties, when conducting operations on the Contract Area pursuant to this Article VI.B.2., shall comply with all terms and conditions of this agreement.

If less than all parties approve any proposed operation, the proposing party, immediately after the expiration of the applicable notice period, shall advise all Parties of the total interest of the parties approving such operation and its recommendation as to whether the Consenting Parties should proceed with the operation as proposed. Each Consenting Party, within forty-eight (48) hours (exclusive of Saturday, Sunday, and legal holidays) after delivery of such notice, shall advise the proposing party of its desire to (i) limit participation to such party's interest as shown on Exhibit "A" or (ii) carry only its proportionate part (determined by dividing such party's interest in the Contract Area by the interests of all Consenting Parties in the Contract Area) of Non-Consenting Parties' interests, or (iii) carry its proportionate part (determined as provided in (ii)) of Non-Consenting Parties' interests together with all or a portion of its proportionate part of any Non-Consenting Parties' interests that any Consenting Party did not elect to take. Any interest of Non-Consenting Parties that is not carried by a Consenting Party shall be deemed to be carried by the party proposing the operation if such party does not withdraw its proposal. Failure to advise the proposing party within the time required shall be deemed an election under (i). In the event a drilling rig is on location, notice may be given by telephone, and the time permitted for such a response shall not exceed a total of forty-eight (48) hours (exclusive of Saturday, Sunday and legal holidays). The proposing party, at its election, may withdraw such proposal if there is less than 100% participation and shall notify all parties of such decision within ten (10) days, or within twenty-four (24) hours if a drilling rig is on location, following expiration of the applicable response period. If 100% subscription to the proposed operation is obtained, the proposing party shall promptly notify the Consenting Parties of their proportionate interests in the operation and the party serving as Operator shall commence such operation within the period provided in Article VI.B.1., subject to the same extension right as provided therein.

(b) Relinquishment of Interest for Non-Participation. The entire cost and risk of conducting such operations shall be borne by the Consenting Parties in the proportions they have elected to bear same under the terms of the preceding paragraph. Consenting Parties shall keep the leasehold estates involved in such operations free and clear of all liens and encumbrances of every kind created by or arising from the operations of the Consenting Parties. If such an operation results in a dry hole, then subject to Articles VI.B.6. and VI.E.3., the Consenting Parties shall plug and abandon the well and restore the surface location at their sole cost, risk and expense; provided, however, that those Non-Consenting Parties that participated in the drilling, Deepening or Sidetracking of the well shall remain liable for, and shall pay, their proportionate shares of the cost of plugging and abandoning the well and restoring the surface location insofar only as those costs were not increased by the subsequent operations of the Consenting Parties. If any well drilled, Reworked, Sidetracked, Deepened, Recompleted or Plugged Back under the provisions of this Article results in a well capable of producing Oil and/or Gas in paying quantities, the Consenting Parties shall Complete and equip the well to produce at their sole cost and risk, and the well shall then be turned over to Operator (if the Operator did not conduct the operation) and shall be operated by it at the expense and for the account of the Consenting Parties. Upon commencement of operations for the drilling, Reworking, Sidetracking, Recompleting, Deepening or Plugging Back of any such well by Consenting Parties in accordance with the provisions of this Article, each Non-Consenting Party shall be deemed to have relinquished to Consenting Parties, and the Consenting Parties shall own and be entitled to receive, in proportion to their respective interests, all of such Non-Consenting Party's interest in the well and share of production therefrom or, in the case of a Reworking, Sidetracking, Deepening, Recompleting or Plugging Back, or a Completion pursuant to Article VI.C.1. Option No. 2, all of such Non-Consenting Party's interest in the production obtained from the operation in which the Non-Consenting Party did not elect to participate. Such relinquishment shall be effective until the proceeds of the sale of such share, calculated at the well, or market value thereof if such share is not sold (after deducting applicable ad valorem, production, severance, and excise taxes, royalty, overriding royalty and other interests not excepted by Article III.C. payable out of or measured by the production from such well accruing with respect to such interest until it reverts), shall equal the total of the following:

(i) 300% of each such Non-Consenting Party's share of the cost of any newly acquired surface equipment beyond the wellhead connections (including but not limited to stock tanks, separators, treaters, pumping equipment and piping), plus 100% of each such Non-Consenting Party's share of the cost of operation of the well commencing with first production and continuing until each such Non-Consenting Party's relinquished interest shall revert to it under other provisions of this Article, it being agreed that each Non-Consenting Party's share of such costs and equipment will be that

interest which would have been chargeable to such Non-Consenting Party had it participated in the well from the beginning of the operations; and

(ii) 300 %% of (a) that portion of the costs and expenses of drilling, Reworking, Sidetracking, Deepening, Plugging Back, testing, Completing, and Recompleting, after deducting any cash contributions received under Article VIII.C., and of (b) that portion of the cost of newly acquired equipment in the well (to and including the wellhead connections), which would have been chargeable to such Non-Consenting Party if it had participated therein.

Notwithstanding anything to the contrary in this Article VI.B., if the well does not reach the deepest objective Zone described in the notice proposing the well for reasons other than the encountering of granite or practically impenetrable substance or other condition in the hole rendering further operations impracticable, Operator shall give notice thereof to each Non-Consenting Party who submitted or voted for an alternative proposal under Article VI.B.6. to drill the well to a shallower Zone than the deepest objective Zone proposed in the notice under which the well was drilled, and each such Non-Consenting Party shall have the option to participate in the initial proposed Completion of the well by paying its share of the cost of drilling the well to its actual depth, calculated in the manner provided in Article VI.B.4. (a). If any such Non-Consenting Party does not elect to participate in the first Completion proposed for such well, the relinquishment provisions of this Article VI.B.2. (b) shall apply to such party's interest.

(c) Reworking, Recompleting or Plugging Back. An election not to participate in the drilling, Sidetracking or Deepening of a well shall be deemed an election not to participate in any Reworking or Plugging Back operation proposed in such a well, or portion thereof, to which the initial non-consent election applied that is conducted at any time prior to full recovery by the Consenting Parties of the Non-Consenting Party's recoupment amount. Similarly, an election not to participate in the Completing or Recompleting of a well shall be deemed an election not to participate in any Reworking operation proposed in such a well, or portion thereof, to which the initial non-consent election applied that is conducted at any time prior to full recovery by the Consenting Parties of the Non-Consenting Party's recoupment amount. Any such Reworking, Recompleting or Plugging Back operation conducted during the recoupment period shall be deemed part of the cost of operation of said well and there shall be added to the sums to be recouped by the Consenting Parties 300% of that portion of the costs of the Reworking, Recompleting or Plugging Back operation which would have been chargeable to such Non-Consenting Party had it participated therein. If such a Reworking, Recompleting or Plugging Back operation is proposed during such recoupment period, the provisions of this Article VI.B. shall be applicable as between said Consenting Parties in said well.

(d) Recoupment Matters. During the period of time Consenting Parties are entitled to receive Non-Consenting Party's share of production, or the proceeds therefrom, Consenting Parties shall be responsible for the payment of all ad valorem, production, severance, excise, gathering and other taxes, and all royalty, overriding royalty and other burdens applicable to Non-Consenting Party's share of production not excepted by Article III.C.

In the case of any Reworking, Sidetracking, Plugging Back, Recompleting or Deepening operation, the Consenting Parties shall be permitted to use, free of cost, all casing, tubing and other equipment in the well, but the ownership of all such equipment shall remain unchanged; and upon abandonment of a well after such Reworking, Sidetracking, Plugging Back, Recompleting or Deepening, the Consenting Parties shall account for all such equipment to the owners thereof, with each party receiving its proportionate part in kind or in value, less cost of salvage.

Within ninety (90) days after the completion of any operation under this Article, the party conducting the operations for the Consenting Parties shall furnish each Non-Consenting Party with an inventory of the equipment in and connected to the well, and an itemized statement of the cost of drilling, Sidetracking, Deepening, Plugging Back, testing, Completing, Recompleting, and equipping the well for production; or, at its option, the operating party, in lieu of an itemized statement of such costs of operation, may submit a detailed statement of monthly billings. Each month thereafter, during the time the Consenting Parties are being reimbursed as provided above, the party conducting the operations for the Consenting Parties shall furnish the Non-Consenting Parties with an itemized statement of all costs and liabilities incurred in the operation of the well, together with a statement of the quantity of Oil and Gas produced from it and the amount of proceeds realized from the sale of the well's working interest production during the preceding month. In determining the quantity of Oil and Gas produced during any month, Consenting Parties shall use industry accepted methods such as but not limited to metering or periodic well tests. Any amount realized from the sale or other disposition of equipment newly acquired in connection with any such operation which would have been owned by a Non-Consenting Party had it participated therein shall be credited against the total unreturned costs of the work done and of the equipment purchased in determining when the interest of such Non-Consenting Party shall revert to it as above provided; and if there is a credit balance, it shall be paid to such Non-Consenting Party.

If and when the Consenting Parties recover from a Non-Consenting Party's relinquished interest the amounts provided for above, the relinquished interests of such Non-Consenting Party shall automatically revert to it as of 7:00 a.m. on the day following the day on which such recoupment occurs, and, from and after such reversion, such Non-Consenting Party shall own the same interest in such well, the material and equipment in or pertaining thereto, and the production therefrom as such Non-Consenting Party would have been entitled to had it participated in the drilling, Sidetracking, Reworking, Deepening, Recompleting or Plugging Back of said well. Thereafter, such Non-Consenting Party shall be charged with and shall pay its proportionate part of the further costs of the operation of said well in accordance with the terms of this agreement and Exhibit "C" attached hereto.

3. Stand-By Costs: When a well which has been drilled or Deepened has reached its authorized depth and all tests have been completed and the results thereof furnished to the parties, or when operations on the well have been otherwise terminated pursuant to Article VI.F., stand-by costs incurred pending response to a party's notice proposing a Reworking,

Sidetracking, Deepening, Recompleting, Plugging Back or Completing operation in such a well (including the period required under Article VI.B.6. to resolve competing proposals) shall be charged and borne as part of the drilling or Deepening operation just completed. Stand-by costs subsequent to all parties responding, or expiration of the response time permitted, whichever first occurs, and prior to agreement as to the participating interests of all Consenting Parties pursuant to the terms of the second grammatical paragraph of Article VI.B.2. (a), shall be charged to and borne as part of the proposed operation, but if the proposal is subsequently withdrawn because of insufficient participation, such stand-by costs shall be allocated between the Consenting Parties in the proportion each Consenting Party's interest as shown on Exhibit "A" bears to the total interest as shown on Exhibit "A" of all Consenting Parties.

In the event that notice for a Sidetracking operation is given while the drilling rig to be utilized is on location, any party may request and receive up to five (5) additional days after expiration of the forty-eight hour response period specified in Article VI.B.1. within which to respond by paying for all stand-by costs and other costs incurred during such extended response period; Operator may require such party to pay the estimated stand-by time in advance as a condition to extending the response period. If more than one party elects to take such additional time to respond to the notice, standby costs shall be allocated between the parties taking additional time to respond on a day-to-day basis in the proportion each electing party's interest as shown on Exhibit "A" bears to the total interest as shown on Exhibit "A" of all the electing parties.

4. Deepening: If less than all parties elect to participate in a drilling, Sidetracking, or Deepening operation proposed pursuant to Article VI.B.1., the interest relinquished by the Non-Consenting Parties to the Consenting Parties under Article VI.B.2. shall relate only and be limited to the lesser of (i) the total depth actually drilled or (ii) the objective depth or Zone of which the parties were given notice under Article VI.B.1. ("Initial Objective"). Such well shall not be Deepened beyond the Initial Objective without first complying with this Article to afford the Non-Consenting Parties the opportunity to participate in the Deepening operation.

In the event any Consenting Party desires to drill or Deepen a Non-Consent Well to a depth below the Initial Objective, such party shall give notice thereof, complying with the requirements of Article VI.B.1., to all parties (including Non-Consenting Parties). Thereupon, Articles VI.B.1. and 2. shall apply and all parties receiving such notice shall have the right to participate or not participate in the Deepening of such well pursuant to said Articles VI.B.1. and 2. If a Deepening operation is approved pursuant to such provisions, and if any Non-Consenting Party elects to participate in the Deepening operation, such Non-Consenting party shall pay or make reimbursement (as the case may be) of the following costs and expenses.

(a) If the proposal to Deepen is made prior to the Completion of such well as a well capable of producing in paying quantities, such Non-Consenting Party shall pay (or reimburse Consenting Parties for, as the case may be) that share of costs and expenses incurred in connection with the drilling of said well from the surface to the Initial Objective which Non-Consenting Party would have paid had such Non-Consenting Party agreed to participate therein, plus the Non-Consenting Party's share of the cost of Deepening and of participating in any further operations on the well in accordance with the other provisions of this Agreement; provided, however, all costs for testing and Completion or attempted Completion of the well incurred by Consenting Parties prior to the point of actual operations to Deepen beyond the Initial Objective shall be for the sole account of Consenting Parties.

(b) If the proposal is made for a Non-Consent Well that has been previously Completed as a well capable of producing in paying quantities, but is no longer capable of producing in paying quantities, such Non-Consenting Party shall pay (or reimburse Consenting Parties for, as the case may be) its proportionate share of all costs of drilling, Completing, and equipping said well from the surface to the Initial Objective, calculated in the manner provided in paragraph (a) above, less those costs recouped by the Consenting Parties from the sale of production from the well. The Non-Consenting Party shall also pay its proportionate share of all costs of re-entering said well. The Non-Consenting Parties' proportionate part (based on the percentage of such well Non-Consenting Party would have owned had it previously participated in such Non-Consent Well) of the costs of salvable materials and equipment remaining in the hole and salvable surface equipment used in connection with such well shall be determined in accordance with Exhibit "C." If the Consenting Parties have recouped the cost of drilling, Completing, and equipping the well at the time such Deepening operation is conducted, then a Non-Consenting Party may participate in the Deepening of the well with no payment for costs incurred prior to re-entering the well for Deepening.

The foregoing shall not imply a right of any Consenting Party to propose any Deepening for a Non-Consent Well prior to the drilling of such well to its Initial Objective without the consent of the other Consenting Parties as provided in Article VI.F.

5. Sidetracking: Any party having the right to participate in a proposed Sidetracking operation that does not own an interest in the affected wellbore at the time of the notice shall, upon electing to participate, tender to the wellbore owners its proportionate share (equal to its interest in the Sidetracking operation) of the value of that portion of the existing wellbore to be utilized as follows:

(a) If the proposal is for Sidetracking an existing dry hole, reimbursement shall be on the basis of the actual costs incurred in the initial drilling of the well down to the depth at which the Sidetracking operation is initiated.

(b) If the proposal is for Sidetracking a well which has previously produced, reimbursement shall be on the basis of such party's proportionate share of drilling and equipping costs incurred in the initial drilling of the well down to the depth at which the Sidetracking operation is conducted, calculated in the manner described in Article VI.B.4(b) above. Such party's proportionate share of the cost of the well's salvable materials and equipment down to the depth at which the Sidetracking operation is initiated shall be determined in accordance with the provisions of Exhibit "C."

6. Order of Preference of Operations. Except as otherwise specifically provided in this agreement, if any party desires to propose the conduct of an operation that conflicts with a proposal that has been made by a party under this Article VI, such party shall have fifteen (15) days from delivery of the initial proposal, in the case of a proposal to drill a well or to perform

an operation on a well where no drilling rig is on location, or twenty-four (24) hours, exclusive of Saturday, Sunday and legal holidays, from delivery of the initial proposal, if a drilling rig is on location for the well on which such operation is to be conducted, to deliver to all parties entitled to participate in the proposed operation such party's alternative proposal, such alternate proposal to contain the same information required to be included in the initial proposal. Each party receiving such proposals shall elect by delivery of notice to Operator within five (5) days after expiration of the proposal period, or within twenty-four (24) hours (exclusive of Saturday, Sunday and legal holidays) if a drilling rig is on location for the well that is the subject of the proposals, to participate in one of the competing proposals. Any party not electing within the time required shall be deemed not to have voted. The proposal receiving the vote of parties owning the largest aggregate percentage interest of the parties voting shall have priority over all other competing proposals; in the case of a tie vote, the initial proposal shall prevail. Operator shall deliver notice of such result to all parties entitled to participate in the operation within five (5) days after expiration of the election period (or within twenty-four (24) hours, exclusive of Saturday, Sunday and legal holidays, if a drilling rig is on location). Each party shall then have two (2) days (or twenty-four (24) hours if a rig is on location) from receipt of such notice to elect by delivery of notice to Operator to participate in such operation or to relinquish interest in the affected well pursuant to the provisions of Article VI.B.2.; failure by a party to deliver notice within such period shall be deemed an election not to participate in the prevailing proposal.

7. Conformity to Spacing Pattern. Notwithstanding the provisions of this Article VI.B.2., it is agreed that no wells shall be proposed to be drilled to or Completed in or produced from a Zone from which a well located elsewhere on the Contract Area is producing, unless such well conforms to the then-existing well spacing pattern for such Zone.

8. Paying Wells. No party shall conduct any Reworking, Deepening, Plugging Back, Completion, Recompletion, or Sidetracking operation under this agreement with respect to any well then capable of producing in paying quantities except with the consent of all parties that have not relinquished interests in the well at the time of such operation.

B. Completion of Wells; Reworking and Plugging Back:

1. Completion: Without the consent of all parties, no well shall be drilled, Deepened or Sidetracked, except any well drilled, Deepened or Sidetracked pursuant to the provisions of Article VI.B.2. of this agreement. Consent to the drilling, Deepening or Sidetracking shall include:

☒ Option No. 1: All necessary expenditures for the drilling, Deepening or Sidetracking, testing, Completing and equipping of the well, including necessary tankage and/or surface facilities.

☐ Option No. 2: All necessary expenditures for the drilling, Deepening or Sidetracking and testing of the well. When such well has reached its authorized depth, and all logs, cores and other tests have been completed, and the results thereof furnished to the parties, Operator shall give immediate notice to the Non-Operators having the right to participate in a Completion attempt whether or not Operator recommends attempting to Complete the well, together with Operator's AFE for Completion costs if not previously provided. The parties receiving such notice shall have forty-eight (48) hours (exclusive of Saturday, Sunday and legal holidays) in which to elect by delivery of notice to Operator to participate in a recommended Completion attempt or to make a Completion proposal with an accompanying AFE. Operator shall deliver any such Completion proposal, or any Completion proposal conflicting with Operator's proposal, to the other parties entitled to participate in such Completion in accordance with the procedures specified in Article VI.B.6. Election to participate in a Completion attempt shall include consent to all necessary expenditures for the Completing and equipping of such well, including necessary tankage and/or surface facilities but excluding any stimulation operation not contained on the Completion AFE. Failure of any party receiving such notice to reply within the period above fixed shall constitute an election by that party not to participate in the cost of the Completion attempt; provided, that Article VI.B.6. shall control in the case of conflicting Completion proposals. If one or more, but less than all of the parties, elect to attempt a Completion, the provision of Article VI.B.2. hereof (the phrase "Reworking, Sidetracking, Deepening, Recompleting or Plugging Back" as contained in Article VI.B.2. shall be deemed to include "Completing") shall apply to the operations thereafter conducted by less than all parties; provided, however, that Article VI.B.2. shall apply separately to each separate Completion or Recompletion attempt undertaken hereunder, and an election to become a Non-Consenting Party as to one Completion or Recompletion attempt shall not prevent a party from becoming a Consenting Party in subsequent Completion or Recompletion attempts regardless whether the Consenting Parties as to earlier Completions or Recompletion have recouped their costs pursuant to Article VI.B.2.; provided further, that any recoupment of costs by a Consenting Party shall be made solely from the production attributable to the Zone in which the Completion attempt is made. Election by a previous Non-Consenting party to participate in a subsequent Completion or Recompletion attempt shall require such party to pay its proportionate share of the cost of salvable materials and equipment installed in the well pursuant to the previous Completion or Recompletion attempt, insofar and only insofar as such materials and equipment benefit the Zone in which such party participates in a Completion attempt.

2. Rework, Recomplete or Plug Back: No well shall be Reworked, Recompleted or Plugged Back except a well Reworked, Recompleted, or Plugged Back pursuant to the provisions of Article VI.B.2. of this agreement. Consent to the Reworking, Recompleting or Plugging Back of a well shall include all necessary expenditures in conducting such operations and Completing and equipping of said well, including necessary tankage and/or surface facilities.

C. Other Operations:

Operator shall not undertake any single project reasonably estimated to require an expenditure in excess of Fifty Thousand Dollars ($50,000.00) except in connection with the drilling, Sidetracking, Reworking, Deepening, Completing, Recompleting or Plugging Back of a well that has been previously authorized by or pursuant to this agreement; provided, however, that, in case of explosion, fire,

flood or other sudden emergency, whether of the same or different nature, Operator may take such steps and incur such expenses as in its opinion are required to deal with the emergency to safeguard life and property but Operator, as promptly as possible, shall report the emergency to the other parties. If Operator prepares an AFE for its own use, Operator shall furnish any Non-Operator so requesting an information copy thereof for any single project costing in excess of Fifty Thousand Dollars ($50,000.00). Any party who has not relinquished its interest in a well shall have the right to propose that Operator perform repair work or undertake the installation of artificial lift equipment or ancillary production facilities such as salt water disposal wells or to conduct additional work with respect to a well drilled hereunder or other similar project (but not including the installation of gathering lines or other transportation or marketing facilities, the installation of which shall be governed by separate agreement between the parties) reasonably estimated to require an expenditure in excess of the amount first set forth above in this Article VI.D. (except in connection with an operation required to be proposed under Articles VI.B.1. or VI.C.1. Option No. 2, which shall be governed exclusively by those Articles). Operator shall deliver such proposal to all parties entitled to participate therein. If within thirty (30) days thereof Operator secures the written consent of any party or parties owning at least sixty-five percent (65.00%) of the interests of the parties entitled to participate in such operation, each party having the right to participate in such project shall be bound by the terms of such proposal and shall be obligated to pay its proportionate share of the costs of the proposed project as if it had consented to such project pursuant to the terms of the proposal.

E. Abandonment of Wells:

1. <u>Abandonment of Dry Holes</u>: Except for any well drilled or Deepened pursuant to Article VI.B.2., any well which has been drilled or Deepened under the terms of this agreement and is proposed to be completed as a dry hole shall not be plugged and abandoned without the consent of all parties. Should Operator, after diligent effort, be unable to contact any party, or should any party fail to reply within forty-eight (48) hours (exclusive of Saturday, Sunday and legal holidays) after delivery of notice of the proposal to plug and abandon such well, such party shall be deemed to have consented to the proposed abandonment. All such wells shall be plugged and abandoned in accordance with applicable regulations and at the cost, risk and expense of the parties who participated in the cost of drilling or Deepening such well. Any party who objects to plugging and abandoning such well by notice delivered to Operator within forty-eight (48) hours (exclusive of Saturday, Sunday and legal holidays) after delivery of notice of the proposed plugging shall take over the well as of the end of such forty-eight (48) hour notice period and conduct further operations in search of Oil and/or Gas subject to the provisions of Article VI.B.; failure of such party to provide proof reasonably satisfactory to Operator of its financial capability to conduct such operations or to take over the well within such period or thereafter to conduct operations on such well or plug and abandon such well shall entitle Operator to retain or take possession of the well and plug and abandon the well. The party taking over the well shall indemnify Operator (if Operator is an abandoning party) and the other abandoning parties against liability for any further operations conducted on such well except for the costs of plugging and abandoning the well and restoring the surface, for which the abandoning parties shall remain proportionately liable.

2. <u>Abandonment of Wells That Have Produced</u>: Except for any well in which a Non-Consent operation has been conducted hereunder for which the Consenting Parties have not been fully reimbursed as herein provided, any well which has been completed as a producer shall not be plugged and abandoned without the consent of all parties. If all parties consent to such abandonment, the well shall be plugged and abandoned in accordance with applicable regulations and at the cost, risk and expense of all the parties hereto. Failure of a party to reply within sixty (60) days of delivery of notice of proposed abandonment shall be deemed an election to consent to the proposal. If, within sixty (60) days after delivery of notice of the proposed abandonment of any well, all parties do not agree to the abandonment of such well, those wishing to continue its operation from the Zone then open to production shall be obligated to take over the well as of the expiration of the applicable notice period and shall indemnify Operator (if Operator is an abandoning party) and the other abandoning parties against liability for any further operations on the well conducted by such parties. Failure of such party or parties to provide proof reasonably satisfactory to Operator of their financial capability to conduct such operations or to take over the well within the required period or thereafter to conduct operations on such well shall entitle operator to retain or take possession of such well and plug and abandon the well.

Parties taking over a well as provided herein shall tender to each of the other parties its proportionate share of the value of the well's salvable material and equipment, determined in accordance with the provisions of Exhibit "C," less the estimated cost of salvaging and the estimated cost of plugging and abandoning and restoring the surface; provided, however, that in the event the estimated plugging and abandoning and surface restoration costs and the estimated cost of salvaging are higher than the value of the well's salvable material and equipment, each of the abandoning parties shall tender to the parties continuing operations their proportionate shares of the estimated excess cost. Each abandoning party shall assign to the non-abandoning parties, without warranty, express or implied, as to title or as to quantity, or fitness for use of the equipment and material, all of its interest in the wellbore of the well and related equipment, together with its interest in the Leasehold insofar and only insofar as such Leasehold covers the right to obtain production from that wellbore in the Zone then open to production. If the interest of the abandoning party is or includes and Oil and Gas Interest, such party shall execute and deliver to the non-abandoning party or parties an oil and gas lease, limited to the wellbore and the Zone then open to production, for a term of one (1) year and so long thereafter as Oil and/or Gas is produced from the Zone covered thereby, such lease to be on the form attached as Exhibit "B." The assignments or leases so limited shall encompass the Drilling Unit upon which the well is located. The payments by, and the assignments or leases to, the assignees shall be in a ratio based upon the relationship of their respective percentage of participation in the Contract Area to the aggregate of the percentages of participation in the Contract Area of all assignees. There shall be no readjustment of interests in the remaining portions of the Contract Area.

Thereafter, abandoning parties shall have no further responsibility, liability, or interest in the operation of or production

from the well in the Zone then open other than the royalties retained in any lease made under the terms of this Article. Upon request, Operator shall continue to operate the assigned well for the account of the non-abandoning parties at the rates and charges contemplated by this agreement, plus any additional cost and charges which may arise as the result of the separate ownership of the assigned well. Upon proposed abandonment of the producing Zone assigned or leased, the assignor or lessor shall then have the option to repurchase its prior interest in the well (using the same valuation formula) and participate in further operations therein subject to the provisions hereof.

3. Abandonment of Non-Consent Operations: The provisions of Article VI.E.1. or VI.E.2. above shall be applicable as between Consenting Parties in the event of the proposed abandonment of any well excepted from said Articles; provided, however, no well shall be permanently plugged and abandoned unless and until all parties having the right to conduct further operations therein have been notified of the proposed abandonment and afforded the opportunity to elect to take over the well in accordance with the provisions of this Article VI.E.; and provided further, that Non-Consenting Parties who own an interest in a portion of the well shall pay their proportionate shares of abandonment and surface restoration cost for such well as provided in Article VI.B.2.(b).

E. Termination of Operations:

Upon the commencement of an operation for the drilling, Reworking, Sidetracking, Plugging Back, Deepening, testing, Completion or plugging of a well, including but not limited to the Initial Well, such operation shall not be terminated without consent of parties bearing eighty percent (80.00%) of the costs of such operation; provided, however, that in the event granite or other practically impenetrable substance or condition in the hole is encountered which renders further operations impractical, Operator may discontinue operations and give notice of such condition in the manner provided in Article VI.B.1, and the provisions of Article VI.B. or VI.E. shall thereafter apply to such operation, as appropriate.

F. Taking Production in Kind:

☐ **Option No. 1: Gas Balancing Agreement Attached**

Each party shall take in kind or separately dispose of its proportionate share of all Oil and Gas produced from the Contract Area, exclusive of production which may be used in development and producing operations and in preparing and treating Oil and Gas for marketing purposes and production unavoidably lost. Any extra expenditure incurred in the taking in kind or separate disposition by any party of its proportionate share of the production shall be borne by such party. Any party taking its share of production in kind shall be required to pay for only its proportionate share of such part of Operator's surface facilities which it uses.

Each party shall execute such division orders and contracts as may be necessary for the sale of its interest in production from the Contract Area, and, except as provided in Article VII.B., shall be entitled to receive payment directly from the purchaser thereof for its share of all production.

If any party fails to make the arrangements necessary to take in kind or separately dispose of its proportionate share of the Oil produced from the Contract Area, Operator shall have the right, subject to the revocation at will by the party owning it, but not the obligation, to purchase such Oil or sell it to others at any time and from time to time, for the account of the non-taking party. Any such purchase or sale by Operator may be terminated by Operator upon at least ten (10) days written notice to the owner of said production and shall be subject always to the right of the owner of the production upon at least ten (10) days written notice to Operator to exercise at any time its right to take in kind, or separately dispose of, its share of all Oil not previously delivered to a purchaser. Any purchase or sale by Operator of any other party's share of Oil shall be only for such reasonable periods of time as are consistent with the minimum needs of the industry under the particular circumstances, but in no event for a period in excess of one (1) year.

Any such sale by Operator shall be in a manner commercially reasonable under the circumstances but Operator shall have no duty to share any existing market or to obtain a price equal to that received under any existing market. The sale or delivery by Operator of a non-taking party's share of Oil under the terms of any existing contract of Operator shall not give the non-taking party any interest in or make the non-taking party a party to said contract. No purchase shall be made by Operator without first giving the non-taking party at least ten (10) days written notice of such intended purchase and the price to be paid or the pricing basis to be used.

All parties shall give timely written notice to Operator of their Gas marketing arrangements for the following month, excluding price, and shall notify Operator immediately in the event of a change in such arrangements. Operator shall maintain records of all marketing arrangements, and of volumes actually sold or transported, which records shall be made available to Non-Operators upon reasonable request.

In the event one or more parties' separate disposition of its share of the Gas causes split-stream deliveries to separate pipelines and/or deliveries which on a day-to-day basis for any reason are not exactly equal to a party's respective proportionate share of total Gas sales to be allocated to it, the balancing or accounting between the parties shall be in accordance with any Gas balancing agreement between the parties hereto, whether such an agreement is attached as Exhibit "E" or is a separate agreement. Operator shall give notice to all parties of the first sales of Gas from any well under this agreement.

☒ **Option No. 2: No Gas Balancing Agreement:**

Each party shall take in kind or separately dispose of its proportionate share of all Oil and Gas produced from the Contract Area, exclusive of production which may be used in development and producing operations and in preparing and treating Oil and Gas for marketing purposes and production unavoidably lost. Any extra expenditures incurred in the taking in kind or separate disposition by any party of its proportionate share of the production shall be borne by such party. Any party taking its share of production in kind shall be required to pay for only its proportionate share of such part of Operator's surface facilities which it uses.

Each party shall execute such division orders and contracts as may be necessary for the sale of its interest in production from the Contract Area, and, except as provided in Article VII.B., shall be entitled to receive payment directly from the purchaser thereof for its share of all production.

If any party fails to make the arrangements necessary to take in kind or separately dispose of its proportionate share of the Oil and/or Gas produced from the Contract Area, Operator shall have the right, subject to the revocation at will by the party owning it, but not the obligation, to purchase such Oil and/or Gas or sell it to others at any time and from time to time, for the account of the non-taking party. Any such purchase or sale by Operator may be terminated by Operator upon at least ten (10) days written notice to the owner of said production and shall be subject always to the right of the owner of the production upon at least ten (10) days written notice to Operator to exercise its right to take in kind, or separately dispose of, its share of all Oil and/or Gas not previously delivered to a purchaser; provided, however, that the effective date of any such revocation may be deferred at Operator's election for a period not to exceed ninety (90) days if Operator has committed such production to a purchase contract having a term extending beyond such ten (10) -day period. Any purchase or sale by Operator of any other party's share of Oil and/or Gas shall be only for such reasonable periods of time as are consistent with the minimum needs of the industry under the particular circumstances, but in no event for a period in excess of one (1) year.

Any such sale by Operator shall be in a manner commercially reasonable under the circumstances, but Operator shall have no duty to share any existing market or transportation arrangement or to obtain a price or transportation fee equal to that received under any existing market or transportation arrangement. The sale or delivery by Operator of a non-taking party's share of production under the terms of any existing contract of Operator shall not give the non-taking party any interest in or make the non-taking party a party to said contract. No purchase of Oil and Gas and no sale of Gas shall be made by Operator without first giving the non-taking party ten days written notice of such intended purchase or sale and the price to be paid or the pricing basis to be used. Operator shall give notice to all parties of the first sale of Gas from any well under this Agreement.

All parties shall give timely written notice to Operator of their Gas marketing arrangements for the following month, excluding price, and shall notify Operator immediately in the event of a change in such arrangements. Operator shall maintain records of all marketing arrangements, and of volumes actually sold or transported, which records shall be made available to Non-Operators upon reasonable request.

ARTICLE VII.

EXPENDITURES AND LIABILITY OF PARTIES

A. Liability of Parties:

The liability of the parties shall be several, not joint or collective. Each party shall be responsible only for its obligations, and shall be liable only for its proportionate share of the costs of developing the operating the Contract Area. Accordingly, the liens granted among the parties in Article VII.B. are given to secure only the debts of each severally, and no party shall have any liability to third parties hereunder to satisfy the default of any other party in the payment of any expense or obligation hereunder. It is not the intention of the parties to create, nor shall this agreement be construed as creating, a mining or other partnership, joint venture, agency relationship or association, or to render the parties liable as partners, co-venturers, or principals. In their relations with each other under this agreement, the parties shall not be considered fiduciaries or to have established a confidential relationship but rather shall be free to act on an arm's-length basis in accordance with their own respective self-interest, subject, however, to the obligation of the parties to act in good faith in their dealings with each other with respect to activities hereunder.

B. Liens and Security Interests:

Each party grants to the other parties hereto a lien upon any interest it now owns or hereafter acquires in Oil and Gas Leases and Oil and Gas Interests in the Contract Area, and a security interest and/or purchase money security interest in any interest it now owns or hereafter acquires in the personal property and fixtures on or used or obtained for use in connection therewith, to secure performance of all of its obligations under this agreement including but not limited to payment of expense, interest and fees, the proper disbursement of all monies paid hereunder, the assignment or relinquishment of interest in Oil and Gas Leases as required hereunder, and the proper performance of operations hereunder. Such lien and security interest granted by each party hereto shall include such party's leasehold interests, working interests, operating rights, and royalty and overriding royalty interests in the Contract Area now owned or hereafter acquired and in lands pooled or unitized therewith or otherwise becoming subject to this agreement, the Oil and Gas when extracted therefrom and equipment situated thereon or used or obtained for use in connection therewith (including, without limitation, all wells, tools, and tubular goods), and accounts (including, without limitation, accounts arising from gas imbalances or from the sale of Oil and/or Gas at the wellhead), contract rights, inventory and general intangibles relating thereto or arising therefrom, and all proceeds and products of the foregoing.

To perfect the lien and security agreement provided herein, each party hereto shall execute and acknowledge the recording supplement and/or any financing statement prepared and submitted by any party hereto in conjunction herewith or at any time following execution hereof, and Operator is authorized to file this agreement or the recording supplement executed herewith as a lien or mortgage in the applicable real estate records and as a financing statement with the proper officer under the Uniform Commercial Code in the state in which the Contract Area is situated and such other states as Operator shall deem appropriate to perfect the security interest granted hereunder. Any party may file this agreement, the recording supplement executed herewith, or such other documents as it deems necessary as a lien or mortgage in the applicable real estate records and/or a financing statement with the proper officer under the Uniform Commercial Code.

Each party represents and warrants to the other parties hereto that the lien and security interest granted by such party to the other parties shall be a first and prior lien, and each party hereby agrees to maintain the priority of said lien and security interest against all persons acquiring an interest in Oil and Gas Leases and Interests covered by this agreement by, through or under such party. All parties acquiring an interest in Oil and Gas Leases and Oil and Gas Interests covered by this agreement, whether by assignment, merger, mortgage, operation of law, or otherwise, shall be deemed to have taken subject to the lien and security interest granted by this Article VII.B. as to all obligations attributable to such interest hereunder whether or not such obligations arise before or after such interest is acquired.

To the extent that parties have a security interest under the Uniform Commercial Code of the state in which the Contract Area is situated, they shall be entitled to exercise the rights and remedies of a secured party under the Code. The bringing of a suit and the obtaining of judgment by a party for the secured indebtedness shall not be deemed an election of remedies or otherwise affect the lien rights or security interest as security for the payment thereof. In addition, upon default by any party in the payment of its share of expenses, interests or fees, or upon the improper use of funds by the Operator, the other parties shall have the right, without prejudice to other rights or remedies, to collect from the purchaser the proceeds from the sale of such defaulting party's share of Oil and Gas until the amount owed by such party, plus interest as provided in "Exhibit C," has been received, and shall have the right to offset the amount owed against the proceeds from the sale of such defaulting party's share of Oil and Gas. All purchasers of production may rely on a notification of default from the non-defaulting party or parties stating the amount due as a result of the default, and all parties waive any recourse available against purchasers for releasing production proceeds as provided in this paragraph.

If any party fails to pay its share of cost within one hundred twenty (120) days after rendition of a statement therefor by Operator, the non-defaulting parties, including Operator, shall upon request by Operator, pay the unpaid amount in the proportion that the interest of each such party bears to the interest of all such parties. The amount paid by each party so paying its share of the unpaid amount shall be secured by the liens and security rights described in Article VII.B., and each paying party may independently pursue any remedy available hereunder or otherwise.

If any party does not perform all of its obligations hereunder, and the failure to perform subjects such party to foreclosure or execution proceedings pursuant to the provisions of this agreement, to the extent allowed by governing law, the defaulting party waives any available right of redemption from and after the date of judgment, any required valuation or appraisement of the mortgaged or secured property prior to sale, any available right to stay execution or to require a marshaling of assets and any required bond in the event a receiver is appointed. In addition, to the extent permitted by applicable law, each party hereby grants to the other parties a power of sale as to any property that is subject to the lien and security rights granted hereunder, such power to be exercised in the manner provided by applicable law or otherwise in a commercially reasonable manner and upon reasonable notice.

Each party agrees that the other parties shall be entitled to utilize the provisions of Oil and Gas lien law or other lien law of any state in which the Contract Area is situated to enforce the obligations of each party hereunder. Without limiting the generality of the foregoing, to the extent permitted by applicable law, Non-Operators agree that Operator may invoke or utilize the mechanics' or materialmen's lien law of the state in which the Contract Area is situated in order to secure the payment to Operator of any sum due hereunder for services performed or materials supplied by Operator.

C. Advances:

Operator, at its election, shall have the right from time to time to demand and receive from one or more of the other parties payment in advance of their respective shares of the estimated amount of the expense to be incurred in operations hereunder during the next succeeding month, which right may be exercised only by submission to each such party of an itemized statement of such estimated expense, together with an invoice for its share thereof. Each such statement and invoice for the payment in advance of estimated expense shall be submitted on or before the 20th day of the next preceding month. Each party shall pay to Operator its proportionate share of such estimate within fifteen (15) days after such estimate and invoice is received. If any party fails to pay its share of said estimate within said time, the amount due shall bear interest as provided in Exhibit "C" until paid. Proper adjustment shall be made monthly between advances and actual expense to the end that each party shall bear and pay its proportionate share of actual expenses incurred, and no more.

D. Defaults and Remedies:

If any party fails to discharge any financial obligation under this agreement, including without limitation the failure to make any advance under the preceding Article VII.C. or any other provision of this agreement, within the period required for such payment hereunder, then in addition to the remedies provided in Article VII.B. or elsewhere in this agreement, the remedies specified below shall be applicable. For purposes of this Article VII.D., all notices and elections shall be delivered

only by Operator, except that Operator shall deliver any such notice and election requested by a non-defaulting Non-Operator, and when Operator is the party in default, the applicable notices and elections can be delivered by any Non-Operator. Election of any one or more of the following remedies shall not preclude the subsequent use of any other remedy specified below or otherwise available to a non-defaulting party.

1. Suspension of Rights: Any party may deliver to the party in default a Notice of Default, which shall specify the default, specify the action to be taken to cure the default, and specify that failure to take such action will result in the exercise of one or more of the remedies provided in this Article. If the default is not cured within thirty (30) days of the delivery of such Notice of Default, all of the rights of the defaulting party granted by this agreement may upon notice be suspended until the default is cured, without prejudice to the right of the non-defaulting party or parties to continue to enforce the obligations of the defaulting party previously accrued or thereafter accruing under this agreement. If Operator is the party in default, the Non-Operators shall have in addition the right, by vote of Non-Operators owning a majority in interest in the Contract Area after excluding the voting interest of Operator, to appoint a new Operator effective immediately. The rights of a defaulting party that may be suspended hereunder at the election of the non-defaulting parties shall include, without limitation, the right to receive information as to any operation conducted hereunder during the period of such default, the right to elect to participate in an operation proposed under Article VI.B. of this agreement, the right to participate in an operation being conducted under this agreement even if the party has previously elected to participate in such operation, and the right to receive proceeds of production from any well subject to this agreement.

2. Suit for Damages: Non-defaulting parties or Operator for the benefit of non-defaulting parties may sue (at joint account expense) to collect the amounts in default, plus interest accruing on the amounts recovered from the date of default until the date of collection at the rate specified in Exhibit "C" attached hereto. Nothing herein shall prevent any party from suing any defaulting party to collect consequential damages accruing to such party as a result of the default.

3. Deemed Non-Consent: The non-defaulting party may deliver a written Notice of Non-Consent Election to the defaulting party at any time after the expiration of the thirty-day cure period following delivery of the Notice of Default, in which event if the billing is for the drilling a new well or the Plugging Back, Sidetracking, Reworking or Deepening of a well which is to be or has been plugged as a dry hole, or for the Completion or Recompletion of any well, the defaulting party will be conclusively deemed to have elected not to participate in the operation and to be a Non-Consenting Party with respect thereto under Article VI.B. or VI.C., as the case may be, to the extent of the costs unpaid by such party, notwithstanding any election to participate theretofore made. If election is made to proceed under this provision, then the non-defaulting parties may not elect to sue for the unpaid amount pursuant to Article VII.D.2.

Until the delivery of such Notice of Non-Consent Election to the defaulting party, such party shall have the right to cure its default by paying its unpaid share of costs plus interest at the rate set forth in Exhibit "C," provided, however, such payment shall not prejudice the rights of the non-defaulting parties to pursue remedies for damages incurred by the non-defaulting parties as a result of the default. Any interest relinquished pursuant to this Article VII.D.3. shall be offered to the non-defaulting parties in proportion to their interests, and the non-defaulting parties electing to participate in the ownership of such interest shall be required to contribute their shares of the defaulted amount upon their election to participate therein.

4. Advance Payment: If a default is not cured within thirty (30) days of the delivery of a Notice of Default, Operator, or Non-Operators if Operator is the defaulting party, may thereafter require advance payment from the defaulting party of such defaulting party's anticipated share of any item of expense for which Operator, or Non-Operators, as the case may be, would be entitled to reimbursement under any provision of this agreement, whether or not such expense was the subject of the previous default. Such right includes, but is not limited to, the right to require advance payment for the estimated costs of drilling a well or Completion of a well as to which an election to participate in drilling or Completion has been made. If the defaulting party fails to pay the required advance payment, the non-defaulting parties may pursue any of the remedies provided in the Article VII.D. or any other default remedy provided elsewhere in this agreement. Any excess of funds advanced remaining when the operation is completed and all costs have been paid shall be promptly returned to the advancing party.

5. Costs and Attorneys' Fees: In the event any party is required to bring legal proceedings to enforce any financial obligation of a party hereunder, the prevailing party in such action shall be entitled to recover all court costs, costs of collection, and a reasonable attorney's fee, which the lien provided for herein shall also secure.

E. Rentals, Shut-in Well Payments and Minimum Royalties:

During the period of the Work Program referenced in ARTICLE VI, A. above, MegaWest shall be financially responsible for 100% of all shut-in royalties and delay rentals. For convenience and continuity Non-Operator will administer the payment of the same, invoicing Operator periodically. Invoices shall be paid within 30 days. Following the completion of the Work Program period, Non-Operator shall be responsible for 37.5% of the delay rentals and shut-in royalties. In the event of failure to make proper payment of any rental, shut-in well payment or minimum royalty through mistake or oversight where such payment is required to continue the lease in force, any loss which results from such non-payment shall be borne in accordance with the provisions of Article IV.B.2.

Operator shall notify Non-Operators of the anticipated completion of a shut-in well, or the shutting in or return to production of a producing well, at least five (5) days (excluding Saturday, Sunday, and legal holidays) prior to taking such action, or at the earliest opportunity permitted by circumstances, but assumes no liability for failure to do so. In the event of failure by Operator to so notify Non-Operators, the loss of any lease contributed hereto by Non-Operators for failure to make timely payments of any shut-in well payment shall be borne jointly by the parties hereto under the provisions of Article IV.B.3.

F. Taxes:

Beginning with the first calendar year after the effective date hereof, Operator shall render for ad valorem taxation all

property subject to this agreement which by law should be rendered for such taxes, and it shall pay all such taxes assessed thereon before they become delinquent. Prior to the rendition date, each Non-Operator shall furnish Operator information as to burdens (to include, but not be limited to, royalties, overriding royalties and production payments) on Leases and Oil and Gas Interests contributed by such Non-Operator. If the assessed valuation of any Lease is reduced by reason of its being subject to outstanding excess royalties, overriding royalties or production payments, the reduction in ad valorem taxes resulting therefrom shall inure to the benefit of the owner or owners of such Lease, and Operator shall adjust the charge to such owner or owners so as to reflect the benefit of such reduction. If the ad valorem taxes are based in whole or in part upon separate valuations of each party's working interest, then notwithstanding anything to the contrary herein, charges to the joint account shall be made and paid by the parties hereto in accordance with the tax value generated by each party's working interest. Operator shall bill the other parties for their proportionate shares of all tax payments in the manner provided in Exhibit "C."

If Operator considers any tax assessment improper, Operator may, at its discretion, protest within the time and manner prescribed by law, and prosecute the protest to a final determination, unless all parties agree to abandon the protest prior to final determination. During the pendency of administrative or judicial proceedings, Operator may elect to pay, under protest, all such taxes and any interest and penalty. When any such protested assessment shall have been finally determined, Operator shall pay the tax for the joint account, together with any interest and penalty accrued, and the total cost shall then be assessed against the parties, and be paid by them, as provided in Exhibit "C."

Each party shall pay or cause to be paid all production, severance, excise, gathering and other taxes imposed upon or with respect to the production or handling of such party's share of Oil and Gas produced under the terms of this agreement.

ARTICLE VIII.

ACQUISITION, MAINTENANCE OR TRANSFER OF INTEREST

A. Surrender of Leases:

The Leases covered by this agreement, insofar as they embrace acreage in the Contract Area, shall not be surrendered in whole or in part unless all parties consent thereto.

However, should any party desire to surrender its interest in any Lease or in any portion thereof, such party shall give written notice of the proposed surrender to all parties, and the parties to whom such notice is delivered shall have thirty (30) days after delivery of the notice within which to notify the party proposing the surrender whether they elect to consent thereto. Failure of a party to whom such notice is delivered to reply within said 30-day period shall constitute a consent to the surrender of the Leases described in the notice. If all parties do not agree or consent thereto, the party desiring to surrender shall assign, without express or implied warranty of title, all of its interest in such Lease, or portion thereof, and any well, material and equipment which may be located thereon and any rights in production thereafter secured, to the parties not consenting to such surrender. If the interest of the assigning party is or includes an Oil and Gas Interest, the assigning party shall execute and deliver to the party or parties not consenting to such surrender an oil and gas lease covering such Oil and Gas Interest for a term of one (1) year and so long thereafter as Oil and/or Gas is produced from the land covered thereby, such lease to be on the form attached hereto as Exhibit "B." Upon such assignment or lease, the assigning party shall be relieved from all obligations thereafter accruing, but not theretofore accrued, with respect to the interest assigned or leased and the operation of any well attributable thereto, and the assigning party shall have no further interest in the assigned or leased premises and its equipment and production other than the royalties retained in any lease made under the terms of this Article. The party assignee or lessee shall pay to the party assignor or lessor the reasonable salvage value of the latter's interest in any well's salvable materials and equipment attributable to the assigned or leased acreage. The value of all salvable materials and equipment shall be determined in accordance with the provisions of Exhibit "C," less the estimated cost of salvaging and the estimated cost of plugging and abandoning and restoring the surface. If such value is less than such costs, then the party assignor or lessor shall pay to the party assignee or lessee the amount of such deficit. If the assignment or lease is in favor of more than one party, the interest shall be shared by such parties in the proportions that the interest of each bears to the total interest of all such parties. If the interest of the parties to whom the assignment is to be made varies according to depth, then the interest assigned shall similarly reflect such variances.

Any assignment, lease or surrender made under this provision shall not reduce or change the assignor's, lessor's or surrendering party's interest as it was immediately before the assignment, lease or surrender in the balance of the Contract Area; and the acreage assigned, leased or surrendered, and subsequent operations thereon, shall not thereafter be subject to the terms and provisions of this agreement but shall be deemed subject to an Operating Agreement in the form of this agreement.

B. Renewal or Extension of Leases:

If any party secures a renewal or replacement of an Oil and Gas Lease or Interest subject to this agreement, then all other parties shall be notified promptly upon such acquisition or, in the case of a replacement Lease taken before expiration of an existing Lease, promptly upon expiration of the existing Lease. The parties notified shall have the right for a period of thirty (30) days following delivery of such notice in which to elect to participate in the ownership of the renewal or replacement Lease, insofar as such Lease affects lands within the Contract Area, by paying to the party who acquired it their proportionate shares of the acquisition cost allocated to that part of such Lease within the Contract Area, which shall be in proportion to the interest held at that time by the parties in the Contract Area. Each party who participates in the purchase of a renewal or replacement Lease shall be given an assignment of its proportionate interest therein by the acquiring party.

If some, but less than all, of the parties elect to participate in the purchase of a renewal or replacement Lease, it shall be owned by the parties who elect to participate therein, in a ratio based upon the relationship of their respective percentage of participation in the Contract Area to the aggregate of the percentages of participation in the Contract Area of all parties participating in the purchase of such renewal or replacement Lease. The acquisition of a renewal or replacement Lease by any or all of the parties hereto shall not cause a readjustment of the interests of the parties stated in Exhibit "A," but any renewal or replacement Lease in which

less than all parties elect to participate shall not be subject to this agreement but shall be deemed subject to a separate Operating Agreement in the form of this agreement.

If the interests of the parties in the Contract Area vary according to depth, then their right to participate proportionately in renewal or replacement Leases and their right to receive an assignment of interest shall also reflect such depth variances.

The provisions of this Article shall apply to renewal or replacement Leases whether they are for the entire interest covered by the expiring Lease or cover only a portion of its area or an interest therein. Any renewal or replacement Lease taken before the expiration of its predecessor Lease, or taken or contracted for or becoming effective within six (6) months after the expiration of the existing Lease, shall be subject to this provision so long as this agreement is in effect at the time of such acquisition or at the time the renewal or replacement Lease becomes effective; but any Lease taken or contracted for more than six (6) months after the expiration of an existing Lease shall not be deemed a renewal or replacement Lease and shall not be subject to the provisions of this agreement.

The provisions in this Article shall also be applicable to extensions of Oil and Gas Leases.

C. Acreage or Cash Contributions:

While this agreement is in force, if any party contracts for a contribution of cash towards the drilling of a well or any other operation on the Contract Area, such contribution shall be paid to the party who conducted the drilling or other operation and shall be applied by it against the cost of such drilling or other operation. If the contribution be in the form of acreage, the party to whom the contribution is made shall promptly tender an assignment of the acreage, without warranty of title, to the Drilling Parties in the proportions said Drilling Parties shared the cost of drilling the well. Such acreage shall become a separate Contract Area and, to the extent possible, be governed by provisions identical to this agreement. Each party shall promptly notify all other parties of any acreage or cash contributions it may obtain in support of any well or any other operation on the Contract Area. The above provisions shall also be applicable to optional rights to earn acreage outside the Contract Area which are in support of well drilled inside the Contract Area.

If any party contracts for any consideration relating to disposition of such party's share of substances produced hereunder, such consideration shall not be deemed a contribution as contemplated in this Article VIII.C.

D. Assignment; Maintenance of Uniform Interest:

For the purpose of maintaining uniformity of ownership in the Contract Area in the Oil and Gas Leases, Oil and Gas Interests, wells, equipment and production covered by this agreement no party shall sell, encumber, transfer or make other disposition of its interest in the Oil and Gas Leases and Oil and Gas Interests embraced within the Contract Area or in wells, equipment and production unless such disposition covers either:

1. the entire interest of the party in all Oil and Gas Leases, Oil and Gas Interests, wells, equipment and production; or
2. an equal undivided percent of the party's present interest in all Oil and Gas Leases, Oil and Gas Interests, wells, equipment and production in the Contract Area.

Every sale, encumbrance, transfer or other disposition made by any party shall be made expressly subject to this agreement and shall be made without prejudice to the right of the other parties, and any transferee of an ownership interest in any Oil and Gas Lease or Interest shall be deemed a party to this agreement as to the interest conveyed from and after the effective date of the transfer of ownership; provided, however, that the other parties shall not be required to recognize any such sale, encumbrance, transfer or other disposition for any purpose hereunder until thirty (30) days after they have received a copy of the instrument of transfer or other satisfactory evidence thereof in writing from the transferor or transferee. No assignment or other disposition of interest by a party shall relieve such party of obligations previously incurred by such party hereunder with respect to the interest transferred, including without limitation the obligation of a party to pay all costs attributable to an operation conducted hereunder in which such party has agreed to participate prior to making such assignment, and the lien and security interest granted by Article VII.B. shall continue to burden the interest transferred to secure payment of any such obligations.

If, at any time the interest of any party is divided among and owned by four or more co-owners, Operator, at its discretion, may require such co-owners to appoint a single trustee or agent with full authority to receive notices, approve expenditures, receive billings for and approve and pay such party's share of the joint expenses, and to deal generally with, and with power to bind, the co-owners of such party's interest within the scope of the operations embraced in this agreement; however, all such co-owners shall have the right to enter into and execute all contracts or agreements for the disposition of their respective shares of the Oil and Gas produced from the Contract Area and they shall have the right to receive, separately, payment of the sale proceeds thereof.

E. Waiver of Rights to Partition:

If permitted by the laws of the state or states in which the property covered hereby is located, each party hereto owning an undivided interest in the Contract Area waives any and all rights it may have to partition and have set aside to it in severalty its undivided interest therein. This provision shall apply to assigns of the parties.

ARTICLE IX.

INTERNAL REVENUE CODE ELECTION

If, for federal income tax purposes, this agreement and the operations hereunder are regarded as a partnership, and if the parties have not otherwise agreed to form a tax partnership pursuant to Exhibit "G" or other agreement between them, each party thereby affected elects to be excluded from the application of all of the provisions of Subchapter "K," Chapter 1, Subtitle "A," of the Internal Revenue Code of 1986, as amended ("Code"), as permitted and authorized by Section 761 of the Code and the regulations promulgated thereunder. Operator is authorized and directed to execute on behalf of each party hereby affected such evidence of this election as may be required by the Secretary of the Treasury of the United States or the Federal Internal Revenue Service, including specifically, but not by way of limitation, all of the returns, statements, and the data required by Treasury Regulation §1.761. Should there be any requirement that each party hereby affected give further evidence of this

election, each such party shall execute such documents and furnish such other evidence as may be required by the Federal Internal Revenue Service or as may be necessary to evidence this election. No such party shall give any notices or take any other action inconsistent with the election made hereby. If any present or future income tax laws of the state or states in which the Contract Area is located or any future income tax laws of the United States contain provisions similar to those in Subchapter "K," Chapter 1, Subtitle "A," of the Code, under which an election similar to that provided by Section 761 of the Code is permitted, each party hereby affected shall make such election as may be permitted or required by such laws. In making the foregoing election, each such party states that the income derived by such party from operations hereunder can be adequately determined without the computation of partnership taxable income.

ARTICLE X.
CLAIMS AND LAWSUITS

Operator may settle any single uninsured third party damage claim or suit arising from operations hereunder if the expenditure does not exceed Fifty Thousand Dollars ($50,000.00) and if the payment is in complete settlement of such claim or suit. If the amount required for settlement exceeds the above amount, the parties hereto shall assume and take over the further handling of the claim or suit, unless such authority is delegated to Operator. All costs and expenses of handling settling, or otherwise discharging such claim or suit shall be a the joint expense of the parties participating in the operation from which the claim or suit arises. If a claim is made against any party or if any party is sued on account of any matter arising from operations hereunder over which such individual has no control because of the rights given Operator by this agreement, such party shall immediately notify all other parties, and the claim or suit shall be treated as any other claim or suit involving operations hereunder.

ARTICLE XI.
FORCE MAJEURE

If any party is rendered unable, wholly or in part, by force majeure to carry out its obligations under this agreement, other than the obligation to indemnify or make money payments or furnish security, that party shall give to all other parties prompt written notice of the force majeure with reasonably full particulars concerning it; thereupon, the obligations of the party giving the notice, so far as they are affected by the force majeure, shall be suspended during, but no longer than, the continuance of the force majeure. The term "force majeure," as here employed, shall mean an act of God, strike, lockout, or other industrial disturbance, act of the public enemy, war, blockade, public riot, lightening, fire, storm, flood or other act of nature, explosion, governmental action, governmental delay, restraint or inaction, unavailability of equipment, and any other cause, whether of the kind specifically enumerated above or otherwise, which is not reasonably within the control of the party claiming suspension.

The affected party shall use all reasonable diligence to remove the force majeure situation as quickly as practicable. The requirement that any force majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes, lockouts, or other labor difficulty by the party involved, contrary to its wishes; how all such difficulties shall be handled shall be entirely within the discretion of the party concerned.

ARTICLE XII.
NOTICES

All notices authorized or required between the parties by any of the provisions of this agreement, unless otherwise specifically provided, shall be in writing and delivered in person or by United States mail, courier service, telegram, telex, telecopier or any other form of facsimile, postage or charges prepaid, and addressed to such parties at the addresses listed on Exhibit "A." All telephone or oral notices permitted by this agreement shall be confirmed immediately thereafter by written notice. The originating notice given under any provision hereof shall be deemed delivered only when received by the party to whom such notice is directed, and the time for such party to deliver any notice in response thereto shall run from the date the originating notice is received. "Receipt" for purposes of this agreement with respect to written notice delivered hereunder shall be actual delivery of the notice to the address of the party to be notified specified in accordance with this agreement, or to the telecopy, facsimile or telex machine of such party. The second or any responsive notice shall be deemed delivered when deposited in the United States mail or at the office of the courier or telegraph service, or upon transmittal by telex, telecopy or facsimile, or when personally delivered to the party to be notified, provided, that when response is required within 24 or 48 hours, such response shall be given orally or by telephone, telex, telecopy or other facsimile within such period. Each party shall have the right to change its address at any time, and from time to time, by giving written notice thereof to all other parties. If a party is not available to receive notice orally or by telephone when a party attempts to deliver a notice required to be delivered within 24 or 48 hours, the notice may be delivered in writing by any other method specified herein and shall be deemed delivered in the same manner provided above for any responsive notice.

ARTICLE XIII.
TERM OF AGREEMENT

This agreement shall remain in full force and effect as to the Oil and Gas Leases and/or Oil and Gas Interests subject hereto for the period of time selected below; provided, however, no party hereto shall ever be construed as having any right, title or interest in or to any Lease or Oil and Gas Interest contributed by any other party beyond the term of this agreement.

☒ Option No. 1: So long as any of the Oil and Gas Leases subject to this agreement remain or are continued in force as to any part of the Contract Area, whether by production, extension, renewal or otherwise.

☐ Option No. 2: In the event the well described in Article VI.A., or any subsequent well drilled under any provision of this agreement, results in the Completion of a well as a well capable of production of Oil and/or Gas in paying quantities, this agreement shall continue in force so long as any such well is capable of production, and for an additional period of _ days thereafter; provided, however, if, prior to the expiration of such additional period, one or more of the parties hereto are engaged in drilling, Reworking, Deepening, Sidetracking,

Plugging Back, testing or attempting to Complete or Re-complete a well or wells hereunder, this agreement shall continue in force until such operations have been completed and if production results therefrom, this agreement shall continue in force as provided herein. In the event the well described in Article VI.A., or any subsequent well drilled hereunder, results in a dry hole, and no other well is capable of producing Oil and/or Gas from the Contract Area, this agreement shall terminate unless drilling, Deepening, Sidetracking, Completing, Re-completing, Plugging Back or Reworking operations are commenced within _ days from the date of abandonment of said well. "Abandonment" for such purposes shall mean either (i) a decision by all parties not to conduct any further operations on the well or (ii) the elapse of 180 days from the conduct of any operations on the well, whichever first occurs.

The termination of this agreement shall not relieve any party hereto from any expense, liability or other obligation or any remedy therefor which has accrued or attached prior to the date of such termination.

Upon termination of this agreement and the satisfaction of all obligations hereunder, in the event a memorandum of this Operating Agreement has been filed of record, Operator is authorized to file of record in all necessary recording offices a notice of termination, and each party hereto agrees to execute such a notice of termination as to Operator's interest, upon request of Operator, if Operator has satisfied all its financial obligations.

ARTICLE XIV.
COMPLIANCE WITH LAWS AND REGULATIONS

A. Laws, Regulations and Orders:

This agreement shall be subject to the applicable laws of the state in which the Contract Area is located, to the valid rules, regulations, and orders of any duly constituted regulatory body of said state; and to all other applicable federal, state, and local laws, ordinances, rules, regulations and orders.

B. Governing Law:

This agreement and all matters pertaining hereto, including but not limited to matters of performance, non-performance, breach, remedies, procedures, rights, duties, and interpretation or construction, shall be governed and determined by the law of the state in which the Contract Area is located. If the Contract Area is in two or more states, the law of the state of ________Texas____________ shall govern. Any dispute, controversy or claim arising out of this agreement shall be resolved by arbitration pursuant to the Parties' Purchase Agreement dated 4/2/07.

C. Regulatory Agencies:

Nothing herein contained shall grant, or be construed to grant, Operator the right or authority to waive or release any rights, privileges, or obligations which Non-Operators may have under federal or state laws or under rules, regulations or orders promulgated under such laws in reference to oil, gas and mineral operations, including the location, operation, or production of wells, on tracts offsetting or adjacent to the Contract Area.

With respect to the operations hereunder, Non-Operators agree to release Operator from any and all losses, damages, injuries, claims and causes of action arising out of, incident to or resulting directly or indirectly from Operator's interpretation or application of rules, rulings, regulations or orders of the Department of Energy or Federal Energy Regulatory Commission or predecessor or successor agencies to the extent such interpretation or application was made in good faith and does not constitute gross negligence. Each Non-Operator further agrees to reimburse Operator for such Non-Operator's share of production or any refund, fine, levy or other governmental sanction that Operator may be required to pay as a result of such an incorrect interpretation or application, together with interest and penalties thereon owing by Operator as a result of such incorrect interpretation or application.

ARTICLE XV.
MISCELLANEOUS

A. Execution:

This agreement shall be binding upon each Non-Operator when this agreement or a counterpart thereof has been executed by such Non-Operator and Operator notwithstanding that this agreement is not then or thereafter executed by all of the parties to which it is tendered or which are listed on Exhibit "A" as owning an interest in the Contract Area or which own, in fact, an interest in the Contract Area. Operator may, however, by written notice to all Non-Operators who have become bound by this agreement as aforesaid, given at any time prior to the actual spud date of the Initial Well but in no event later than five days prior to the date specified in Article VI.A. for commencement of the Initial Well, terminate this agreement if Operator in its sole discretion determines that there is insufficient participation to justify commencement of drilling operations. In the event of such a termination by Operator, all further obligations of the parties hereunder shall cease as of such termination. In the event any Non-Operator has advanced or prepaid any share of drilling or other costs hereunder, all sums so advanced shall be returned to such Non-Operator without interest. In the event Operator proceeds with drilling operations for the Initial Well without the execution hereof by all persons listed on Exhibit "A" as having a current working interest in such well, Operator shall indemnify Non-Operators with respect to all costs incurred for the Initial Well which would have been charged to such person under this agreement if such person had executed the same and Operator shall receive all revenues which would have been received by such person under this agreement if such person had executed the same.

B. Successors and Assigns:

This agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, devisees, legal representatives, successors and assigns, and the terms hereof shall be deemed to run with the Leases or Interests included within the Contract Area.

C. Counterparts:

This instrument may be executed in any number of counterparts, each of which shall be considered an original for all purposes.

D. Severability:

For the purposes of assuming or rejecting this agreement as an executory contract pursuant to federal bankruptcy laws, this agreement shall not be severable, but rather must be assumed or rejected in its entirety, and the failure of any party to this agreement to comply with all of its financial obligations provided herein shall be a material default.

ATTEST OR WITNESS:

OPERATOR

MegaWest Energy (USA) Corp.

By ______________________________

George T. Stapleton, II

Title: President and CEO

Date: April 2, 2007

Tax ID or S.S. No.: ______________________

NON-OPERATORS

Kentucky Reserves II, LLC

By ______________________________

Nils P. Johnson, Jr.

Title: Managing Member

Date: April 2, 2007

Tax ID or S.S. No.: ______________________

ACKNOWLEDGMENTS

Note: The following forms of acknowledgment are the short forms approved by the Uniform Law on Notarial Acts. The validity and effect of these forms in any state will depend upon the statutes of that state.

Individual acknowledgment:

State of ________________)

) ss.

County of ______________)

This instrument was acknowledged before me on

by ____

(Seal, if any) ____

Title (and Rank) ______________________________

My commission expires: ______________________

Acknowledgment in representative capacity:

State of ____)

) ss.

County of ______________)

This instrument was acknowledged before me on

by ____ as

______________ of ____

(Seal, if any) ____

Title (and Rank) ______________________________

My commission expires: ______________________

EXHIBIT "E"
A.A.P.L. FORM 610 - 1989

MODEL FORM OPERATING AGREEMENT

Kentucky Reserves III Operating Agreement
"Deep Rights" as defined in the Parties' Purchase Agreement of 4/2/07

OPERATING AGREEMENT

DATED

April 2, 2007

OPERATOR KENTUCKY RESERVES III, LLC

CONTRACT AREA ______________________________

COUNTY OR PARISH OF Union, Henderson, Davies, Hancock, Breckenridge, Meade, Hardin, Webster, McLean, Ohio, Grayson, Crittenden, Livingston, Hopkins, Muhlenberg, Butler, Edmonson, Hart, Lyon, Caldwell, Marshall, Callaway, Trigg, Christian, Todd, Logan, Warren, Barren, Simpson and Allan., STATE OF KENTUCKY

TABLE OF CONTENTS

TABLE OF CONTENTS

OPERATING AGREEMENT

THIS AGREEMENT, entered into by and between Kentucky Reserves III, LLC, of 3965 Sugarbush Drive, Canfield, Ohio 44406, hereinafter designated and referred to as "Operator," and MegaWest Energy Corp. of MegaWest Energy (USA) Corp. of 10th Floor, 815-8th Ave, S.W., Calgary, Alberta, T2P 3P2,, or parties other than Operator, sometimes hereinafter referred to individually as "Non-Operator," and collectively as "Non-Operators."

WITNESSETH:

WHEREAS, MegaWest Energy (USA) Corp. (MegaWest) has purchased Kentucky Reserves, LLC (KR) of Canfield, Ohio, pursuant to an Acquisition Agreement dated 4/2/07. This Acquisition Agreement is between the former Members of KR and MegaWest. The principal assets of Kentucky Reserves, LLC consist of first, a 62.5% working interest in the Shallow Rights to about 26,000 acres of oil and gas leases (defined as rights to geologic formations from the surface of the ground to the base of the Beech Creek Limestone and potentially containing, depending on the area, the following geologic formations: Caseyville, Tar Springs, Hardinsburg and Big Clifty) and second, a 37.5% working interest in the Deep Rights in such leases (defined as rights to geologic formations from the base of the Beech Creek limestone to the center of the earth); and

WHEREAS, a 37.5% working interest in the Shallow Rights are owned by Kentucky Reserves II, LLC, (KRII) an entity earlier spun off from Kentucky Reserves, LLC; and

WHEREAS, a 62.5% working interest in the Deep Rights are owned by Kentucky Reserves III, LLC, (KRIII) an entity earlier spun off from Kentucky Reserves, LLC; and

WHEREAS, the present Members of KRII and KRIII are the former members of KR, holding the same percentage interests; and

WHEREAS, additional leases are to be acquired within an Area of Mutual Interest which are also to be subject to this Operating Agreement; and

WHEREAS, the Acquisition Agreement makes KR III the Operator of interests in the Deep Rights, with MegaWest the non-operating partner; and

WHEREAS, the parties desire to put Operating Agreements in place that will define the relationship between the parties in the development of the KR leases; and

WHEREAS, the oil and gas leases the subject of the Acquisition Agreement which are also to be subject to this Operating Agreement are identified in Exhibit "A" attached;

NOW, THEREFORE, it is agreed as follows:

ARTICLE I.
DEFINITIONS

As used in this agreement, the following words and terms shall have the meanings here ascribed to them:

A. The term "AFE" shall mean an Authority for Expenditure prepared by a party to this agreement for the purpose of estimating the costs to be incurred in conducting an operation hereunder.

B. The term "Completion" or "Complete" shall mean a single operation intended to complete a well as a producer of Oil and Gas in one or more Zones, including, but not limited to, the setting of production casing, perforating, well stimulation and production testing conducted in such operation.

C. The term "Contract Area" shall mean all of the lands, Oil and Gas Leases and/or Oil and Gas Interests intended to be developed and operated for Oil and Gas purposes under this agreement. Such lands, Oil and Gas Leases and Oil and Gas Interests are described in Exhibit "A." The term "Area of Mutual Interest" may be used herein as a synonym for "Contract Area."

D. The term "Deepen" shall mean a single operation whereby a well is drilled to an objective Zone below the deepest Zone in which the well was previously drilled, or below the Deepest Zone proposed in the associated AFE, whichever is the lesser.

E. The terms "Drilling Party" and "Consenting Party" shall mean a party who agrees to join in and pay its share of the cost of any operation conducted under the provisions of this agreement.

F. The term "Drilling Unit" shall mean the area fixed for the drilling of one well by order or rule of any state or federal body having authority. If a Drilling Unit is not fixed by any such rule or order, a Drilling Unit shall be the drilling unit as established by the pattern of drilling in the Contract Area unless fixed by express agreement of the Drilling Parties.

G. The term "Drillsite" shall mean the Oil and Gas Lease or Oil and Gas Interest on which a proposed well is to be located.

H. The term "Initial Well" shall mean the well required to be drilled by the parties hereto as provided in Article VI.A.

I. The term "Non-Consent Well" shall mean a well in which less than all parties have conducted an operation as provided in Article VI.B.2.

J. The terms "Non-Drilling Party" and "Non-Consenting Party" shall mean a party who elects not to participate in a proposed operation.

K. The term "Oil and Gas" shall mean oil, gas, casinghead gas, gas condensate, and/or all other liquid or gaseous hydrocarbons and other marketable substances produced therewith, unless an intent to limit the inclusiveness of this term is specifically stated.

L. The term "Oil and Gas Interests" or "Interests" shall mean unleased fee and mineral interests in Oil and Gas in tracts of land lying within the Contract Area which are owned by parties to this agreement.

M. The terms "Oil and Gas Lease," "Lease" and "Leasehold" shall mean the oil and gas leases or interests therein

covering tracts of land lying within the Contract Area, which are owned by the parties to this agreement.

N. The term "Plug Back" shall mean a single operation whereby a deeper Zone is abandoned in order to attempt a Completion in a shallower Zone.

O. The term "Recompletion" or "Recomplete" shall mean an operation whereby a Completion in one Zone is abandoned in order to attempt a Completion in a different Zone within the existing wellbore.

P. The term "Rework" shall mean an operation conducted in the wellbore of a well after it is Completed to secure, restore, or improve production in a Zone, which is currently open to production in the wellbore. Such operations include, but are not limited to, well stimulation operations but exclude any routine repair or maintenance work or drilling, Sidetracking, Deepening, Completing, Recompleting, or Plugging Back of a well.

Q. The term "Sidetrack" shall mean the directional control and intentional deviation of a well from vertical so as to change the bottom hole location unless done to straighten the hole or drill around junk in the hole to overcome other mechanical difficulties.

R. The term "Zone" shall mean a stratum of earth containing or thought to contain a common accumulation of Oil and Gas separately producible from any other common accumulation of Oil and Gas.

Unless the context otherwise clearly indicates, words used in the singular include the plural, the word "person" includes natural and artificial persons, the plural includes the singular, and any gender includes the masculine, feminine, and neuter.

ARTICLE II.

EXHIBITS

The following exhibits, if checked below and attached hereto, are incorporated in and made a part hereof:

_X_ A. Exhibit "A," Oil and Gas Leases and/or Oil and Gas Interests subject to this agreement.

_X_ B. Exhibit "B," Form of Lease.

____ C. Exhibit "C," Accounting Procedure.

____ D. Exhibit "D," Insurance.

____ E. Exhibit "E," Gas Balancing Agreement.

____ F. Exhibit "F," Non-Discrimination and Certification of Non-Segregated Facilities.

____ G. Exhibit "G," Tax Partnership.

____ H. Other: ______________________________

If any provision of any exhibit, except Exhibits "E," "F" and "G," is inconsistent with any provision contained in the body of this agreement, the provisions in the body of this agreement shall prevail.

ARTICLE III.

INTERESTS OF PARTIES

A. Oil and Gas Interests:

If any party owns an Oil and Gas Interest in the Contract Area, that Interest shall be treated for all purposes of this agreement and during the term hereof as if it were covered by the form of Oil and Gas Lease attached hereto as Exhibit "B," and the owner thereof shall be deemed to own both royalty interest in such lease and the interest of the lessee thereunder.

B. Interests of Parties in Costs and Production:

Unless changed by other provisions, all costs and liabilities incurred in operations under this agreement shall be borne and paid, and all equipment and materials acquired in operations on the Contract Area shall be owned, by the parties as their interests are set forth in Exhibit "A." In the same manner, the parties shall also own all production of Oil and Gas from the Contract Area subject, however, to the payment of royalties and other burdens on production as described hereafter.

As of the date of signing of the Acquisition Agreement to which this Operating Agreement is attached and refers, all leases in the Contract Area have been taken by Kentucky Reserves, LLC, using the oil and gas lease form (with a few exceptions) attached hereto as Exhibit "B." Copies of all KR leases of record have been provided both parties. Leases of KR of record as of signing of the Acquisition Agreement are subject to an overriding royalty burden of four and on-half percent (4 ½ %). Except for the interests just identified, for leases already of record Operator shall not grant, apply or create any additional royalty burden, carried working interest, back-in payment or the like on any lease the subject to this agreement without the written approval of "Non-Operator." It is anticipated that Operator, or its agent, will take additional leases in the Area of Mutual Interest/Contract Area. The parties shall mutually agree before taking any new lease with a landowners royalty in excess of one-eighth or to the creation of any other lease burden on leases taken, except that the parties agree that a one-sixty-forth (1/64) overriding royalty will be granted to each of Nils P. Johnson, Jr. and John B. Byrnes (total of 1/32) on each new lease taken.

ARTICLE IV.

TITLES

A. Title Examination:

Title examination shall be made on the Drillsite of any proposed well prior to commencement of drilling operations and, if a majority in interest of the Drilling Parties so request or Operator so elects, title examination shall be made on the entire Drilling Unit, or maximum anticipated Drilling Unit, of the well. The opinion will include the ownership of the working interest, minerals, royalty, overriding royalty and production payments under the applicable Leases. Each party contributing Leases and/or Oil and Gas Interests to be included in the Drillsite or Drilling Unit, if appropriate, shall furnish to Operator all abstracts (including federal lease status reports), title opinions, title papers and curative material in its possession free of charge. All such information not in the possession of or made available to Operator by the parties, but necessary for the examination of the title, shall be obtained by Operator. Operator shall cause title to be examined by attorneys on its staff or by outside attorneys. Copies of all title opinions shall be furnished to each Drilling Party. Costs incurred by Operator in procuring abstracts, fees paid outside attorneys for title examination (including preliminary, supplemental, shut-in royalty

opinions and division order title opinions) and other direct charges as provided in Exhibit "C" shall be borne by the Drilling Parties in the proportion that the interest of each Drilling Party bears to the total interest of all Drilling Parties as such interests appear in Exhibit "A." Operator shall make no charge for services rendered by its staff attorneys or other personnel in the performance of the above functions.

Each party shall be responsible for securing curative matter and pooling amendments or agreements required in connection with Leases or Oil and Gas Interests contributed by such party. Operator shall be responsible for the preparation and recording of pooling designations or declarations and communitization agreements as well as the conduct of hearings before governmental agencies for the securing of spacing or pooling orders or any other orders necessary or appropriate to the conduct of operations hereunder. This shall not prevent any party from appearing on its own behalf at such hearings. Costs incurred by Operator, including fees paid to outside attorneys, which are associated with hearings before governmental agencies, and which costs are necessary and proper for the activities contemplated under this agreement, shall be direct charges to the joint account and shall not be covered by the administrative overhead charges as provided in Exhibit "C." Operator shall make no charge for services rendered by its staff attorneys or other personnel in the performance of the above functions.

No well shall be drilled on the Contract Area until after (1) the title to the Drillsite or Drilling Unit, if appropriate, has been examined as above provided, and (2) the title has been approved by the examining attorney or title has been accepted by all of the Drilling Parties in such well.

B. Loss or Failure of Title:

1. Failure of Title: Should any Oil and Gas Interest or Oil and Gas Lease be lost through failure of title, which results in a reduction of interest from that shown on Exhibit "A," the party credited with contributing the affected Lease or Interest (including, if applicable, a successor in interest to such party) shall have ninety (90) days from final determination of title failure to acquire a new lease or other instrument curing the entirety of the title failure, which acquisition will not be subject to Article VIII.B., and failing to do so, this agreement, nevertheless, shall continue in force as to all remaining Oil and Gas Leases and Interests; and,

(a) The party credited with contributing the Oil and Gas Lease or Interest affected by the title failure (including, if applicable, a successor in interest to such party) shall bear alone the entire loss and it shall not be entitled to recover from Operator or the other parties any development or operating costs which it may have previously paid or incurred, but there shall be no additional liability on its part to the other parties hereto by reason of such title failure;

(b) There shall be no retroactive adjustment of expenses incurred or revenues received from the operation of the Lease or Interest which has failed, but the interests of the parties contained on Exhibit "A" shall be revised on an acreage basis, as of the time it is determined finally that title failure has occurred, so that the interest of the party whose Lease or Interest is affected by the title failure will thereafter be reduced in the Contract Area by the amount of the Lease or Interest failed;

(c) If the proportionate interest of the other parties hereto in any producing well previously drilled on the Contract Area is increased by reason of the title failure, the party who bore the costs incurred in connection with such well attributable to the Lease or Interest which has failed shall receive the proceeds attributable to the increase in such interest (less costs and burdens attributable thereto) until it has been reimbursed for unrecovered costs paid by it in connection with such well attributable to such failed Lease or Interest;

(d) Should any person not a party to this agreement, who is determined to be the owner of any Lease or Interest which has failed, pay in any manner any part of the cost of operation, development, or equipment, such amount shall be paid to the party or parties who bore the costs which are so refunded;

(e) Any liability to account to a person not a party to this agreement for prior production of Oil and Gas which arises by reason of title failure shall be borne severally by each party (including a predecessor to a current party) who received production for which such accounting is required based on the amount of such production received, and each such party shall severally indemnify, defend and hold harmless all other parties hereto for any such liability to account;

(f) No charge shall be made to the joint account for legal expenses, fees or salaries in connection with the defense of the Lease or Interest claimed to have failed, but if the party contributing such Lease or Interest hereto elects to defend its title it shall bear all expenses in connection therewith; and

(g) If any party is given credit on Exhibit "A" to a Lease or Interest which is limited solely to ownership of an interest in the wellbore of any well or wells and the production therefrom, such party's absence of interest in the remainder of the Contract Area shall be considered a Failure of Title as to such remaining Contract Area unless that absence of interest is reflected on Exhibit "A."

2. Loss by Non-Payment or Erroneous Payment of Amount Due: If, through mistake or oversight, any rental, shut-in well payment, minimum royalty or royalty payment, or other payment necessary to maintain all or a portion of an Oil and Gas Lease or interest is not paid or is erroneously paid, and as a result a Lease or Interest terminates, there shall be no monetary liability against the party who failed to make such payment. Unless the party who failed to make the required payment secures a new Lease or Interest covering the same interest within ninety (90) days from the discovery of the failure to make proper payment, which acquisition will not be subject to Article VIII.B., the interests of the parties reflected on Exhibit "A" shall be revised on an acreage basis, effective as of the date of termination of the Lease or Interest involved, and the party who failed to make proper payment will no longer be credited with an interest in the Contract Area on account of ownership of the Lease or Interest which has terminated. If the party who failed to make the required payment shall not have been fully reimbursed, at the time of the loss, from the proceeds of the sale of Oil and Gas attributable to the lost Lease or Interest, calculated on an acreage basis, for the development and operating costs previously paid on account of such Lease or Interest,

it shall be reimbursed for unrecovered actual costs previously paid by it (but not for its share of the cost of any dry hole previously drilled or wells previously abandoned) from so much of the following as is necessary to effect reimbursement:

(a) Proceeds of Oil and Gas produced prior to termination of the Lease or Interest, less operating expenses and lease burdens chargeable hereunder to the person who failed to make payment, previously accrued to the credit of the lost Lease or Interest, on an acreage basis, up to the amount of unrecovered costs;

(b) Proceeds of Oil and Gas, less operating expenses and lease burdens chargeable hereunder to the person who failed to make payment, up to the amount of unrecovered costs attributable to that portion of Oil and Gas thereafter produced and marketed (excluding production from any wells thereafter drilled) which, in the absence of such Lease or Interest termination, would be attributable to the lost Lease or Interest on an acreage basis and which as a result of such Lease or Interest termination is credited to other parties, the proceeds of said portion of the Oil and Gas to be contributed by the other parties in proportion to their respective interests reflected on Exhibit "A"; and,

(c) Any monies, up to the amount of unrecovered costs, that may be paid by any party who is, or becomes, the owner of the Lease or Interest lost, for the privilege of participating in the Contract Area or becoming a party to this agreement.

3. <u>Other Losses</u>: All losses of Leases or Interests committed to this agreement, other than those set forth in Articles IV.B.1. and IV.B.2. above, shall be joint losses and shall be borne by all parties in proportion to their interests shown on Exhibit "A." This shall include but not be limited to the loss of any Lease or Interest through failure to develop or because express or implied covenants have not been performed (other than performance which requires only the payment of money), and the loss of any Lease by expiration at the end of its primary term if it is not renewed or extended. There shall be no readjustment of interests in the remaining portion of the Contract Area on account of any joint loss.

4. <u>Curing Title</u>: In the event of a Failure of Title under Article IV.B.1. or a loss of title under Article IV.B.2. above, any Lease or Interest acquired by any party hereto (other than the party whose interest has failed or was lost) during the ninety (90) day period provided by Article IV.B.1. and Article IV.B.2. above covering all or a portion of the interest that has failed or was lost shall be offered at cost to the party whose interest has failed or was lost, and the provisions of Article VIII.B. shall not apply to such acquisition.

ARTICLE V.
OPERATOR

A. Designation and Responsibilities of Operator:

KR III shall be the Operator of the Contract Area, and shall conduct and direct and have full control of all operations on the Contract Area as permitted and required by, and within the limits of this agreement. In its performance of services hereunder for the Non-Operators, Operator shall be an independent contractor not subject to the control or direction of the Non-Operators except as to the type of operation to be undertaken in accordance with the election procedures contained in this agreement. Operator shall not be deemed, or hold itself out as, the agent of the Non-Operators with authority to bind them to any obligation or liability assumed or incurred by Operator as to any third party. Operator shall conduct its activities under this agreement as a reasonable prudent operator, in a good and workmanlike manner, with due diligence and dispatch, in accordance with good oilfield practice, and in compliance with applicable law and regulation, but in no event shall it have any liability as Operator to the other parties for losses sustained or liabilities incurred except such as may result from gross negligence or willful misconduct.

B. Resignation or Removal of Operator and Selection of Successor:

1. <u>Resignation or Removal of Operator</u>: Operator may resign at any time by giving written notice thereof to Non-Operators. If Operator terminates its legal existence, no longer owns an interest hereunder in the Contract Area, or is no longer capable of serving as Operator, Operator shall be deemed to have resigned without any action by Non-Operators, except the selection of a successor. Operator may be removed only for good cause by the affirmative vote of Non-Operators owning a majority interest based on ownership as shown on Exhibit "A" remaining after excluding the voting interest of Operator; such vote shall not be deemed effective until a written notice has been delivered to the Operator by a Non-Operator detailing the alleged default and Operator has failed to cure the default within thirty (30) days from its receipt of the notice or, if the default concerns an operation then being conducted, within forty-eight (48) hours of its receipt of the notice. For purposes hereof, "good cause" shall mean not only gross negligence or willful misconduct but also the material breach of or inability to meet the standards of operation contained in Article V.A. or material failure or inability to perform its obligations under this agreement.

Subject to Article VII.D.1., such resignation or removal shall not become effective until 7:00 o'clock A.M. on the first day of the calendar month following the expiration of ninety (90) days after the giving of notice of resignation by Operator or action by the Non-Operators to remove Operator, unless a successor Operator has been selected and assumes the duties of Operator at an earlier date. Operator, after effective date of resignation or removal, shall be bound by the terms hereof as a Non-Operator. A change of a corporate name or structure of Operator or transfer of Operator's interest to any single subsidiary, parent or successor corporation shall not be the basis for removal of Operator.

2. <u>Selection of Successor Operator</u>: Upon the resignation or removal of Operator under any provision of this agreement, a successor Operator shall be selected by the parties. The successor Operator shall be selected from the parties owning an interest in the Contract Area at the time such successor Operator is selected. The successor Operator shall be selected by the affirmative vote of two (2) or more parties owning a majority interest based on ownership as shown on Exhibit "A"; provided, however, if an Operator which has been removed or is deemed to have resigned fails to vote or votes only to succeed itself, the successor Operator shall be selected by the affirmative vote of the party or parties owning a majority interest based on ownership as shown on Exhibit "A" remaining after excluding the voting interest of the Operator that was removed or resigned. The former Operator shall promptly deliver to the successor Operator all records and data relating to the operations conducted by the former Operator to the extent such records and data are not already in the possession of the

successor operator. Any cost of obtaining or copying the former Operator's records and data shall be charged to the joint account.

3. Effect of Bankruptcy: If Operator becomes insolvent, bankrupt or is placed in receivership, it shall be deemed to have resigned without any action by Non-Operators, except the selection of a successor. If a petition for relief under the federal bankruptcy laws is filed by or against Operator, and the removal of Operator is prevented by the federal bankruptcy court, all Non-Operators and Operator shall comprise an interim operating committee to serve until Operator has elected to reject or assume this agreement pursuant to the Bankruptcy Code, and an election to reject this agreement by Operator as a debtor in possession, or by a trustee in bankruptcy, shall be deemed a resignation as Operator without any action by Non-Operators, except the selection of a successor. During the period of time the operating committee controls operations, all actions shall require the approval of two (2) or more parties owning a majority interest based on ownership as shown on Exhibit "A." In the event there are only two (2) parties to this agreement, during the period of time the operating committee controls operations, a third party acceptable to Operator, Non-Operator and the federal bankruptcy court shall be selected as a member of the operating committee, and all actions shall require the approval of two (2) members of the operating committee without regard for their interest in the Contract Area based on Exhibit "A."

C. Employees and Contractors:

The number of employees or contractors used by Operator in conducting operations hereunder, their selection, and the hours of labor and the compensation for services performed shall be determined Operator, and all such employees or contractors shall be the employees or contractors of Operator.

D. Rights and Duties of Operator:

1. Competitive Rates and Use of Affiliates: All wells drilled on the Contract Area shall be drilled on a competitive contract basis at the usual rates prevailing in the area. If it so desires, Operator may employ its own tools and equipment in the drilling of wells, but its charges therefor shall not exceed the prevailing rates in the area and the rate of such charges shall be agreed upon by the parties in writing before drilling operations are commenced, and such work shall be performed by Operator under the same terms and conditions as are customary and usual in the area in contracts of independent contractors who are doing work of a similar nature. All work performed or materials supplied by affiliates or related parties of Operator shall be performed or supplied at competitive rates, pursuant to written agreement, and in accordance with customs and standards prevailing in the industry.

2. Discharge of Joint Account Obligations: Except as herein otherwise specifically provided, Operator shall promptly pay and discharge expenses incurred in the development and operation of the Contract Area pursuant to this agreement and shall charge each of the parties hereto with their respective proportionate shares upon the expense basis provided in Exhibit "C." Operator shall keep an accurate record of the joint account hereunder, showing expenses incurred and charges and credits made and received.

3. Protection from Liens: Operator shall pay, or cause to be paid, as and when they become due and payable, all accounts of contractors and suppliers and wages and salaries for services rendered or performed, and for materials supplied on, to or in respect of the Contract Area or any operations for the joint account thereof, and shall keep the Contract Area free from liens and encumbrances resulting therefrom except for those resulting from a bona fide dispute as to services rendered or materials supplied.

4. Custody of Funds: Operator shall hold for the account of the Non-Operators any funds of the Non-Operators advanced or paid to the Operator, either for the conduct of operations hereunder or as a result of the sale of production from the Contract Area, and such funds shall remain the funds of the Non-Operators on whose account they are advanced or paid until used for their intended purpose or otherwise delivered to the Non-Operators or applied toward the payment of debts as provided in Article VII.B. Nothing in this paragraph shall be construed to establish a fiduciary relationship between Operator and Non-Operators for any purpose other than to account for Non-Operator funds as herein specifically provided. Nothing in this paragraph shall require the maintenance by Operator of separate accounts for the funds of Non-Operators unless the parties otherwise specifically agree.

5. Access to Contract Area and Records: Operator shall, except as otherwise provided herein, permit each Non-Operator or its duly authorized representative, at the Non-Operator's sole risk and cost, full and free access at all reasonable times to all operations of every kind and character being conducted for the joint account on the Contract Area and to the records of operations conducted thereon or production therefrom, including Operator's books and records relating thereto. Such access rights shall not be exercised in a manner interfering with Operator's conduct of an operation hereunder and shall not obligate Operator to furnish any geologic or geophysical data of an interpretive nature unless the cost of preparation of such interpretive data was charged to the joint account. Operator will furnish to each Non-Operator upon request copies of any and all reports and information obtained by Operator in connection with production and related items, including, without limitation, meter and chart reports, production purchaser statements, run tickets and monthly gauge reports, but excluding purchase contracts and pricing information to the extent not applicable to the production of the Non-Operator seeking the information. Any audit of Operator's records relating to amounts expended and the appropriateness of such expenditures shall be conducted in accordance with the audit protocol specified in Exhibit "C."

6. Filing and Furnishing Governmental Reports: Operator will file, and upon written request promptly furnish copies to each requesting Non-Operator not in default of its payment obligations, all operational notices, reports or applications required to be filed by local, State, Federal or Indian agencies or authorities having jurisdiction over operations hereunder. Each Non-Operator shall provide to Operator on a timely basis all information necessary to Operator to make such filings.

7. Drilling and Testing Operations: The following provisions shall apply to each well drilled hereunder, including but not limited to the Initial Well:

(a) Operator will promptly advise Non-Operators of the date on which the well is spudded, or the date on which drilling operations are commenced.

(b) Operator will send to Non-Operators such reports, test results and notices regarding the progress of operations on the well as the Non-Operators shall reasonably request, including, but not limited to, daily drilling reports, completion reports, and well logs.

(c) Operator shall adequately test all Zones encountered which may reasonably be expected to be capable of producing Oil and Gas in paying quantities as a result of examination of the electric log or any other logs or cores or tests conducted hereunder.

4. Cost Estimates: Upon request of any Consenting Party, Operator shall furnish estimates of current and cumulative costs incurred for the joint account at reasonable intervals during the conduct of any operation pursuant to this agreement. Operator shall not be held liable for errors in such estimates so long as the estimates are made in good faith.

5. Insurance: At all times while operations are conducted hereunder, Operator shall comply with the workers compensation law of the state where the operations are being conducted; provided, however, that Operator may be a self-insurer for liability under said compensation laws in which event the only charge that shall be made to the joint account shall be as provided in Exhibit "C." Operator shall also carry or provide insurance for the benefit of the joint account of the parties as outlined in Exhibit "D" attached hereto and made a part hereof. Operator shall require all contractors engaged in work on or for the Contract Area to comply with the workers compensation law of the state where the operations are being conducted and to maintain such other insurance as Operator may require.

In the event automobile liability insurance is specified in said Exhibit "D," or subsequently receives the approval of the parties, no direct charge shall be made by Operator for premiums paid for such insurance for Operator's automotive equipment.

ARTICLE VI.
DRILLING AND DEVELOPMENT

A. Operations:

1. Proposed Operations: If any party hereto should desire to drill any well on the Contract Area, or if any party should desire to Rework, Sidetrack, Deepen, Recomplete or Plug Back a dry hole or a well no longer capable of producing in paying quantities in which such party has not otherwise relinquished its interest in the proposed objective Zone under this agreement, the party desiring to drill, Rework, Sidetrack, Deepen, Recomplete or Plug Back such a well shall give written notice of the proposed operation to the parties who have not otherwise relinquished their interest in such objective Zone under this agreement and to all other parties in the case of a proposal for Sidetracking or Deepening, specifying the work to be performed, the location, proposed depth, objective Zone and the estimated cost of the operation. The parties to whom such a notice is delivered shall have thirty (30) days after receipt of the notice within which to notify the party proposing to do the work whether they elect to participate in the cost of the proposed operation. If a drilling rig is on location, notice of a proposal to Rework, Sidetrack, Recomplete, Plug Back or Deepen may be given by telephone and the response period shall be limited to forty-eight (48) hours, exclusive of Saturday, Sunday and legal holidays. Failure of a party to whom such notice is delivered to reply within the period above fixed shall constitute an election by that party not to participate in the cost of the proposed operation. Any proposal by a party to conduct an operation conflicting with the operation initially proposed shall be delivered to all parties within the time and in the manner provided in Article VI.B.6.

If all parties to whom such notice is delivered elect to participate in such a proposed operation, the parties shall be contractually committed to participate therein provided such operations are commenced within the time period hereafter set forth, and Operator shall, no later than ninety (90) days after expiration of the notice period of thirty (30) days (or as promptly as practicable after the expiration of the forty-eight (48) hour period when a drilling rig is on location, as the case may be), actually commence the proposed operation and thereafter complete it with due diligence at the risk and expense of the parties participating therein; provided, however, said commencement date may be extended upon written notice of same by Operator to the other parties, for a period of up to thirty (30) additional days if, in the sole opinion of Operator, such additional time is reasonably necessary to obtain permits from governmental authorities, surface rights (including rights-of-way) or appropriate drilling equipment, or to complete title examination or curative matter required for title approval or acceptance. If the actual operation has not been commenced within the time provided (including any extension thereof as specifically permitted herein or in the force majeure provisions of Article XI) and if any party hereto still desires to conduct said operation, written notice proposing same must be resubmitted to the other parties in accordance herewith as if no prior proposal had been made. Those parties that did not participate in the drilling of a well for which a proposal to Deepen or Sidetrack is made hereunder shall, if such parties desire to participate in the proposed Deepening or Sidetracking operation, reimburse the Drilling Parties in accordance with Article VI.B.4. in the event of a Deepening operation and in accordance with Article VI.B.5. in the event of a Sidetracking operation.

2. Operations by Less Than All Parties:

(a) Determination of Participation. If any party to whom such notice is delivered as provided in Article VI.B.1. or VI.C.1. (Option No. 2) elects not to participate in the proposed operation, then, in order to be entitled to the benefits of this Article, the party or parties giving the notice and such other parties as shall elect to participate in the operation shall, no later than ninety (90) days after the expiration of the notice period of thirty (30) days (or as promptly as practicable after the expiration of the forty-eight (48) hour period when a drilling rig is on location, as the case may be) actually commence the proposed operation and complete it with due diligence. Operator shall perform all work for the account of the Consenting Parties; provided, however, if no drilling rig or other equipment is on location, and if Operator is a Non-Consenting Party, the Consenting Parties shall either: (i) request Operator to perform the work required by such proposed operation for the account of the Consenting Parties, or (ii) designate one of the Consenting Parties as Operator to perform such work. The

rights and duties granted to and imposed upon the Operator under this agreement are granted to and imposed upon the party designated as Operator for an operation in which the original Operator is a Non-Consenting Party. Consenting Parties, when conducting operations on the Contract Area pursuant to this Article VI.B.2., shall comply with all terms and conditions of this agreement.

If less than all parties approve any proposed operation, the proposing party, immediately after the expiration of the applicable notice period, shall advise all Parties of the total interest of the parties approving such operation and its recommendation as to whether the Consenting Parties should proceed with the operation as proposed. Each Consenting Party, within forty-eight (48) hours (exclusive of Saturday, Sunday, and legal holidays) after delivery of such notice, shall advise the proposing party of its desire to (i) limit participation to such party's interest as shown on Exhibit "A" or (ii) carry only its proportionate part (determined by dividing such party's interest in the Contract Area by the interests of all Consenting Parties in the Contract Area) of Non-Consenting Parties' interests, or (iii) carry its proportionate part (determined as provided in (ii)) of Non-Consenting Parties' interests together with all or a portion of its proportionate part of any Non-Consenting Parties' interests that any Consenting Party did not elect to take. Any interest of Non-Consenting Parties that is not carried by a Consenting Party shall be deemed to be carried by the party proposing the operation if such party does not withdraw its proposal. Failure to advise the proposing party within the time required shall be deemed an election under (i). In the event a drilling rig is on location, notice may be given by telephone, and the time permitted for such a response shall not exceed a total of forty-eight (48) hours (exclusive of Saturday, Sunday and legal holidays). The proposing party, at its election, may withdraw such proposal if there is less than 100% participation and shall notify all parties of such decision within ten (10) days, or within twenty-four (24) hours if a drilling rig is on location, following expiration of the applicable response period. If 100% subscription to the proposed operation is obtained, the proposing party shall promptly notify the Consenting Parties of their proportionate interests in the operation and the party serving as Operator shall commence such operation within the period provided in Article VI.B.1., subject to the same extension right as provided therein.

(b) Relinquishment of Interest for Non-Participation. The entire cost and risk of conducting such operations shall be borne by the Consenting Parties in the proportions they have elected to bear same under the terms of the preceding paragraph. Consenting Parties shall keep the leasehold estates involved in such operations free and clear of all liens and encumbrances of every kind created by or arising from the operations of the Consenting Parties. If such an operation results in a dry hole, then subject to Articles VI.B.6. and VI.E.3., the Consenting Parties shall plug and abandon the well and restore the surface location at their sole cost, risk and expense; provided, however, that those Non-Consenting Parties that participated in the drilling, Deepening or Sidetracking of the well shall remain liable for, and shall pay, their proportionate shares of the cost of plugging and abandoning the well and restoring the surface location insofar only as those costs were not increased by the subsequent operations of the Consenting Parties. If any well drilled, Reworked, Sidetracked, Deepened, Recompleted or Plugged Back under the provisions of this Article results in a well capable of producing Oil and/or Gas in paying quantities, the Consenting Parties shall Complete and equip the well to produce at their sole cost and risk, and the well shall then be turned over to Operator (if the Operator did not conduct the operation) and shall be operated by it at the expense and for the account of the Consenting Parties. Upon commencement of operations for the drilling, Reworking, Sidetracking, Recompleting, Deepening or Plugging Back of any such well by Consenting Parties in accordance with the provisions of this Article, each Non-Consenting Party shall be deemed to have relinquished to Consenting Parties, and the Consenting Parties shall own and be entitled to receive, in proportion to their respective interests, all of such Non-Consenting Party's interest in the well and share of production therefrom or, in the case of a Reworking, Sidetracking, Deepening, Recompleting or Plugging Back, or a Completion pursuant to Article VI.C.1. Option No. 2, all of such Non-Consenting Party's interest in the production obtained from the operation in which the Non-Consenting Party did not elect to participate. Such relinquishment shall be effective until the proceeds of the sale of such share, calculated at the well, or market value thereof if such share is not sold (after deducting applicable ad valorem, production, severance, and excise taxes, royalty, overriding royalty and other interests not excepted by Article III.C. payable out of or measured by the production from such well accruing with respect to such interest until it reverts), shall equal the total of the following:

(i) 300% of each such Non-Consenting Party's share of the cost of any newly acquired surface equipment beyond the wellhead connections (including but not limited to stock tanks, separators, treaters, pumping equipment and piping), plus 100% of each such Non-Consenting Party's share of the cost of operation of the well commencing with first production and continuing until each such Non-Consenting Party's relinquished interest shall revert to it under other provisions of this Article, it being agreed that each Non-Consenting Party's share of such costs and equipment will be that interest which would have been chargeable to such Non-Consenting Party had it participated in the well from the beginning of the operations; and

(ii) 300%% of (a) that portion of the costs and expenses of drilling, Reworking, Sidetracking, Deepening, Plugging Back, testing, Completing, and Recompleting, after deducting any cash contributions received under Article VIII.C., and of (b) that portion of the cost of newly acquired equipment in the well (to and including the wellhead connections), which would have been chargeable to such Non-Consenting Party if it had participated therein.

Notwithstanding anything to the contrary in this Article VI.B., if the well does not reach the deepest objective Zone described in the notice proposing the well for reasons other than the encountering of granite or practically impenetrable substance or other condition in the hole rendering further operations impracticable, Operator shall give notice thereof to each Non-Consenting Party who submitted or voted for an alternative proposal under Article VI.B.6. to drill the well to a shallower Zone than the deepest objective Zone proposed in the notice under which the well was drilled, and each such Non-Consenting Party shall have the option to participate in the initial proposed Completion of the well by paying its share of the cost of drilling the well to its actual depth, calculated in the manner provided in Article VI.B.4. (a). If any such Non-Consenting Party does not elect to participate in the first Completion proposed for such well, the relinquishment provisions

of this Article VI.B.2. (b) shall apply to such party's interest.

(c) Reworking, Recompleting or Plugging Back. An election not to participate in the drilling, Sidetracking or Deepening of a well shall be deemed an election not to participate in any Reworking or Plugging Back operation proposed in such a well, or portion thereof, to which the initial non-consent election applied that is conducted at any time prior to full recovery by the Consenting Parties of the Non-Consenting Party's recoupment amount. Similarly, an election not to participate in the Completing or Recompleting of a well shall be deemed an election not to participate in any Reworking operation proposed in such a well, or portion thereof, to which the initial non-consent election applied that is conducted at any time prior to full recovery by the Consenting Parties of the Non-Consenting Party's recoupment amount. Any such Reworking, Recompleting or Plugging Back operation conducted during the recoupment period shall be deemed part of the cost of operation of said well and there shall be added to the sums to be recouped by the Consenting Parties 300% of that portion of the costs of the Reworking, Recompleting or Plugging Back operation which would have been chargeable to such Non-Consenting Party had it participated therein. If such a Reworking, Recompleting or Plugging Back operation is proposed during such recoupment period, the provisions of this Article VI.B. shall be applicable as between said Consenting Parties in said well.

(d) Recoupment Matters. During the period of time Consenting Parties are entitled to receive Non-Consenting Party's share of production, or the proceeds therefrom, Consenting Parties shall be responsible for the payment of all ad valorem, production, severance, excise, gathering and other taxes, and all royalty, overriding royalty and other burdens applicable to Non-Consenting Party's share of production not excepted by Article III.C.

In the case of any Reworking, Sidetracking, Plugging Back, Recompleting or Deepening operation, the Consenting Parties shall be permitted to use, free of cost, all casing, tubing and other equipment in the well, but the ownership of all such equipment shall remain unchanged; and upon abandonment of a well after such Reworking, Sidetracking, Plugging Back, Recompleting or Deepening, the Consenting Parties shall account for all such equipment to the owners thereof, with each party receiving its proportionate part in kind or in value, less cost of salvage.

Within ninety (90) days after the completion of any operation under this Article, the party conducting the operations for the Consenting Parties shall furnish each Non-Consenting Party with an inventory of the equipment in and connected to the well, and an itemized statement of the cost of drilling, Sidetracking, Deepening, Plugging Back, testing, Completing, Recompleting, and equipping the well for production; or, at its option, the operating party, in lieu of an itemized statement of such costs of operation, may submit a detailed statement of monthly billings. Each month thereafter, during the time the Consenting Parties are being reimbursed as provided above, the party conducting the operations for the Consenting Parties shall furnish the Non-Consenting Parties with an itemized statement of all costs and liabilities incurred in the operation of the well, together with a statement of the quantity of Oil and Gas produced from it and the amount of proceeds realized from the sale of the well's working interest production during the preceding month. In determining the quantity of Oil and Gas produced during any month, Consenting Parties shall use industry accepted methods such as but not limited to metering or periodic well tests. Any amount realized from the sale or other disposition of equipment newly acquired in connection with any such operation which would have been owned by a Non-Consenting Party had it participated therein shall be credited against the total unreturned costs of the work done and of the equipment purchased in determining when the interest of such Non-Consenting Party shall revert to it as above provided; and if there is a credit balance, it shall be paid to such Non-Consenting Party.

If and when the Consenting Parties recover from a Non-Consenting Party's relinquished interest the amounts provided for above, the relinquished interests of such Non-Consenting Party shall automatically revert to it as of 7:00 a.m. on the day following the day on which such recoupment occurs, and, from and after such reversion, such Non-Consenting Party shall own the same interest in such well, the material and equipment in or pertaining thereto, and the production therefrom as such Non-Consenting Party would have been entitled to had it participated in the drilling, Sidetracking, Reworking, Deepening, Recompleting or Plugging Back of said well. Thereafter, such Non-Consenting Party shall be charged with and shall pay its proportionate part of the further costs of the operation of said well in accordance with the terms of this agreement and Exhibit "C" attached hereto.

3. Stand-By Costs: When a well which has been drilled or Deepened has reached its authorized depth and all tests have been completed and the results thereof furnished to the parties, or when operations on the well have been otherwise terminated pursuant to Article VI.F., stand-by costs incurred pending response to a party's notice proposing a Reworking, Sidetracking, Deepening, Recompleting, Plugging Back or Completing operation in such a well (including the period required under Article VI.B.6. to resolve competing proposals) shall be charged and borne as part of the drilling or Deepening operation just completed. Stand-by costs subsequent to all parties responding, or expiration of the response time permitted, whichever first occurs, and prior to agreement as to the participating interests of all Consenting Parties pursuant to the terms of the second grammatical paragraph of Article VI.B.2. (a), shall be charged to and borne as part of the proposed operation, but if the proposal is subsequently withdrawn because of insufficient participation, such stand-by costs shall be allocated between the Consenting Parties in the proportion each Consenting Party's interest as shown on Exhibit "A" bears to the total interest as shown on Exhibit "A" of all Consenting Parties.

In the event that notice for a Sidetracking operation is given while the drilling rig to be utilized is on location, any party may request and receive up to five (5) additional days after expiration of the forty-eight hour response period specified in Article VI.B.1. within which to respond by paying for all stand-by costs and other costs incurred during such extended response period; Operator may require such party to pay the estimated stand-by time in advance as a condition to extending the response period. If more than one party elects to take such additional time to respond to the notice, standby costs shall be allocated between the parties taking additional time to respond on a day-to-day basis in the proportion each electing party's

interest as shown on Exhibit "A" bears to the total interest as shown on Exhibit "A" of all the electing parties.

4. Deepening: If less than all parties elect to participate in a drilling, Sidetracking, or Deepening operation proposed pursuant to Article VI.B.1., the interest relinquished by the Non-Consenting Parties to the Consenting Parties under Article VI.B.2. shall relate only and be limited to the lesser of (i) the total depth actually drilled or (ii) the objective depth or Zone of which the parties were given notice under Article VI.B.1. ("Initial Objective"). Such well shall not be Deepened beyond the Initial Objective without first complying with this Article to afford the Non-Consenting Parties the opportunity to participate in the Deepening operation.

In the event any Consenting Party desires to drill or Deepen a Non-Consent Well to a depth below the Initial Objective, such party shall give notice thereof, complying with the requirements of Article VI.B.1., to all parties (including Non-Consenting Parties). Thereupon, Articles VI.B.1. and 2. shall apply and all parties receiving such notice shall have the right to participate or not participate in the Deepening of such well pursuant to said Articles VI.B.1. and 2. If a Deepening operation is approved pursuant to such provisions, and if any Non-Consenting Party elects to participate in the Deepening operation, such Non-Consenting party shall pay or make reimbursement (as the case may be) of the following costs and expenses.

(a) If the proposal to Deepen is made prior to the Completion of such well as a well capable of producing in paying quantities, such Non-Consenting Party shall pay (or reimburse Consenting Parties for, as the case may be) that share of costs and expenses incurred in connection with the drilling of said well from the surface to the Initial Objective which Non-Consenting Party would have paid had such Non-Consenting Party agreed to participate therein, plus the Non-Consenting Party's share of the cost of Deepening and of participating in any further operations on the well in accordance with the other provisions of this Agreement; provided, however, all costs for testing and Completion or attempted Completion of the well incurred by Consenting Parties prior to the point of actual operations to Deepen beyond the Initial Objective shall be for the sole account of Consenting Parties.

(b) If the proposal is made for a Non-Consent Well that has been previously Completed as a well capable of producing in paying quantities, but is no longer capable of producing in paying quantities, such Non-Consenting Party shall pay (or reimburse Consenting Parties for, as the case may be) its proportionate share of all costs of drilling, Completing, and equipping said well from the surface to the Initial Objective, calculated in the manner provided in paragraph (a) above, less those costs recouped by the Consenting Parties from the sale of production from the well. The Non-Consenting Party shall also pay its proportionate share of all costs of re-entering said well. The Non-Consenting Parties' proportionate part (based on the percentage of such well Non-Consenting Party would have owned had it previously participated in such Non-Consent Well) of the costs of salvable materials and equipment remaining in the hole and salvable surface equipment used in connection with such well shall be determined in accordance with Exhibit "C." If the Consenting Parties have recouped the cost of drilling, Completing, and equipping the well at the time such Deepening operation is conducted, then a Non-Consenting Party may participate in the Deepening of the well with no payment for costs incurred prior to re-entering the well for Deepening

The foregoing shall not imply a right of any Consenting Party to propose any Deepening for a Non-Consent Well prior to the drilling of such well to its Initial Objective without the consent of the other Consenting Parties as provided in Article VI.F.

5. Sidetracking: Any party having the right to participate in a proposed Sidetracking operation that does not own an interest in the affected wellbore at the time of the notice shall, upon electing to participate, tender to the wellbore owners its proportionate share (equal to its interest in the Sidetracking operation) of the value of that portion of the existing wellbore to be utilized as follows:

(a) If the proposal is for Sidetracking an existing dry hole, reimbursement shall be on the basis of the actual costs incurred in the initial drilling of the well down to the depth at which the Sidetracking operation is initiated.

(b) If the proposal is for Sidetracking a well which has previously produced, reimbursement shall be on the basis of such party's proportionate share of drilling and equipping costs incurred in the initial drilling of the well down to the depth at which the Sidetracking operation is conducted, calculated in the manner described in Article VI.B.4(b) above. Such party's proportionate share of the cost of the well's salvable materials and equipment down to the depth at which the Sidetracking operation is initiated shall be determined in accordance with the provisions of Exhibit "C."

6. Order of Preference of Operations. Except as otherwise specifically provided in this agreement, if any party desires to propose the conduct of an operation that conflicts with a proposal that has been made by a party under this Article VI, such party shall have fifteen (15) days from delivery of the initial proposal, in the case of a proposal to drill a well or to perform an operation on a well where no drilling rig is on location, or twenty-four (24) hours, exclusive of Saturday, Sunday and legal holidays, from delivery of the initial proposal, if a drilling rig is on location for the well on which such operation is to be conducted, to deliver to all parties entitled to participate in the proposed operation such party's alternative proposal, such alternate proposal to contain the same information required to be included in the initial proposal. Each party receiving such proposals shall elect by delivery of notice to Operator within five (5) days after expiration of the proposal period, or within twenty-four (24) hours (exclusive of Saturday, Sunday and legal holidays) if a drilling rig is on location for the well that is the subject of the proposals, to participate in one of the competing proposals. Any party not electing within the time required shall be deemed not to have voted. The proposal receiving the vote of parties owning the largest aggregate percentage interest of the parties voting shall have priority over all other competing proposals; in the case of a tie vote, the initial proposal shall prevail. Operator shall deliver notice of such result to all parties entitled to participate in the operation within five (5) days after expiration of the election period (or within twenty-four (24) hours, exclusive of Saturday, Sunday and legal holidays, if a drilling rig is on location). Each party shall then have two (2) days (or twenty-four (24) hours if a rig is on location) from receipt of such notice to elect by delivery of notice to Operator to participate in such operation or to relinquish interest in the affected well pursuant to the provisions of Article VI.B.2.; failure by a party to deliver notice within

such period shall be deemed an election not to participate in the prevailing proposal.

7. Conformity to Spacing Pattern. Notwithstanding the provisions of this Article VI.B.2., it is agreed that no wells shall be proposed to be drilled to or Completed in or produced from a Zone from which a well located elsewhere on the Contract Area is producing, unless such well conforms to the then-existing well spacing pattern for such Zone.

8. Paying Wells. No party shall conduct any Reworking, Deepening, Plugging Back, Completion, Recompletion, or Sidetracking operation under this agreement with respect to any well then capable of producing in paying quantities except with the consent of all parties that have not relinquished interests in the well at the time of such operation.

B. Completion of Wells; Reworking and Plugging Back:

1. Completion: Without the consent of all parties, no well shall be drilled, Deepened or Sidetracked, except any well drilled, Deepened or Sidetracked pursuant to the provisions of Article VI.B.2. of this agreement. Consent to the drilling, Deepening or Sidetracking shall include:

☑ Option No. 1: All necessary expenditures for the drilling, Deepening or Sidetracking, testing, Completing and equipping of the well, including necessary tankage and/or surface facilities.

☐ Option No. 2: All necessary expenditures for the drilling, Deepening or Sidetracking and testing of the well. When such well has reached its authorized depth, and all logs, cores and other tests have been completed, and the results thereof furnished to the parties, Operator shall give immediate notice to the Non-Operators having the right to participate in a Completion attempt whether or not Operator recommends attempting to Complete the well, together with Operator's AFE for Completion costs if not previously provided. The parties receiving such notice shall have forty-eight (48) hours (exclusive of Saturday, Sunday and legal holidays) in which to elect by delivery of notice to Operator to participate in a recommended Completion attempt or to make a Completion proposal with an accompanying AFE. Operator shall deliver any such Completion proposal, or any Completion proposal conflicting with Operator's proposal, to the other parties entitled to participate in such Completion in accordance with the procedures specified in Article VI.B.6. Election to participate in a Completion attempt shall include consent to all necessary expenditures for the Completing and equipping of such well, including necessary tankage and/or surface facilities but excluding any stimulation operation not contained on the Completion AFE. Failure of any party receiving such notice to reply within the period above fixed shall constitute an election by that party not to participate in the cost of the Completion attempt; provided, that Article VI.B.6. shall control in the case of conflicting Completion proposals. If one or more, but less than all of the parties, elect to attempt a Completion, the provision of Article VI.B.2. hereof (the phrase "Reworking, Sidetracking, Deepening, Recompleting or Plugging Back" as contained in Article VI.B.2. shall be deemed to include "Completing") shall apply to the operations thereafter conducted by less than all parties; provided, however, that Article VI.B.2. shall apply separately to each separate Completion or Recompletion attempt undertaken hereunder, and an election to become a Non-Consenting Party as to one Completion or Recompletion attempt shall not prevent a party from becoming a Consenting Party in subsequent Completion or Recompletion attempts regardless whether the Consenting Parties as to earlier Completions or Recompletion have recouped their costs pursuant to Article VI.B.2.; provided further, that any recoupment of costs by a Consenting Party shall be made solely from the production attributable to the Zone in which the Completion attempt is made. Election by a previous Non-Consenting party to participate in a subsequent Completion or Recompletion attempt shall require such party to pay its proportionate share of the cost of salvable materials and equipment installed in the well pursuant to the previous Completion or Recompletion attempt, insofar and only insofar as such materials and equipment benefit the Zone in which such party participates in a Completion attempt.

2. Rework, Recomplete or Plug Back: No well shall be Reworked, Recompleted or Plugged Back except a well Reworked, Recompleted, or Plugged Back pursuant to the provisions of Article VI.B.2. of this agreement. Consent to the Reworking, Recompleting or Plugging Back of a well shall include all necessary expenditures in conducting such operations and Completing and equipping of said well, including necessary tankage and/or surface facilities.

C. Other Operations:

Operator shall not undertake any single project reasonably estimated to require an expenditure in excess of Fifty Thousand Dollars ($50,000.00) except in connection with the drilling, Sidetracking, Reworking, Deepening, Completing, Recompleting or Plugging Back of a well that has been previously authorized by or pursuant to this agreement; provided, however, that, in case of explosion, fire, flood or other sudden emergency, whether of the same or different nature, Operator may take such steps and incur such expenses as in its opinion are required to deal with the emergency to safeguard life and property but Operator, as promptly as possible, shall report the emergency to the other parties. If Operator prepares an AFE for its own use, Operator shall furnish any Non-Operator so requesting an information copy thereof for any single project costing in excess of Fifty Thousand Dollars ($ 50,000.00). Any party who has not relinquished its interest in a well shall have the right to propose that Operator perform repair work or undertake the installation of artificial lift equipment or ancillary production facilities such as salt water disposal wells or to conduct additional work with respect to a well drilled hereunder or other similar project (but not including the installation of gathering lines or other transportation or marketing facilities, the installation of which shall be governed by separate agreement between the parties) reasonably estimated to require an expenditure in excess of the amount first set forth above in this Article VI.D. (except in connection with an operation required to be proposed under Articles VI.B.1. or VI.C.1. Option No. 2, which shall be governed exclusively be those Articles). Operator shall deliver such proposal to all parties entitled to participate therein. If within thirty (30) days thereof Operator secures the written consent of any party or parties owning at least sixty-five percent (65.00%) of the interests of the parties entitled to participate in such operation,

each party having the right to participate in such project shall be bound by the terms of such proposal and shall be obligated to pay its proportionate share of the costs of the proposed project as if it had consented to such project pursuant to the terms of the proposal.

D. Abandonment of Wells:

1. Abandonment of Dry Holes: Except for any well drilled or Deepened pursuant to Article VI.B.2., any well which has been drilled or Deepened under the terms of this agreement and is proposed to be completed as a dry hole shall not be plugged and abandoned without the consent of all parties. Should Operator, after diligent effort, be unable to contact any party, or should any party fail to reply within forty-eight (48) hours (exclusive of Saturday, Sunday and legal holidays) after delivery of notice of the proposal to plug and abandon such well, such party shall be deemed to have consented to the proposed abandonment. All such wells shall be plugged and abandoned in accordance with applicable regulations and at the cost, risk and expense of the parties who participated in the cost of drilling or Deepening such well. Any party who objects to plugging and abandoning such well by notice delivered to Operator within forty-eight (48) hours (exclusive of Saturday, Sunday and legal holidays) after delivery of notice of the proposed plugging shall take over the well as of the end of such forty-eight (48) hour notice period and conduct further operations in search of Oil and/or Gas subject to the provisions of Article VI.B.; failure of such party to provide proof reasonably satisfactory to Operator of its financial capability to conduct such operations or to take over the well within such period or thereafter to conduct operations on such well or plug and abandon such well shall entitle Operator to retain or take possession of the well and plug and abandon the well. The party taking over the well shall indemnify Operator (if Operator is an abandoning party) and the other abandoning parties against liability for any further operations conducted on such well except for the costs of plugging and abandoning the well and restoring the surface, for which the abandoning parties shall remain proportionately liable.

2. Abandonment of Wells That Have Produced: Except for any well in which a Non-Consent operation has been conducted hereunder for which the Consenting Parties have not been fully reimbursed as herein provided, any well which has been completed as a producer shall not be plugged and abandoned without the consent of all parties. If all parties consent to such abandonment, the well shall be plugged and abandoned in accordance with applicable regulations and at the cost, risk and expense of all the parties hereto. Failure of a party to reply within sixty (60) days of delivery of notice of proposed abandonment shall be deemed an election to consent to the proposal. If, within sixty (60) days after delivery of notice of the proposed abandonment of any well, all parties do not agree to the abandonment of such well, those wishing to continue its operation from the Zone then open to production shall be obligated to take over the well as of the expiration of the applicable notice period and shall indemnify Operator (if Operator is an abandoning party) and the other abandoning parties against liability for any further operations on the well conducted by such parties. Failure of such party or parties to provide proof reasonably satisfactory to Operator of their financial capability to conduct such operations or to take over the well within the required period or thereafter to conduct operations on such well shall entitle operator to retain or take possession of such well and plug and abandon the well.

Parties taking over a well as provided herein shall tender to each of the other parties its proportionate share of the value of the well's salvable material and equipment, determined in accordance with the provisions of Exhibit "C," less the estimated cost of salvaging and the estimated cost of plugging and abandoning and restoring the surface; provided, however, that in the event the estimated plugging and abandoning and surface restoration costs and the estimated cost of salvaging are higher than the value of the well's salvable material and equipment, each of the abandoning parties shall tender to the parties continuing operations their proportionate shares of the estimated excess cost. Each abandoning party shall assign to the non-abandoning parties, without warranty, express or implied, as to title or as to quantity, or fitness for use of the equipment and material, all of its interest in the wellbore of the well and related equipment, together with its interest in the Leasehold insofar and only insofar as such Leasehold covers the right to obtain production from that wellbore in the Zone then open to production. If the interest of the abandoning party is or includes and Oil and Gas Interest, such party shall execute and deliver to the non-abandoning party or parties an oil and gas lease, limited to the wellbore and the Zone then open to production, for a term of one (1) year and so long thereafter as Oil and/or Gas is produced from the Zone covered thereby, such lease to be on the form attached as Exhibit "B." The assignments or leases so limited shall encompass the Drilling Unit upon which the well is located. The payments by, and the assignments or leases to, the assignees shall be in a ratio based upon the relationship of their respective percentage of participation in the Contract Area to the aggregate of the percentages of participation in the Contract Area of all assignees. There shall be no readjustment of interests in the remaining portions of the Contract Area.

Thereafter, abandoning parties shall have no further responsibility, liability, or interest in the operation of or production from the well in the Zone then open other than the royalties retained in any lease made under the terms of this Article. Upon request, Operator shall continue to operate the assigned well for the account of the non-abandoning parties at the rates and charges contemplated by this agreement, plus any additional cost and charges which may arise as the result of the separate ownership of the assigned well. Upon proposed abandonment of the producing Zone assigned or leased, the assignor or lessor shall then have the option to repurchase its prior interest in the well (using the same valuation formula) and participate in further operations therein subject to the provisions hereof.

3. Abandonment of Non-Consent Operations: The provisions of Article VI.E.1. or VI.E.2. above shall be applicable as between Consenting Parties in the event of the proposed abandonment of any well excepted from said Articles; provided, however, no well shall be permanently plugged and abandoned unless and until all parties having the right to conduct further operations therein have been notified of the proposed abandonment and afforded the opportunity to elect to take over the well in accordance with the provisions of this Article VI.E.; and provided further, that Non-Consenting Parties who own an interest in a portion of the well shall pay their proportionate shares of abandonment and surface restoration cost for such well as provided in Article VI.B.2.(b).

E. Termination of Operations:

Upon the commencement of an operation for the drilling, Reworking, Sidetracking, Plugging Back, Deepening, testing, Completion or plugging of a well, including but not limited to the Initial Well, such operation shall not be terminated without consent of parties bearing 80% of the costs of such operation; provided, however, that in the event granite or other practically impenetrable substance or condition in the hole is encountered which renders further operations impractical, Operator may discontinue operations and give notice of such condition in the manner provided in Article VI.B.1, and the provisions of Article VI.B. or VI.E. shall thereafter apply to such operation, as appropriate.

F. Taking Production in Kind:

☐ **Option No. 1: Gas Balancing Agreement Attached**

Each party shall take in kind or separately dispose of its proportionate share of all Oil and Gas produced from the Contract Area, exclusive of production which may be used in development and producing operations and in preparing and treating Oil and Gas for marketing purposes and production unavoidably lost. Any extra expenditure incurred in the taking in kind or separate disposition by any party of its proportionate share of the production shall be borne by such party. Any party taking its share of production in kind shall be required to pay for only its proportionate share of such part of Operator's surface facilities which it uses.

Each party shall execute such division orders and contracts as may be necessary for the sale of its interest in production from the Contract Area, and, except as provided in Article VII.B., shall be entitled to receive payment directly from the purchaser thereof for its share of all production.

If any party fails to make the arrangements necessary to take in kind or separately dispose of its proportionate share of the Oil produced from the Contract Area, Operator shall have the right, subject to the revocation at will by the party owning it, but not the obligation, to purchase such Oil or sell it to others at any time and from time to time, for the account of the non-taking party. Any such purchase or sale by Operator may be terminated by Operator upon at least ten (10) days written notice to the owner of said production and shall be subject always to the right of the owner of the production upon at least ten (10) days written notice to Operator to exercise at any time its right to take in kind, or separately dispose of, its share of all Oil not previously delivered to a purchaser. Any purchase or sale by Operator of any other party's share of Oil shall be only for such reasonable periods of time as are consistent with the minimum needs of the industry under the particular circumstances, but in no event for a period in excess of one (1) year.

Any such sale by Operator shall be in a manner commercially reasonable under the circumstances but Operator shall have no duty to share any existing market or to obtain a price equal to that received under any existing market. The sale or delivery by Operator of a non-taking party's share of Oil under the terms of any existing contract of Operator shall not give the non-taking party any interest in or make the non-taking party a party to said contract. No purchase shall be made by Operator without first giving the non-taking party at least ten (10) days written notice of such intended purchase and the price to be paid or the pricing basis to be used.

All parties shall give timely written notice to Operator of their Gas marketing arrangements for the following month, excluding price, and shall notify Operator immediately in the event of a change in such arrangements. Operator shall maintain records of all marketing arrangements, and of volumes actually sold or transported, which records shall be made available to Non-Operators upon reasonable request.

In the event one or more parties' separate disposition of its share of the Gas causes split-stream deliveries to separate pipelines and/or deliveries which on a day-to-day basis for any reason are not exactly equal to a party's respective proportionate share of total Gas sales to be allocated to it, the balancing or accounting between the parties shall be in accordance with any Gas balancing agreement between the parties hereto, whether such an agreement is attached as Exhibit "E" or is a separate agreement. Operator shall give notice to all parties of the first sales of Gas from any well under this agreement.

☑ **Option No. 2: No Gas Balancing Agreement:**

Each party shall take in kind or separately dispose of its proportionate share of all Oil and Gas produced from the Contract Area, exclusive of production which may be used in development and producing operations and in preparing and treating Oil and Gas for marketing purposes and production unavoidably lost. Any extra expenditures incurred in the taking in kind or separate disposition by any party of its proportionate share of the production shall be borne by such party. Any party taking its share of production in kind shall be required to pay for only its proportionate share of such part of Operator's surface facilities which it uses.

Each party shall execute such division orders and contracts as may be necessary for the sale of its interest in production from the Contract Area, and, except as provided in Article VII.B., shall be entitled to receive payment directly from the purchaser thereof for its share of all production.

If any party fails to make the arrangements necessary to take in kind or separately dispose of its proportionate share of the Oil and/or Gas produced from the Contract Area, Operator shall have the right, subject to the revocation at will by the party owning it, but not the obligation, to purchase such Oil and/or Gas or sell it to others at any time and from time to time, for the account of the non-taking party. Any such purchase or sale by Operator may be terminated by Operator upon at least ten (10) days written notice to the owner of said production and shall be subject always to the right of the owner of the production upon at least ten (10) days written notice to Operator to exercise its right to take in kind, or separately dispose of, its share of all Oil and/or Gas not previously delivered to a purchaser; provided, however, that the effective date of any such revocation may be deferred at Operator's election for a period not to exceed ninety (90) days if Operator has committed such production to a purchase contract having a term extending beyond such ten (10) -day period. Any purchase or sale by Operator of any other party's share of Oil and/or Gas shall be only for such reasonable periods of time as are consistent with the

minimum needs of the industry under the particular circumstances, but in no event for a period in excess of one (1) year.

Any such sale by Operator shall be in a manner commercially reasonable under the circumstances, but Operator shall have no duty to share any existing market or transportation arrangement or to obtain a price or transportation fee equal to that received under any existing market or transportation arrangement. The sale or delivery by Operator of a non-taking party's share of production under the terms of any existing contract of Operator shall not give the non-taking party any interest in or make the non-taking party a party to said contract. No purchase of Oil and Gas and no sale of Gas shall be made by Operator without first giving the non-taking party ten days written notice of such intended purchase or sale and the price to be paid or the pricing basis to be used. Operator shall give notice to all parties of the first sale of Gas from any well under this Agreement.

All parties shall give timely written notice to Operator of their Gas marketing arrangements for the following month, excluding price, and shall notify Operator immediately in the event of a change in such arrangements. Operator shall maintain records of all marketing arrangements, and of volumes actually sold or transported, which records shall be made available to Non-Operators upon reasonable request.

ARTICLE VII.

EXPENDITURES AND LIABILITY OF PARTIES

A. Liability of Parties:

The liability of the parties shall be several, not joint or collective. Each party shall be responsible only for its obligations, and shall be liable only for its proportionate share of the costs of developing the operating the Contract Area. Accordingly, the liens granted among the parties in Article VII.B. are given to secure only the debts of each severally, and no party shall have any liability to third parties hereunder to satisfy the default of any other party in the payment of any expense or obligation hereunder. It is not the intention of the parties to create, nor shall this agreement be construed as creating, a mining or other partnership, joint venture, agency relationship or association, or to render the parties liable as partners, co-venturers, or principals. In their relations with each other under this agreement, the parties shall not be considered fiduciaries or to have established a confidential relationship but rather shall be free to act on an arm's-length basis in accordance with their own respective self-interest, subject, however, to the obligation of the parties to act in good faith in their dealings with each other with respect to activities hereunder.

B. Liens and Security Interests:

Each party grants to the other parties hereto a lien upon any interest it now owns or hereafter acquires in Oil and Gas Leases and Oil and Gas Interests in the Contract Area, and a security interest and/or purchase money security interest in any interest it now owns or hereafter acquires in the personal property and fixtures on or used or obtained for use in connection therewith, to secure performance of all of its obligations under this agreement including but not limited to payment of expense, interest and fees, the proper disbursement of all monies paid hereunder, the assignment or relinquishment of interest in Oil and Gas Leases as required hereunder, and the proper performance of operations hereunder. Such lien and security interest granted by each party hereto shall include such party's leasehold interests, working interests, operating rights, and royalty and overriding royalty interests in the Contract Area now owned or hereafter acquired and in lands pooled or unitized therewith or otherwise becoming subject to this agreement, the Oil and Gas when extracted therefrom and equipment situated thereon or used or obtained for use in connection therewith (including, without limitation, all wells, tools, and tubular goods), and accounts (including, without limitation, accounts arising from gas imbalances or from the sale of Oil and/or Gas at the wellhead), contract rights, inventory and general intangibles relating thereto or arising therefrom, and all proceeds and products of the foregoing.

To perfect the lien and security agreement provided herein, each party hereto shall execute and acknowledge the recording supplement and/or any financing statement prepared and submitted by any party hereto in conjunction herewith or at any time following execution hereof, and Operator is authorized to file this agreement or the recording supplement executed herewith as a lien or mortgage in the applicable real estate records and as a financing statement with the proper officer under the Uniform Commercial Code in the state in which the Contract Area is situated and such other states as Operator shall deem appropriate to perfect the security interest granted hereunder. Any party may file this agreement, the recording supplement executed herewith, or such other documents as it deems necessary as a lien or mortgage in the applicable real estate records and/or a financing statement with the proper officer under the Uniform Commercial Code.

Each party represents and warrants to the other parties hereto that the lien and security interest granted by such party to the other parties shall be a first and prior lien, and each party hereby agrees to maintain the priority of said lien and security interest against all persons acquiring an interest in Oil and Gas Leases and Interests covered by this agreement by, through or under such party. All parties acquiring an interest in Oil and Gas Leases and Oil and Gas Interests covered by this agreement, whether by assignment, merger, mortgage, operation of law, or otherwise, shall be deemed to have taken subject to the lien and security interest granted by this Article VII.B. as to all obligations attributable to such interest hereunder whether or not such obligations arise before or after such interest is acquired.

To the extent that parties have a security interest under the Uniform Commercial Code of the state in which the Contract Area is situated, they shall be entitled to exercise the rights and remedies of a secured party under the Code. The bringing of a suit and the obtaining of judgment by a party for the secured indebtedness shall not be deemed an election of remedies or otherwise affect the lien rights or security interest as security for the payment thereof. In addition, upon default by any party in the payment of its share of expenses, interests or fees, or upon the improper use of funds by the Operator, the other parties shall have the right, without prejudice to other rights or remedies, to collect from the purchaser the proceeds from the sale of such defaulting party's share of Oil and Gas until the amount owed by

such party, plus interest as provided in "Exhibit C," has been received, and shall have the right to offset the amount owed against the proceeds from the sale of such defaulting party's share of Oil and Gas. All purchasers of production may rely on a notification of default from the non-defaulting party or parties stating the amount due as a result of the default, and all parties waive any recourse available against purchasers for releasing production proceeds as provided in this paragraph.

If any party fails to pay its share of cost within one hundred twenty (120) days after rendition of a statement therefor by Operator, the non-defaulting parties, including Operator, shall upon request by Operator, pay the unpaid amount in the proportion that the interest of each such party bears to the interest of all such parties. The amount paid by each party so paying its share of the unpaid amount shall be secured by the liens and security rights described in Article VII.B., and each paying party may independently pursue any remedy available hereunder or otherwise.

If any party does not perform all of its obligations hereunder, and the failure to perform subjects such party to foreclosure or execution proceedings pursuant to the provisions of this agreement, to the extent allowed by governing law, the defaulting party waives any available right of redemption from and after the date of judgment, any required valuation or appraisement of the mortgaged or secured property prior to sale, any available right to stay execution or to require a marshaling of assets and any required bond in the event a receiver is appointed. In addition, to the extent permitted by applicable law, each party hereby grants to the other parties a power of sale as to any property that is subject to the lien and security rights granted hereunder, such power to be exercised in the manner provided by applicable law or otherwise in a commercially reasonable manner and upon reasonable notice.

Each party agrees that the other parties shall be entitled to utilize the provisions of Oil and Gas lien law or other lien law of any state in which the Contract Area is situated to enforce the obligations of each party hereunder. Without limiting the generality of the foregoing, to the extent permitted by applicable law, Non-Operators agree that Operator may invoke or utilize the mechanics' or materialmen's lien law of the state in which the Contract Area is situated in order to secure the payment to Operator of any sum due hereunder for services performed or materials supplied by Operator.

C. Advances:

Operator, at its election, shall have the right from time to time to demand and receive from one or more of the other parties payment in advance of their respective shares of the estimated amount of the expense to be incurred in operations hereunder during the next succeeding month, which right may be exercised only by submission to each such party of an itemized statement of such estimated expense, together with an invoice for its share thereof. Each such statement and invoice for the payment in advance of estimated expense shall be submitted on or before the 20th day of the next preceding month. Each party shall pay to Operator its proportionate share of such estimate within fifteen (15) days after such estimate and invoice is received. If any party fails to pay its share of said estimate within said time, the amount due shall bear interest as provided in Exhibit "C" until paid. Proper adjustment shall be made monthly between advances and actual expense to the end that each party shall bear and pay its proportionate share of actual expenses incurred, and no more.

D. Defaults and Remedies:

If any party fails to discharge any financial obligation under this agreement, including without limitation the failure to make any advance under the preceding Article VII.C. or any other provision of this agreement, within the period required for such payment hereunder, then in addition to the remedies provided in Article VII.B. or elsewhere in this agreement, the remedies specified below shall be applicable. For purposes of this Article VII.D., all notices and elections shall be delivered only by Operator, except that Operator shall deliver any such notice and election requested by a non-defaulting Non-Operator, and when Operator is the party in default, the applicable notices and elections can be delivered by any Non-Operator. Election of any one or more of the following remedies shall not preclude the subsequent use of any other remedy specified below or otherwise available to a non-defaulting party.

1. <u>Suspension of Rights:</u> Any party may deliver to the party in default a Notice of Default, which shall specify the default, specify the action to be taken to cure the default, and specify that failure to take such action will result in the exercise of one or more of the remedies provided in this Article. If the default is not cured within thirty (30) days of the delivery of such Notice of Default, all of the rights of the defaulting party granted by this agreement may upon notice be suspended until the default is cured, without prejudice to the right of the non-defaulting party or parties to continue to enforce the obligations of the defaulting party previously accrued or thereafter accruing under this agreement. If Operator is the party in default, the Non-Operators shall have in addition the right, by vote of Non-Operators owning a majority in interest in the Contract Area after excluding the voting interest of Operator, to appoint a new Operator effective immediately. The rights of a defaulting party that may be suspended hereunder at the election of the non-defaulting parties shall include, without limitation, the right to receive information as to any operation conducted hereunder during the period of such default, the right to elect to participate in an operation proposed under Article VI.B. of this agreement, the right to participate in an operation being conducted under this agreement even if the party has previously elected to participate in such operation, and the right to receive proceeds of production from any well subject to this agreement.

2. <u>Suit for Damages:</u> Non-defaulting parties or Operator for the benefit of non-defaulting parties may sue (at joint account expense) to collect the amounts in default, plus interest accruing on the amounts recovered from the date of default until the date of collection at the rate specified in Exhibit "C" attached hereto. Nothing herein shall prevent any party from suing any defaulting party to collect consequential damages accruing to such party as a result of the default.

3. <u>Deemed Non-Consent:</u> The non-defaulting party may deliver a written Notice of Non-Consent Election to the defaulting party at any time after the expiration of the thirty-day cure period following delivery of the Notice of Default, in which event if the billing is for the drilling a new well or the Plugging Back, Sidetracking, Reworking or Deepening of a well which is to be or has been plugged as a dry hole, or for the Completion or Recompletion of any well, the defaulting

party will be conclusively deemed to have elected not to participate in the operation and to be a Non-Consenting Party with respect thereto under Article VI.B. or VI.C., as the case may be, to the extent of the costs unpaid by such party, notwithstanding any election to participate theretofore made. If election is made to proceed under this provision, then the non-defaulting parties may not elect to sue for the unpaid amount pursuant to Article VII.D.2.

Until the delivery of such Notice of Non-Consent Election to the defaulting party, such party shall have the right to cure its default by paying its unpaid share of costs plus interest at the rate set forth in Exhibit "C," provided, however, such payment shall not prejudice the rights of the non-defaulting parties to pursue remedies for damages incurred by the non-defaulting parties as a result of the default. Any interest relinquished pursuant to this Article VII.D.3. shall be offered to the non-defaulting parties in proportion to their interests, and the non-defaulting parties electing to participate in the ownership of such interest shall be required to contribute their shares of the defaulted amount upon their election to participate therein.

4. Advance Payment: If a default is not cured within thirty (30) days of the delivery of a Notice of Default, Operator, or Non-Operators if Operator is the defaulting party, may thereafter require advance payment from the defaulting party of such defaulting party's anticipated share of any item of expense for which Operator, or Non-Operators, as the case may be, would be entitled to reimbursement under any provision of this agreement, whether or not such expense was the subject of the previous default. Such right includes, but is not limited to, the right to require advance payment for the estimated costs of drilling a well or Completion of a well as to which an election to participate in drilling or Completion has been made. If the defaulting party fails to pay the required advance payment, the non-defaulting parties may pursue any of the remedies provided in the Article VII.D. or any other default remedy provided elsewhere in this agreement. Any excess of funds advanced remaining when the operation is completed and all costs have been paid shall be promptly returned to the advancing party.

5. Costs and Attorneys' Fees: In the event any party is required to bring legal proceedings to enforce any financial obligation of a party hereunder, the prevailing party in such action shall be entitled to recover all court costs, costs of collection, and a reasonable attorney's fee, which the lien provided for herein shall also secure.

E. Rentals, Shut-in Well Payments and Minimum Royalties:

Inasmuch as MegaWest Energy Corp. will be operating the Shallow Rights and paying delay rentals and shut-in royalties pursuant to the Operating Agreement respecting the Shallow Rights, KR III will have no responsibility hereunder to pay delay rental and shut-in royalties.

F. Taxes:

Beginning with the first calendar year after the effective date hereof, Operator shall render for ad valorem taxation all property subject to this agreement which by law should be rendered for such taxes, and it shall pay all such taxes assessed thereon before they become delinquent. Prior to the rendition date, each Non-Operator shall furnish Operator information as to burdens (to include, but not be limited to, royalties, overriding royalties and production payments) on Leases and Oil and Gas Interests contributed by such Non-Operator. If the assessed valuation of any Lease is reduced by reason of its being subject to outstanding excess royalties, overriding royalties or production payments, the reduction in ad valorem taxes resulting therefrom shall inure to the benefit of the owner or owners of such Lease, and Operator shall adjust the charge to such owner or owners so as to reflect the benefit of such reduction. If the ad valorem taxes are based in whole or in part upon separate valuations of each party's working interest, then notwithstanding anything to the contrary herein, charges to the joint account shall be made and paid by the parties hereto in accordance with the tax value generated by each party's working interest. Operator shall bill the other parties for their proportionate shares of all tax payments in the manner provided in Exhibit "C."

If Operator considers any tax assessment improper, Operator may, at its discretion, protest within the time and manner prescribed by law, and prosecute the protest to a final determination, unless all parties agree to abandon the protest prior to final determination. During the pendency of administrative or judicial proceedings, Operator may elect to pay, under protest, all such taxes and any interest and penalty. When any such protested assessment shall have been finally determined, Operator shall pay the tax for the joint account, together with any interest and penalty accrued, and the total cost shall then be assessed against the parties, and be paid by them, as provided in Exhibit "C."

Each party shall pay or cause to be paid all production, severance, excise, gathering and other taxes imposed upon or with respect to the production or handling of such party's share of Oil and Gas produced under the terms of this agreement.

ARTICLE VIII.

ACQUISITION, MAINTENANCE OR TRANSFER OF INTEREST

A. Surrender of Leases:

The Leases covered by this agreement, insofar as they embrace acreage in the Contract Area, shall not be surrendered in whole or in part unless all parties consent thereto.

However, should any party desire to surrender its interest in any Lease or in any portion thereof, such party shall give written notice of the proposed surrender to all parties, and the parties to whom such notice is delivered shall have thirty (30) days after delivery of the notice within which to notify the party proposing the surrender whether they elect to consent thereto. Failure of a party to whom such notice is delivered to reply within said 30-day period shall constitute a consent to the surrender of the Leases described in the notice. If all parties do not agree or consent thereto, the party desiring to surrender shall assign, without express or implied warranty of title, all of its interest in such Lease, or portion thereof, and any well, material and equipment which may be located thereon and any rights in production thereafter secured, to the parties not consenting to such surrender. If the interest of the assigning party is or includes an Oil and Gas Interest, the assigning party shall execute and deliver to the party or parties not consenting to such surrender an oil and gas lease covering such Oil and Gas Interest for a term of one (1) year and so long

thereafter as Oil and/or Gas is produced from the land covered thereby, such lease to be on the form attached hereto as Exhibit "B." Upon such assignment or lease, the assigning party shall be relieved from all obligations thereafter accruing, but not theretofore accrued, with respect to the interest assigned or leased and the operation of any well attributable thereto, and the assigning party shall have no further interest in the assigned or leased premises and its equipment and production other than the royalties retained in any lease made under the terms of this Article. The party assignee or lessee shall pay to the party assignor or lessor the reasonable salvage value of the latter's interest in any well's salvable materials and equipment attributable to the assigned or leased acreage. The value of all salvable materials and equipment shall be determined in accordance with the provisions of Exhibit "C," less the estimated cost of salvaging and the estimated cost of plugging and abandoning and restoring the surface. If such value is less than such costs, then the party assignor or lessor shall pay to the party assignee or lessee the amount of such deficit. If the assignment or lease is in favor of more than one party, the interest shall be shared by such parties in the proportions that the interest of each bears to the total interest of all such parties. If the interest of the parties to whom the assignment is to be made varies according to depth, then the interest assigned shall similarly reflect such variances.

Any assignment, lease or surrender made under this provision shall not reduce or change the assignor's, lessor's or surrendering party's interest as it was immediately before the assignment, lease or surrender in the balance of the Contract Area; and the acreage assigned, leased or surrendered, and subsequent operations thereon, shall not thereafter be subject to the terms and provisions of this agreement but shall be deemed subject to an Operating Agreement in the form of this agreement.

B. Renewal or Extension of Leases:

If any party secures a renewal or replacement of an Oil and Gas Lease or Interest subject to this agreement, then all other parties shall be notified promptly upon such acquisition or, in the case of a replacement Lease taken before expiration of an existing Lease, promptly upon expiration of the existing Lease. The parties notified shall have the right for a period of thirty (30) days following delivery of such notice in which to elect to participate in the ownership of the renewal or replacement Lease, insofar as such Lease affects lands within the Contract Area, by paying to the party who acquired it their proportionate shares of the acquisition cost allocated to that part of such Lease within the Contract Area, which shall be in proportion to the interest held at that time by the parties in the Contract Area. Each party who participates in the purchase of a renewal or replacement Lease shall be given an assignment of its proportionate interest therein by the acquiring party.

If some, but less than all, of the parties elect to participate in the purchase of a renewal or replacement Lease, it shall be owned by the parties who elect to participate therein, in a ratio based upon the relationship of their respective percentage of participation in the Contract Area to the aggregate of the percentages of participation in the Contract Area of all parties participating in the purchase of such renewal or replacement Lease. The acquisition of a renewal or replacement Lease by any or all of the parties hereto shall not cause a readjustment of the interests of the parties stated in Exhibit "A," but any renewal or replacement Lease in which less than all parties elect to participate shall not be subject to this agreement but shall be deemed subject to a separate Operating Agreement in the form of this agreement.

If the interests of the parties in the Contract Area vary according to depth, then their right to participate proportionately in renewal or replacement Leases and their right to receive an assignment of interest shall also reflect such depth variances.

The provisions of this Article shall apply to renewal or replacement Leases whether they are for the entire interest covered by the expiring Lease or cover only a portion of its area or an interest therein. Any renewal or replacement Lease taken before the expiration of its predecessor Lease, or taken or contracted for or becoming effective within six (6) months after the expiration of the existing Lease, shall be subject to this provision so long as this agreement is in effect at the time of such acquisition or at the time the renewal or replacement Lease becomes effective; but any Lease taken or contracted for more than six (6) months after the expiration of an existing Lease shall not be deemed a renewal or replacement Lease and shall not be subject to the provisions of this agreement.

The provisions in this Article shall also be applicable to extensions of Oil and Gas Leases.

C. Acreage or Cash Contributions:

While this agreement is in force, if any party contracts for a contribution of cash towards the drilling of a well or any other operation on the Contract Area, such contribution shall be paid to the party who conducted the drilling or other operation and shall be applied by it against the cost of such drilling or other operation. If the contribution be in the form of acreage, the party to whom the contribution is made shall promptly tender an assignment of the acreage, without warranty of title, to the Drilling Parties in the proportions said Drilling Parties shared the cost of drilling the well. Such acreage shall become a separate Contract Area and, to the extent possible, be governed by provisions identical to this agreement. Each party shall promptly notify all other parties of any acreage or cash contributions it may obtain in support of any well or any other operation on the Contract Area. The above provisions shall also be applicable to optional rights to earn acreage outside the Contract Area which are in support of well drilled inside the Contract Area.

If any party contracts for any consideration relating to disposition of such party's share of substances produced hereunder, such consideration shall not be deemed a contribution as contemplated in this Article VIII.C.

D. Assignment; Maintenance of Uniform Interest:

For the purpose of maintaining uniformity of ownership in the Contract Area in the Oil and Gas Leases, Oil and Gas Interests, wells, equipment and production covered by this agreement no party shall sell, encumber, transfer or make other disposition of its interest in the Oil and Gas Leases and Oil and Gas Interests embraced within the Contract Area or in wells, equipment and production unless such disposition covers either:

1. the entire interest of the party in all Oil and Gas Leases, Oil and Gas Interests, wells, equipment and production; or

2. an equal undivided percent of the party's present interest in all Oil and Gas Leases, Oil and Gas Interests, wells, equipment and production in the Contract Area.

Every sale, encumbrance, transfer or other disposition made by any party shall be made expressly subject to this agreement

and shall be made without prejudice to the right of the other parties, and any transferee of an ownership interest in any Oil and Gas Lease or Interest shall be deemed a party to this agreement as to the interest conveyed from and after the effective date of the transfer of ownership; provided, however, that the other parties shall not be required to recognize any such sale, encumbrance, transfer or other disposition for any purpose hereunder until thirty (30) days after they have received a copy of the instrument of transfer or other satisfactory evidence thereof in writing from the transferor or transferee. No assignment or other disposition of interest by a party shall relieve such party of obligations previously incurred by such party hereunder with respect to the interest transferred, including without limitation the obligation of a party to pay all costs attributable to an operation conducted hereunder in which such party has agreed to participate prior to making such assignment, and the lien and security interest granted by Article VII.B. shall continue to burden the interest transferred to secure payment of any such obligations.

If, at any time the interest of any party is divided among and owned by four or more co-owners, Operator, at its discretion, may require such co-owners to appoint a single trustee or agent with full authority to receive notices, approve expenditures, receive billings for and approve and pay such party's share of the joint expenses, and to deal generally with, and with power to bind, the co-owners of such party's interest within the scope of the operations embraced in this agreement; however, all such co-owners shall have the right to enter into and execute all contracts or agreements for the disposition of their respective shares of the Oil and Gas produced from the Contract Area and they shall have the right to receive, separately, payment of the sale proceeds thereof.

E. Waiver of Rights to Partition:

If permitted by the laws of the state or states in which the property covered hereby is located, each party hereto owning an undivided interest in the Contract Area waives any and all rights it may have to partition and have set aside to it in severalty its undivided interest therein. This provision shall apply to assigns of the parties.

ARTICLE IX.
INTERNAL REVENUE CODE ELECTION

If, for federal income tax purposes, this agreement and the operations hereunder are regarded as a partnership, and if the parties have not otherwise agreed to form a tax partnership pursuant to Exhibit "G" or other agreement between them, each party thereby affected elects to be excluded from the application of all of the provisions of Subchapter "K," Chapter 1, Subtitle "A," of the Internal Revenue Code of 1986, as amended ("Code"), as permitted and authorized by Section 761 of the Code and the regulations promulgated thereunder. Operator is authorized and directed to execute on behalf of each party hereby affected such evidence of this election as may be required by the Secretary of the Treasury of the United States or the Federal Internal Revenue Service, including specifically, but not by way of limitation, all of the returns, statements, and the data required by Treasury Regulation §1.761. Should there be any requirement that each party hereby affected give further evidence of this election, each such party shall execute such documents and furnish such other evidence as may be required by the Federal Internal Revenue Service or as may be necessary to evidence this election. No such party shall give any notices or take any other action inconsistent with the election made hereby. If any present or future income tax laws of the state or states in which the Contract Area is located or any future income tax laws of the United States contain provisions similar to those in Subchapter "K," Chapter 1, Subtitle "A," of the Code, under which an election similar to that provided by Section 761 of the Code is permitted, each party hereby affected shall make such election as may be permitted or required by such laws. In making the foregoing election, each such party states that the income derived by such party from operations hereunder can be adequately determined without the computation of partnership taxable income.

ARTICLE X.
CLAIMS AND LAWSUITS

Operator may settle any single uninsured third party damage claim or suit arising from operations hereunder if the expenditure does not exceed Fifty Thousand Dollars ($50,000.00) and if the payment is in complete settlement of such claim or suit. If the amount required for settlement exceeds the above amount, the parties hereto shall assume and take over the further handling of the claim or suit, unless such authority is delegated to Operator. All costs and expenses of handling settling, or otherwise discharging such claim or suit shall be a the joint expense of the parties participating in the operation from which the claim or suit arises. If a claim is made against any party or if any party is sued on account of any matter arising from operations hereunder over which such individual has no control because of the rights given Operator by this agreement, such party shall immediately notify all other parties, and the claim or suit shall be treated as any other claim or suit involving operations hereunder.

ARTICLE XI.
FORCE MAJEURE

If any party is rendered unable, wholly or in part, by force majeure to carry out its obligations under this agreement, other than the obligation to indemnify or make money payments or furnish security, that party shall give to all other parties prompt written notice of the force majeure with reasonably full particulars concerning it; thereupon, the obligations of the party giving the notice, so far as they are affected by the force majeure, shall be suspended during, but no longer than, the continuance of the force majeure. The term "force majeure," as here employed, shall mean an act of God, strike, lockout, or other industrial disturbance, act of the public enemy, war, blockade, public riot, lightning, fire, storm, flood or other act of nature, explosion, governmental action, governmental delay, restraint or inaction, unavailability of equipment, and any other cause, whether of the kind specifically enumerated above or otherwise, which is not reasonably within the control of the party claiming suspension.

The affected party shall use all reasonable diligence to remove the force majeure situation as quickly as practicable. The requirement that any force majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes, lockouts, or other labor difficulty by the party involved, contrary to its wishes; how all such difficulties shall be handled shall

be entirely within the discretion of the party concerned.

ARTICLE XII.
NOTICES

All notices authorized or required between the parties by any of the provisions of this agreement, unless otherwise specifically provided, shall be in writing and delivered in person or by United States mail, courier service, telegram, telex, telecopier or any other form of facsimile, postage or charges prepaid, and addressed to such parties at the addresses listed on Exhibit "A." All telephone or oral notices permitted by this agreement shall be confirmed immediately thereafter by written notice. The originating notice given under any provision hereof shall be deemed delivered only when received by the party to whom such notice is directed, and the time for such party to deliver any notice in response thereto shall run from the date the originating notice is received. "Receipt" for purposes of this agreement with respect to written notice delivered hereunder shall be actual delivery of the notice to the address of the party to be notified specified in accordance with this agreement, or to the telecopy, facsimile or telex machine of such party. The second or any responsive notice shall be deemed delivered when deposited in the United States mail or at the office of the courier or telegraph service, or upon transmittal by telex, telecopy or facsimile, or when personally delivered to the party to be notified, provided, that when response is required within 24 or 48 hours, such response shall be given orally or by telephone, telex, telecopy or other facsimile within such period. Each party shall have the right to change its address at any time, and from time to time, by giving written notice thereof to all other parties. If a party is not available to receive notice orally or by telephone when a party attempts to deliver a notice required to be delivered within 24 or 48 hours, the notice may be delivered in writing by any other method specified herein and shall be deemed delivered in the same manner provided above for any responsive notice.

ARTICLE XIII.
TERM OF AGREEMENT

This agreement shall remain in full force and effect as to the Oil and Gas Leases and/or Oil and Gas Interests subject hereto for the period of time selected below; provided, however, no party hereto shall ever be construed as having any right, title or interest in or to any Lease or Oil and Gas Interest contributed by any other party beyond the term of this agreement.

☑ <u>Option No. 1:</u> So long as any of the Oil and Gas Leases subject to this agreement remain or are continued in force as to any part of the Contract Area, whether by production, extension, renewal or otherwise.

☐ <u>Option No. 2:</u> In the event the well described in Article VI.A., or any subsequent well drilled under any provision of this agreement, results in the Completion of a well as a well capable of production of Oil and/or Gas in paying quantities, this agreement shall continue in force so long as any such well is capable of production, and for an additional period of _ days thereafter; provided, however, if, prior to the expiration of such additional period, one or more of the parties hereto are engaged in drilling, Reworking, Deepening, Sidetracking, Plugging Back, testing or attempting to Complete or Re-complete a well or wells hereunder, this agreement shall continue in force until such operations have been completed and if production results therefrom, this agreement shall continue in force as provided herein. In the event the well described in Article VI.A., or any subsequent well drilled hereunder, results in a dry hole, and no other well is capable of producing Oil and/or Gas from the Contract Area, this agreement shall terminate unless drilling, Deepening, Sidetracking, Completing, Re-completing, Plugging Back or Reworking operations are commenced within _ days from the date of abandonment of said well. "Abandonment" for such purposes shall mean either (i) a decision by all parties not to conduct any further operations on the well or (ii) the elapse of 180 days from the conduct of any operations on the well, whichever first occurs.

The termination of this agreement shall not relieve any party hereto from any expense, liability or other obligation or any remedy therefor which has accrued or attached prior to the date of such termination.

Upon termination of this agreement and the satisfaction of all obligations hereunder, in the event a memorandum of this Operating Agreement has been filed of record, Operator is authorized to file of record in all necessary recording offices a notice of termination, and each party hereto agrees to execute such a notice of termination as to Operator's interest, upon request of Operator, if Operator has satisfied all its financial obligations.

ARTICLE XIV.
COMPLIANCE WITH LAWS AND REGULATIONS

A. Laws, Regulations and Orders:

This agreement shall be subject to the applicable laws of the state in which the Contract Area is located, to the valid rules, regulations, and orders of any duly constituted regulatory body of said state; and to all other applicable federal, state, and local laws, ordinances, rules, regulations and orders.

B. Governing Law:

This agreement and all matters pertaining hereto, including but not limited to matters of performance, non-performance, breach, remedies, procedures, rights, duties, and interpretation or construction, shall be governed and determined by the law of the state in which the Contract Area is located. If the Contract Area is in two or more states, the law of the state of _____Texas_____ shall govern. Any dispute, controversy or claim arising out of this agreement shall be resolved by arbitration pursuant to the Parties' Purchase Agreement dated 4/2/07.

C. Regulatory Agencies:

Nothing herein contained shall grant, or be construed to grant, Operator the right or authority to waive or release any rights, privileges, or obligations which Non-Operators may have under federal or state laws or under rules, regulations or orders promulgated under such laws in reference to oil, gas and mineral operations, including the location, operation, or production of wells, on tracts offsetting or adjacent to the Contract Area.

With respect to the operations hereunder, Non-Operators agree to release Operator from any and all losses, damages, injuries, claims and causes of action arising out of, incident to or resulting directly or indirectly from Operator's interpretation or application of rules, rulings, regulations or orders of the Department of Energy or Federal Energy Regulatory Commission or predecessor or successor agencies to the extent such interpretation or application was made in good faith and does not constitute gross negligence. Each Non-Operator further agrees to reimburse Operator for such Non-Operator's share of production or any refund, fine, levy or other governmental sanction that Operator may be required to pay as a result of such an incorrect interpretation or application, together with interest and penalties thereon owing by Operator as a result of such incorrect interpretation or application.

ARTICLE XV.
MISCELLANEOUS

A. Execution:

This agreement shall be binding upon each Non-Operator when this agreement or a counterpart thereof has been executed by such Non-Operator and Operator notwithstanding that this agreement is not then or thereafter executed by all of the parties to which it is tendered or which are listed on Exhibit "A" as owning an interest in the Contract Area or which own, in fact, an interest in the Contract Area. Operator may, however, by written notice to all Non-Operators who have become bound by this agreement as aforesaid, given at any time prior to the actual spud date of the Initial Well but in no event later than five days prior to the date specified in Article VI.A. for commencement of the Initial Well, terminate this agreement if Operator in its sole discretion determines that there is insufficient participation to justify commencement of drilling operations. In the event of such a termination by Operator, all further obligations of the parties hereunder shall cease as of such termination. In the event any Non-Operator has advanced or prepaid any share of drilling or other costs hereunder, all sums so advanced shall be returned to such Non-Operator without interest. In the event Operator proceeds with drilling operations for the Initial Well without the execution hereof by all persons listed on Exhibit "A" as having a current working interest in such well, Operator shall indemnify Non-Operators with respect to all costs incurred for the Initial Well which would have been charged to such person under this agreement if such person had executed the same and Operator shall receive all revenues which would have been received by such person under this agreement if such person had executed the same.

B. Successors and Assigns:

This agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, devisees, legal representatives, successors and assigns, and the terms hereof shall be deemed to run with the Leases or Interests included within the Contract Area.

C. Counterparts:

This instrument may be executed in any number of counterparts, each of which shall be considered an original for all purposes.

D. Severability:

For the purposes of assuming or rejecting this agreement as an executory contract pursuant to federal bankruptcy laws, this agreement shall not be severable, but rather must be assumed or rejected in its entirety, and the failure of any party to this agreement to comply with all of its financial obligations provided herein shall be a material default.

ATTEST OR WITNESS:

OPERATOR

Kentucky Reserves III, LLC

By ______________________________

Nils P. Johnson, Jr.

Title: Managing Member

Date: ______________________________

Tax ID or S.S. No. ______________________________

NON-OPERATOR

MegaWest Energy (USA) Corp.

By ______________________________

George T. Stapleton, II

Title: President and CEO

Date: ______________________________

Tax ID or S.S. No. ______________________________

ACKNOWLEDGMENTS

Note: The following forms of acknowledgment are the short forms approved by the Uniform Law on Notarial Acts. The validity and effect of these forms in any state will depend upon the statutes of that state.

Individual acknowledgment:

State of _______________)

) ss.

County of _______________)

This instrument was acknowledged before me on

by _______________________________

(Seal, if any) _______________________________

Title (and Rank) _______________________

My commission expires: _______________________

Acknowledgment in representative capacity:

State of _______________________________)

) ss.

County of _______________)

This instrument was acknowledged before me on

by _______________________________ as

_______________ of _______________________________

(Seal, if any) _______________________________

Title (and Rank) _______________________

My commission expires: _______________________

EXHIBIT "F"
ASSIGNMENT AND ASSUMPTION OF
LIMITED LIABILITY COMPANY INTEREST
KENTUCKY RESERVES, LLC

This Assignment and Assumption of Limited Liability Company Interests (this "Assignment") is made and entered into as of the __ day of March, 2007 by and between NILS P. JOHNSON, JR. ("Transferor"), MegaWest Energy Corp., a British Columbia, Canada corporation ("Transferee").

FOR VALUE RECEIVED, the receipt and sufficiency of which are hereby acknowledged, Transferor hereby transfers, assigns and conveys to Transferee (the "Transfer") all of his fight, title and interest in and to his 40% (forty percent) interest in Kentucky Reserves, LLC, an Ohio limited liability company (the "Company"), including all of his capital account, any share of profits and losses subsequent to this assignment which have not been allocated to the capital account of Transferor, and all other right and claim for payment of any debts, liabilities or other stuns payable by the Partnership to Transferor (the "Ownership Interest"). Transferee hereby accepts the Transfer of the Ownership Interest and agrees to be bound by the terms and conditions of the operating agreement of the Company and assumes the obligations of Transfero under such operating agreement.

IN WITNESS WHEREOF, the parties have caused this Assignment to be executed as of day and year first set forth above.

TRANSFEROR:

Nils P. Johnson, Jr.

TRANSFEREE:

MegaWest Energy Corp. by George Stapleton, President

Schedule 4.5

MEMBERSHIP PERCENTAGE

OWNER	MEMBERSHIP PERCENTAGE
Nils P. Johnson, Jr.	40%
Eric C. Johnson	10%
John Byrnes	5%
Bass Energy, Inc.	5%
Robert Dickey	5%
James Fleischer	10%
Neils Peter Johnson Irrevocable Trust No. 1	5.%
Molly K. Johnson Irrevocable Trust No. 1	5%
Kristen A. Johnson Irrevocable Trust No. 1	5%
Erin K. Johnson Irrevocable Trust No. 1	5%
Thomas C. Johnson Irrevocable Trust No. 1	5%

SCHEDULE 5.10(A)

1. Petrobank Confidentiality Agreement (attached).

2. Questa Non-Disclosure Agreement (attached).

3. Brockton/Megawest Principals Non-Disclosure Agreement (attached).

4. An additional, informal agreement was reached with William Florman. When Kentucky Reserves (KR) first began tar sands leasing, this was done in Edmonson County, Kentucky. In running titles it was discovered that there were a large number of mineral severances in the county and that these were owned by the Reynolds family. They were approached for leasing, but declined to lease. They, however, followed the progress of KR in assembling tar sands acreage and ultimately approached KR in the fall of 2005, inquiring as to the steps KR was taking to develop and market its acreage. Members of the Reynolds family subsequently accompanied Nils Johnson on a trip to Golden, Colorado to see Questa Engineering and ultimately hired Questa to do an engineering and geologic work-up on Reynolds' acreage. There became an informal understanding with William Florman on behalf of the Reynolds family that Kentucky Reserves, LLC would not take additional leases in Edmonson County. In return, the understanding was that the Reynolds family would not take leases in the areas KR was leasing in Warren and Butler counties. Nothing was ever reduced to writing, but the parties to this date have acted in accordance with this understanding. After engineering studies were finished, a conversation was had between William Florman and Nils Johnson whereby it was agreed to make potential buyers of tar sands interests aware that both parties (Reynolds and KR) had interests for sale. A discussion was ultimately had whereby it was agreed that if the Reynolds brought a buyer to the table acceptable to KR and such buyer would purchase the acreage of KR, KR would pay the Reynolds a 2% commission of the gross sales price. In like manner, in the event KR brought an acceptable buyer to the Reynolds which resulted in a sale, the Reynolds would pay a similar 2% commission to KR. This agreement was not reduced to a formal writing. Nils Johnson sent a confirmatory email to William Florman. Florman did not respond.

ACORD™ CERTIFICATE OF LIABILITY INSURANCE

DATE (MM/DD/YY) 3/07/07

PRODUCER
Acordia of Ohio, LLC 513-333-0909
1014 Vine St., Suite 1100
Cincinnati, OH 45202-1195

THIS CERTIFICATE IS ISSUED AS A MATTER OF INFORMATION ONLY AND CONFERS NO RIGHTS UPON THE CERTIFICATE HOLDER. THIS CERTIFICATE DOES NOT AMEND, EXTEND OR ALTER THE COVERAGE AFFORDED BY THE POLICIES BELOW.

COMPANIES AFFORDING COVERAGE

COMPANY A MID-CONTINENT GROUP
COMPANY B
COMPANY C
COMPANY D

INSURED
WRP Energy, Inc.
Kentucky Reserves, LLC
12 West Main Street
Canfield OH 44406

COVERAGES

THIS IS TO CERTIFY THAT THE POLICIES OF INSURANCE LISTED BELOW HAVE BEEN ISSUED TO THE INSURED NAMED ABOVE FOR THE POLICY PERIOD INDICATED, NOTWITHSTANDING ANY REQUIREMENT, TERM OR CONDITION OF ANY CONTRACT OR OTHER DOCUMENT WITH RESPECT TO WHICH THIS CERTIFICATE MAY BE ISSUED OR MAY PERTAIN, THE INSURANCE AFFORDED BY THE POLICIES DESCRIBED HEREIN IS SUBJECT TO ALL THE TERMS, EXCLUSIONS AND CONDITIONS OF SUCH POLICIES. LIMITS SHOWN MAY HAVE BEEN REDUCED BY PAID CLAIMS.

CO LTR	TYPE OF INSURANCE	POLICY NUMBER	POLICY EFFECTIVE DATE (MM/DD/YY)	POLICY EXPIRATION DATE (MM/DD/YY)	LIMITS	
A	GENERAL LIABILITY [X] COMMERCIAL GENERAL LIABILITY [ ] CLAIMS MADE [X] OCCUR [ ] OWNER'S & CONTRACTOR'S PROT	04GL656977	12/18/06	12/18/07	GENERAL AGGREGATE	$ 2000000
					PRODUCTS - COMP/OP AGG	$ 2000000
					PERSONAL & ADV INJURY	$ 1000000
					EACH OCCURRENCE	$ 1000000
					FIRE DAMAGE (Any one fire)	$ 100000
					MED EXP (Any one person)	$ EXCLUDED
	AUTOMOBILE LIABILITY [ ] ANY AUTO [ ] ALL OWNED AUTOS [ ] SCHEDULED AUTOS [ ] HIRED AUTOS [ ] NON-OWNED AUTOS				COMBINED SINGLE LIMIT	$
					BODILY INJURY (Per person)	$
					BODILY INJURY (Per accident)	$
					PROPERTY DAMAGE	$
	GARAGE LIABILITY [ ] ANY AUTO				AUTO ONLY - EA ACCIDENT	$
					OTHER THAN AUTO ONLY:	
					EACH ACCIDENT	$
					AGGREGATE	$
A	EXCESS LIABILITY [X] UMBRELLA FORM [ ] OTHER THAN UMBRELLA FORM	04XS147217	12/18/06	12/18/07	EACH OCCURRENCE	$ 1000000
					AGGREGATE	$ 1000000
						$
	WORKERS COMPENSATION AND EMPLOYERS' LIABILITY THE PROPRIETOR/ PARTNERS/EXECUTIVE OFFICERS ARE: [ ] INCL [ ] EXCL				WC STATUTORY LIMITS / OTHER	
					EL EACH ACCIDENT	$
					EL DISEASE - POLICY LIMIT	$
					EL DISEASE - EA EMPLOYEE	$
	OTHER					

DESCRIPTION OF OPERATIONS/LOCATIONS/VEHICLES/SPECIAL ITEMS

CERTIFICATE HOLDER

Certificate as Evidence only

CANCELLATION

SHOULD ANY OF THE ABOVE DESCRIBED POLICIES BE CANCELLED BEFORE THE EXPIRATION DATE THEREOF, THE ISSUING COMPANY WILL ENDEAVOR TO MAIL 30 DAYS WRITTEN NOTICE TO THE CERTIFICATE HOLDER NAMED TO THE LEFT, BUT FAILURE TO MAIL SUCH NOTICE SHALL IMPOSE NO OBLIGATION OR LIABILITY OF ANY KIND UPON THE COMPANY, ITS AGENTS OR REPRESENTATIVES.

AUTHORIZED REPRESENTATIVE
Thomas J Schaefer

INSURANCE BINDER

ISSUE DATE (MM/DD/YY): 12/13/06

THIS BINDER IS A TEMPORARY INSURANCE CONTRACT, SUBJECT TO THE CONDITIONS SHOWN ON THE REVERSE SIDE OF THIS FORM

PRODUCER	COMPANY	BINDER NO.
Acordia of Ohio, LLC 1014 Vine Street, Suite 1100 Cincinnati, OH 45202-1195 CODE 34-101 SUB-CODE	MID-CONTINENT GROUP	04GL656977

EFFECTIVE DATE	TIME		EXPIRATION DATE	TIME
12/18/06	12:01	X AM / PM	12/16/07	X 12:01 AM / NOON

THIS BINDER IS ISSUED TO EXTEND COVERAGE IN THE ABOVE NAMED COMPANY PER EXPIRING POLICY NO:

DESCRIPTION OF OPERATIONS/VEHICLE/PROPERTY (Including Location): General Liability

INSURED

WRP Energy, Inc.
Attn: Mr. Nils P. Johnson
12 West Main Street
Canfield OH 44406

COVERAGES

TYPE OF INSURANCE	COVERAGE/FORMS	LIMITS	AMOUNT	DEDUCTIBLE	COINSUR.
PROPERTY — CAUSES OF LOSS: [ ] BASIC [ ] BROAD [ ] SPEC.					
GENERAL LIABILITY: [X] COMM. GENERAL LIABILITY; [ ] CLAIMS MADE [X] OCCUR; [ ] OWNER'S & CONTRACT'S PROT.	RETRO DATE FOR CLAIMS MADE:	GENERAL AGGREGATE	2000000		
		PROD.- COMP/OP AGG.	2000000		
		PERS. & ADV. INJURY	1000000		
		EACH OCCURRENCE	1000000		
		FIRE DAMAGE(One Fire)	100000		
		MED. EXPENSE(One Per)			
AUTOMOBILE LIABILITY: [ ] ANY AUTO; [ ] ALL OWNED AUTOS; [ ] SCHEDULED AUTOS; [ ] HIRED AUTOS; [ ] NON-OWNED AUTOS; [ ] GARAGE LIABILITY		COMBINED SINGLE LIMIT			
		BODILY INJ.(Per Person)			
		BODILY INJ. (Per Acc.)			
		PROPERTY DAMAGE			
		MEDICAL PAYMENTS			
		PERSONAL INJ. PROT.			
		UNINSURED MOTORIST			
AUTO PHYSICAL DAMAGE — DEDUCTIBLE: [ ] COLLISION: [ ] OTH THAN COL:	[ ] ALL VEHICLES [ ] SCHEDULED VEHICLES	[ ] ACTUAL CASH VAL.			
		[ ] STATED AMOUNT			
		[ ] OTHER			
EXCESS LIABILITY: [ ] UMBRELLA FORM; [ ] OTHER THAN UMBRELLA FORM	RETRO DATE FOR CLAIMS MADE:	EACH OCCURRENCE			
		AGGREGATE			
		SELF-INSURED RETEN.			
WORKERS' COMPENSATION AND EMPLOYER'S LIABILITY		[ ] STATUTORY LIMITS			
		EACH ACCIDENT			
		DISEASE POLICY LIMIT			
		DISEASE-EACH EMP.			

SPECIAL CONDITIONS/OTHER COVERAGES

COVERAGE BOUND PER INSTRUCTIONS ON FILE WITH THE INSURANCE CARRIER

NAME & ADDRESS

[ ] MORTGAGE [ ] ADDITIONAL INSURED
[ ] LOSS PAYEE

LOAN #

AUTHORIZED REPRESENTATIVE: Thomas J Schaefer

CONDITIONS

This Company binds the kind(s) of insurance stipulated on the attached form. The Insurance is subject to the terms, conditions and limitations of the policy(ies) in current use by the Company.

This binder may be cancelled by the Insured by surrender of this binder or by written notice to the Company stating when cancellation will be effective. This binder may be cancelled by the Company by notice to the Insured in accordance with the policy conditions. This binder is cancelled when replaced by a policy. If this binder is not replaced by a policy, the Company is entitled to charge a premium for the binder according to the Rules and Rates in use by the Company.

APPLICABLE IN NEVADA

Any person who refuses to accept a binder which provides coverage of less than $1,000,000.00 when proof is required: (A) Shall be fined not more than $500.00 and (B) is liable to the party presenting the binder as proof of insurance for actual damages sustained therefrom.

SCHEDULE 4.5

Member	Kentucky Reserves, LLC Member Interest
Nils P. Johnson, Jr.	40%
James Fleischer	10%
Robert Dickey	05%
Bass Energy, Inc.	05%
John Byrnes	05%
Eric C. Johnson	10%
Erin Johnson Irr. Trust No.1	05%
Thomas Johnson Irr. Trust No. 1	05%
Kristen Johnson Irr. Trust No. 1	05%
Molly Johnson Irr. Trust No. 1	05%
Nils Johnson Irr. Trust No. 1	05%

Lessor(s)	acres Paid upon	status	Delay Rental	Lease Date	Month	Total	Remaining Rental Due Through Year Five of Lease	Remaining Rental Due Through Year Ten of Lease
Clark, Jason	0	pumping fee	$ 350.00	2/7			350/month	
Dobbs, William G. & Phyllis W.	285	rentals	$ 1,000.00	1/10			$ 3,000.00	$ 8,000.00
Ingram, Dennis & Diane	220	rental	$ 1,100.00	1/13			$ 3,300.00	$ 8,800.00
Stuckwisch, Charles. & Patricia	215	rental	$ 1,075.00	1/13			$ 3,225.00	$ 8,600.00
Farris, James Randall & Young,, Betty Sue	184	rentals	$ 1,380.00	1/15			$ 4,140.00	$ 11,040.00
Adams, James Andrew & Sherry A.	73.53	rentals	$ 367.65	1/19			$ 1,102.95	$ 2,941.20
Demunbrun, Danny & Joyce	534.625	rentals	$ 1,680.00	1/27			$ 3,360.00	$ 11,760.00
					JANUARY	$ 6,952.65		
Clark, Jason	0	pumping fee	$ 350.00	2/7			350/month	
Young, Weldon & Connie	240	rentals	$ 720.00	2/7			$ 1,440.00	$ 5,040.00
Elkin, Gwendolyn	154	rentals	$ 462.00	2/10			$ 924.00	$ 3,234.00
Harrod, Gina Lynn & Wolf, R & BL	93	rentals	$ 279.00	2/16			$ .558.00	$ 1,953.00
Bratcher, Artie & Jo Karen	183	rentals	$ 549.00	2/17			$ 1,098.00	$ 3,843.00
Hatcher, Dudley Wayne	820	rental	$ 4,100.00	2/18			$ 24,600.00	$ 45,100.00
Childress, Charles C.	52.57	rental	$ 261.35	2/18			$ 784.05	$ 2,090.80
Gabbard, Harry T. & Barbara	63.83	rentals	$ 191.50	2/19			$ 383.00	$ 1,340.50
Gabbard, Ola	319.17	rentals	$ 957.50	2/19			$ 1,915.00	$ 6,702.50
Martin, Ronald & Peggy	54.5	rentals	$ 272.20	2/20			$ 816.60	$ 2,177.60
Upton, Ewell	55	rentals	$ 165.00	3/1			$ 330.00	$ 1,155.00
Martinez, Ann	60	rentals	$ 300.00	3/3			$ 900.00	$ 2,400.00
					FEBRUARY	$ 8,607.55		
Clark, Jason	0	pumping fee	$ 350.00	2/7			350/month	
Willis, Joe & Theresa	120	rentals	$ 360.00	3/8			$ 720.00	$ 2,520.00
Mracek, Tim E. & Barbara	120	rentals	$ 360.00	3/13			$ 720.00	$ 2,520.00
Stahl, Andy (Stahl Farms)	654.5	rental	$ 3,272.50	3/15			$ 9,817.50	$ 26,180.00
Rone, Larry K. & Fara	165	rentals	$ 495.00	3/18			$ 990.00	$ 3,465.00
Chapman, J.H & Sidney	225	rental	$ 1,275.00	3/21			$ 3,825.00	DNA
Bryant, Lloyd & Terry	350	rentals	$ 1,050.00	3/22			$ 2,100.00	$ 7,350.00
Willis, Kenneth & Carline	120	rentals	$ 360.00	3/22			$ 720.00	$ 2,520.00
White, Dennis	280	rentals	$ 840.00	3/27			$ 1,680.00	$ 5,880.00
McKinney, Steven W. & Christal	115	rentals	$ 575.00	3/28			$ 1,150.00	$ 4,025.00
McKinney, Floyd & Hazel Irr. Trust	298	rentals	$ 1,490.00	3/29			$ 2,980.00	$ 10,430.00
Hunt, Carlos & Anna Bell	301.57	rentals	$ 1,057.85	3/29			$ 2,115.70	$ 7,404.95
Pendley, Glen & Peggie	62.2	rentals	$ 311.00	3/31			$ 622.00	$ 2,177.00
White, L.M. & Kathleen	263	rentals	$ 789.00	4/1			$ 1,578.00	$ 5,523.00
Stepp, Jerry & Michelle	120	rentals	$ 600.00	4/3			$ 1,800.00	$ 4,800.00
White, Bruce & Brenda	256	rental	$ 1,280.00	3/3			$ 3,840.00	$ 10,240.00
					MARCH	$ 14,465.35		

Lessor(s)	acres Paid upon	status	Delay Rental	Lease Date	Month	Total	Remaining Rental Due Through Year Five of Lease	Remaining Rental Due Through Year Ten of Lease
Clark, Jason	0	pumping fee	$ 350.00	2/7			350/month	
Childress, Charles C.	158.15	rentals	$ 900.00	4/5			$ 2,700.00	$ 7,200.00
Givens, Dale & Lorrie	266.89	rentals	$ 1,334.45	4/5			$ 4,003.35	$ 10,675.60
Young, Billy R.	151	rentals	$ 453.00	4/6			$ 1,359.00	$ 3,624.00
Young, James B. & Lauren	125	rentals	$ 375.00	4/6			$ 1,125.00	$ 3,000.00
Young, Stephen M.	294	rentals	$ 882.00	4/6			$ 2,646.00	$ 7,056.00
Warren, Mabel	200	rentals	$ 600.00	4/7			$ 1,800.00	$ 4,800.00
Givens, Douglas & Sue	331.93	rentals	$ 1,659.65	4/8			$ 4,978.95	$ 13,277.20
Henderson, Robbie & Cheryl	100	rentals	$ 500.00	4/12			$ 1,500.00	$ 4,000.00
Blanton, Jackie & Barbara	125	rental	$ 625.00	4/13			$ 2,500.00	$ 5,625.00
Counts, Gary A. & Vickie L.	235	rentals	$ 862.00	4/13			$ 2,586.00	$ 6,896.00
Goolesby/Ricky White	115	rentals	$ 345.00	4/18			$ 1,035.00	$ 2,760.00
White, Dalton B. & Betty Ann	200	rentals	$ 600.00	4/18			$ 1,800.00	$ 4,800.00
Miller, H. L. & Patsy	218	rentals	$ 654.00	4/20			$ 1,962.00	$ 5,232.00
Upton, Ewell	105	rentals	$ 315.00	4/21			$ 945.00	$ 2,520.00
Hudnall Farms	217	rentals	$ 651.00	4/26			$ 1,953.00	$ 5,208.00
Pendley, Alan	30.41	rentals	$ 152.05	4/26			$ 608.20	$ 1,368.45
Childress, Charles	33	rentals	$ 165.00	4/28			$ 495.00	$ 1,320.00
Martin, Cameron	35	rentals	$ 175.00	4/28			$ 525.00	$ 1,400.00
Martin, Christopher & Talia	197.63	rentals	$ 988.15	4/28			$ 2,964.45	$ 7,905.20
White Moore, Imogene	240	rentals	$ 720.00	4/30			$ 2,160.00	$ 5,760.00
Martin, Christopher & Talia	35	rentals	$ 175.00	5/1			$ 525.00	$ 1,400.00
Martin, Nikki & Cameron	35	rentals	$ 175.00	5/1			$ 525.00	$ 1,400.00
					APRIL	$ 13,656.30		
Clark, Jason	0	pumping fee	$ 350.00	2/7			350/month	
Martin, Ronald & Peggy	112	rentals	$ 560.00	5/6			$ 1,680.00	$ 4,480.00
Bradshaw, Richard & Lianne	30	rentals	$ 150.00	5/9			$ 450.00	$ 1,200.00
Cox, Robert A. & Susan	75.28	rentals	$ 376.10	5/9			$ 1,128.30	$ 3,008.80
Bradshaw, Joe & Louetta	30	rentals	$ 150.00	5/9			$ 450.00	$ 1,200.00
Simpson, L.H.	206	rentals	$ 618.00	5/11			$ 1,854.00	$ 4,944.00
Hudnall, Gale & Geraline	142	rentals	$ 426.00	5/17			$ 1,278.00	$ 3,408.00
Beals, David & Glenda	148	rentals	$ 444.00	5/18			$ 1,332.00	$ 4,440.00
Embry, Terry & Sandra	84.73	rentals	$ 423.65	5/20			$ 1,270.95	$ 3,389.20
Embry, Terry & Sandra	95	rentals	$ 475.00	5/20			$ 1,425.00	$ 3,800.00
Mayhugh, Steve	84.73	rentals	$ 423.65	5/20			$ 1,270.95	$ 3,389.20
Tarrence, Brian Curtis	87.1	rentals	$ 435.50	5/23			$ 1,306.50	$ 3,484.00
Tarrence, Kevin & Judith	124	rentals	$ 620.00	5/23			$ 1,860.00	$ 4,960.00
					MAY	$ 5,451.90		

Lessor(s)	acres Paid upon	status	Delay Rental	Lease Date	Month	Total	Remaining Rental Due Through Year Five of Lease	Remaining Rental Due Through Year Ten of Lease
Clark, Jason	0	pumping fee	$ 350.00	2/7			350/month	
Alford, Marcus & Cindy	175	rentals	$ 525.00	6/9			$ 1,575.00	$ 4,200.00
Hudnall, Jerry & Sue	219	rentals	$ 657.00	6/9			$ 1,971.00	$ 5,256.00
Simpson, Jimmie R.	60	rentals	$ 180.00	6/14			$ 540.00	$ 1,440.00
White, Dennis	246	rentals	$ 738.00	6/15			$ 2,214.00	$ 5,904.00
Hatcher, Kevin	38.17	rentals	$ 195.00	6/18			$ 585.00	$ 1,560.00
Willis, Joe & Theresa	250	rentals	$ 750.00	6/21			$ 2,250.00	$ 6,000.00
White, Lonnie & Debbie	300	rentals	$ 900.00	6/22			$ 2,700.00	$ 7,200.00
Clark, Lula Marie	155.43	rentals	$ 777.15	6/25			$ 2,331.45	$ 6,217.20
McCoy, Helen & William	50	rentals	$ 250.00	6/25			$ 750.00	$ 2,000.00
					JUNE	$ 5,322.15		
Clark, Jason	0	pumping fee	$ 350.00	2/7			350/month	
Barrow, William & Cynthia	180.7	rentals	$ 902.50	7/5			$ 2,707.50	$ 7,220.00
McCoy, Jo Ann	306.02	rentals	$ 1,530.10	7/12			$ 4,590.30	$ 12,240.80
Strader, Jimmy & Laquita	30	rentals	$ 150.00	7/15			$ 450.00	$ 1,200.00
White, Dennis	184	rentals	$ 920.00	7/20			$ 3,680.00	$ 8,280.00
McCoy, William & Juanita	208	rentals	$ 1,040.00	7/21			$ 4,160.00	$ 9,360.00
Fishburn, Dewayne & Vicki	145	rentals	$ 725.00	7/25			$ 2,900.00	$ 6,525.00
Gidcum, Richard & Paulette	665.38	rentals	$ 3,326.90	7/26			$ 9,980.70	$ 26,615.20
Henderson, Norman T. & Sharon &	41.66	rentals	$ 208.33	8/4			$ 624.99	$ 1,666.64
Roberts, Daniel	64.48	rentals	$ 322.40	8/4			$ 1,612.00	$ 3,224.00
					JULY	$ 9,475.23		
Clark, Jason	0	pumping fee	$ 350.00	2/7			350/month	
Davenport, James H. & Linda	105	rentals	$ 315.00	8/5			$ 945.00	$ 2,520.00
McKinny, Randy & Doloris	12.5	rentals	$ 62.50	8/6			$ 187.50	$ 500.00
Mingus, Edward & Debbie G. &	41.66	rentals	$ 208.33	8/9			$ 624.99	$ 1,666.64
Flener, Irene	143	rentals	$ 715.00	8/12			$ 2,145.00	$ 5,720.00
Grimes, Martin D. & Shawnae	175.98	rentals	$ 527.94	8/12			$ 1,583.82	$ 4,223.52
Grimes, Christopher & Amanda	1.02	rentals	$ 3.06	8/12			$ 9.18	$ 24.48
Hudnal, Jerry & Sue 2	456	rentals	$ 1,368.00	8/13			$ 4,104.00	$ 10,944.00
Leach, Howard & Syble	41.66	rentals	$ 208.33	8/13			$ 624.99	$ 1,666.64
White, Dennis	250	rentals	$ 1,250.00	8/17			$ 5,000.00	$ 11,250.00
Barks, Iris Gail	167.42	rentals	$ 837.10	8/20			$ 2,511.30	$ 6,696.80
Lee, Doyle	90	rentals	$ 450.00	8/23			$ 1,350.00	$ 3,600.00
White, Lloyd & Carla	275	rentals	$ 1,375.00	8/24			$ 4,125.00	$ 11,000.00
Alexander, Alonzo Jr.	48.63	rentals	$ 243.15	8/27			$ 729.45	$ 1,945.20
Cox, Johny & Alisha	75.65	rentals	$ 378.25	8/29			$ 1,134.75	$ 3,026.00
Proctor, Derek C. & Rachel	37.5	rentals	$ 187.50	8/30			$ 750.00	$ 1,687.50

Lessor(s)	acres Paid upon	status	Delay Rental	Lease Date	Month	Total	Remaining Rental Due Through Year Five of Lease	Remaining Rental Due Through Year Ten of Lease
Proctor, Lonnie S. & Dana	37.5	rentals	$ 187.50	8/30			$ 750.00	$ 1,687.50
					AUGUST	$ 8,666.66		

Lessor(s)	acres Paid upon	status	Delay Rental	Lease Date	Month	Total	Remaining Rental Due Through Year Five of Lease	Remaining Rental Due Through Year Ten of Lease
Clark, Jason	0	pumping fee	$ 350.00	2/7			350/month	
Moore, Wanda	76.31	rentals	$ 381.55	9/19			$ 1,144.65	$ 3,052.40
Embry, Stanley & Sherri	3.353	rentals	$ 16.77	9/26			$ 50.31	$ 134.16
Givens, Ronald & Eva	28.87	rentals	$ 144.34	9/26			$ 433.02	$ 1,154.72
Grubb, Angela A.	20	rentals	$ 100.00	9/26			$ 1,200.00	$ 1,700.00
McCoy, Jo Ann	80	rentals	$ 400.00	10/4				
					SEPTEMBER	$ 1,392.66		
Clark, Jason	0	pumping fee	$ 350.00	2/7			350/month	
Drake, Trust of Rita & Gregory	1164.224	rentals	$ 3,492.67	10/5			$ 10,478.02	$ 27,941.38
Lost Creek Ventures	259	rentals	$ 777.00	10/5			$ 2,331.00	$ 6,216.00
Hood, Mark & Paula	0.776	rentals	$ 2.33	10/5			$ 6.99	$ 18.64
Sweatt, William H. & Loretta	101.09	rentals	$ 505.45	10/7			$ 1,516.35	$ 4,043.60
Stewart, Janice F.	178	rentals	$ 534.00	10/27			$ 1,602.00	$ 4,272.00
Gidcumb, Derek & Davina	32.12	rentals	$ 160.60	11/1			$ 481.80	$ 1,284.80
Fields, Robert & Ruth	1814	rentals	$ 5,442.00	11/4			$ 16,326.00	$ 43,536.00
					OCTOBER	$ 11,264.05		
Clark, Jason	0	pumping fee	$ 350.00	2/7			350/month	
Speaks, James	115.945	rentals	$ 347.84	11/10			$ 1,043.52	$ 2,782.72
West, Dwight & Brenda	115.945	rentals	$ 347.84	11/10			$ 1,043.52	$ 2,782.72
Moore, Sam & Helen	2518	rental	$ 12,590.00	11/29			$ 37,770.00	$ 100,720.00
Garmon, Terry	300	rental	$ 1,500.00	11/29			$ 4,500.00	$ 12,000.00
Morgan, Thomas Jr.	150	rental	$ 750.00	11/29			$ 2,250.00	$ 6,000.00
Morgan, Thomas Sr.	150	rental	$ 750.00	11/29			$ 2,250.00	$ 6,000.00
					NOVEMBER	$ 16,635.68		
Clark, Jason	0	pumping fee	$ 350.00	2/7			350/month	
Belcher, James Robert Sr. & Carol	149	rentals	$ 745.00	12/9			$ 2,235.00	$ 5,960.00
Brown, Ronnie V. & Betty	109.48	rentals	$ 547.40	12/10			$ 1,642.20	$ 4,379.20
Hatcher, Kendall & Jerelene	192	rentals	$ 959.80	12/10			$ 2,879.40	$ 7,678.40
Renfrow, Ruby	258	rentals	$ 1,290.00	12/10			$ 3,870.00	$ 10,320.00
					DECEMBER	$ 3,892.20		
					Yearly Total:	$ 105,782.38		

****Updated as of March 27, 2007**

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

BUYER:

MEGAWEST ENERGY (USA) CORP.

By: [signature]
Name: GEORGE T. STAPLETON II
Title: PRESIDENT & CEO

PARENT:

MEGAWEST ENERGY CORP.

By: [signature]
Name: GEORGE T. STAPLETON II
Title: PRESIDENT & CEO

SELLERS:

____
NILS P. JOHNSON, JR. (40.00%)
Address for notice: ______________
____
State of residence: ______________
Spouse: ______________

____
ERIC C. JOHNSON (10.00%)
Address for notice: ______________
____
State of residence: ______________
Spouse: ______________

Notary Acknowledgement

This instrument was acknowledged before me on this 2nd day of APRIL, 2007, by GEORGE T. STAPLETON II on behalf of MegaWest Energy (USA) Corp., a Nevada corporation, and the same is his free act and deed for the purposes therein set forth.

H. R. SHAH NOTARY PUBLIC STATE OF TEXAS EXPIRES 04-30-2010

H R Shah
Notary Public

Notary Acknowledgement

STATE OF OHIO §
§
COUNTY OF MAHONING §

This instrument was acknowledged before me on this ___ day of ____________, 2007, by Nils P. Johnson, Jr., on behalf of Kentucky Reserves, LLC, an Ohio limited liability company, and the same is his free act and deed for the purposes therein set forth.

____
Notary Public

This instrument may be executed in any number of counterparts, each of which shall be considered an original for all purposes.

D. Severability:

For the purposes of assuming or rejecting this agreement as an executory contract pursuant to federal bankruptcy laws, this agreement shall not be severable, but rather must be assumed or rejected in its entirety, and the failure of any party to this agreement to comply with all of its financial obligations provided herein shall be a material default.

ATTEST OR WITNESS:

OPERATOR

MegaWest Energy (USA) Corp.

By ____________________

George T. Stapleton, II

Title: President and CEO

Date: April 2, 2007

Tax ID or S.S. No.: ____________________

NON-OPERATORS

Kentucky Reserves II, LLC

By ____________________

Nils P. Johnson, Jr.

Title: Managing Member

Date: April 2, 2007

Tax ID or S.S. No.: ____________________

With respect to the operations hereunder, Non-Operators agree to release Operator from any and all losses, damages, injuries, claims and causes of action arising out of, incident to or resulting directly or indirectly from Operator's interpretation or application of rules, rulings, regulations or orders of the Department of Energy or Federal Energy Regulatory Commission or predecessor or successor agencies to the extent such interpretation or application was made in good faith and does not constitute gross negligence. Each Non-Operator further agrees to reimburse Operator for such Non-Operator's share of production or any refund, fine, levy or other governmental sanction that Operator may be required to pay as a result of such an incorrect interpretation or application, together with interest and penalties thereon owing by Operator as a result of such incorrect interpretation or application.

ARTICLE XV.
MISCELLANEOUS

A. Execution:

This agreement shall be binding upon each Non-Operator when this agreement or a counterpart thereof has been executed by such Non-Operator and Operator notwithstanding that this agreement is not then or thereafter executed by all of the parties to which it is tendered or which are listed on Exhibit "A" as owning an interest in the Contract Area or which own, in fact, an interest in the Contract Area. Operator may, however, by written notice to all Non-Operators who have become bound by this agreement as aforesaid, given at any time prior to the actual spud date of the Initial Well but in no event later than five days prior to the date specified in Article VI.A. for commencement of the Initial Well, terminate this agreement if Operator in its sole discretion determines that there is insufficient participation to justify commencement of drilling operations. In the event of such a termination by Operator, all further obligations of the parties hereunder shall cease as of such termination. In the event any Non-Operator has advanced or prepaid any share of drilling or other costs hereunder, all sums so advanced shall be returned to such Non-Operator without interest. In the event Operator proceeds with drilling operations for the Initial Well without the execution hereof by all persons listed on Exhibit "A" as having a current working interest in such well, Operator shall indemnify Non-Operators with respect to all costs incurred for the Initial Well which would have been charged to such person under this agreement if such person had executed the same and Operator shall receive all revenues which would have been received by such person under this agreement if such person had executed the same.

B. Successors and Assigns:

This agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, devisees, legal representatives, successors and assigns, and the terms hereof shall be deemed to run with the Leases or Interests included within the Contract Area.

C. Counterparts:

This instrument may be executed in any number of counterparts, each of which shall be considered an original for all purposes.

D. Severability:

For the purposes of assuming or rejecting this agreement as an executory contract pursuant to federal bankruptcy laws, this agreement shall not be severable, but rather must be assumed or rejected in its entirety, and the failure of any party to this agreement to comply with all of its financial obligations provided herein shall be a material default.

ATTEST OR WITNESS:

OPERATOR

Kentucky Reserves III, LLC

By ______________________________

Nils P. Johnson, Jr.

Title: Managing Member

Date: ______________________________

Tax ID or S.S. No. ______________________________

NON-OPERATOR

MegaWest Energy (USA) Corp.

By [signature]

George T. Stapleton, II

Title: President and CEO

Date: 4/2/07

Tax ID or S.S. No. ______________________________

ACKNOWLEDGMENTS

Note: The following forms of acknowledgment are the short forms approved by the Uniform Law on Notarial Acts. The validity and effect of these forms in any state will depend upon the statutes of that state.

Individual acknowledgment:

State of TEXAS)

) ss.

County of FORT BEND)

This instrument was acknowledged before me on 2nd April 07

by H R Shah

(Seal, if any)

H. R. SHAH NOTARY PUBLIC STATE OF TEXAS EXPIRES 04-30-2010

____

Title (and Rank) ________________

My commission expires: 04 - 30 - 2010

Acknowledgment in representative capacity:

State of ____________________)

) ss.

County of __________)

This instrument was acknowledged before me on

by ________________________ as

__________ of ________________________

(Seal, if any)

____

Title (and Rank) ________________

My commission expires: ________________

BROCKTON CAPITAL CORP.
403 – 850 West Hastings Street
Vancouver, BC
V6C 1E1

January 2, 2007

Mr. Nils Johnson
Manager
Kentucky Reserves, LLC
12 West Main Street
Canfield, Ohio 44406
USA

List of Kentucky Reserves, LLC Members (Sellers)

Dear Sirs:

Re: Proposed Purchase of the Membership Units of Kentucky Reserves, LLC

This letter of intent (the "Letter") sets forth the intention of Brockton Capital Corp. ("Brockton") or a subsidiary thereof (the "Purchaser") to acquire from the undersigned owners (collectively, "Sellers") of Kentucky Reserves, LLC ("KR") all of the issued and outstanding membership units (collectively the "Membership Units") of KR, (the Purchaser and the Sellers are collectively referred to as the "Parties"), and through such acquisition to own the interests described below in and to KR's oil, gas and mineral leases in Edmonson, Warren and Butler Counties, Kentucky.

Sellers and Purchaser recognize that the proposed transaction is subject to and will require further documentation and diligence prior to its consummation, including, without limitation, the preparation, approval, and execution of a definitive agreement (the "Acquisition Agreement") establishing the terms, provisions, and conditions of the proposed transaction in more detail. Other than in respect of paragraphs 1.5, 2.1, 3.1(b), 4.1, 4.2, 4.3, 4.4, and 4.5 hereof, which shall be legally binding on the Parties pursuant to their terms, and which shall survive the termination of this Letter, no agreement between Sellers and Purchaser concerning the proposed transaction will be deemed to exist until the execution by such Parties of the Acquisition Agreement.

1. Terms of the Transaction

1.1 Purchase Price. Subject to due diligence, the purchase price to be paid for the Membership Units shall be US$3,000,000 cash plus certain common shares (the "Common Shares") of Brockton (collectively the "Purchase Price").

1.2 Payment of Purchase Price. The Purchase Price shall be payable/deliverable as follows:

(a) US$1,000,000 (one million U.S. Dollars) of the Purchase Price shall be paid in cash upon signing of the Acquisition Agreement; and

(b) US$2,000,000 (two million U.S. Dollars) of the Purchase Price shall be paid in cash on the Closing Date (defined below); and

(c) 5,000,000 Common Shares of Brockton shall be delivered on the Closing Date.

Sellers at the time of receipt of the $1,000,000 under (a) above shall escrow proper assignments of their Membership Units so that Purchaser may be assured of receipt of 100% of the Membership Units of KR upon its payment of (b) and (c). The payment described in (a) above is non-refundable and shall be absolutely retained by Buyers in all events should Purchaser fail to make the payment required in (b) above and/or fail to deliver the Common Shares in Brockton required in (c) above. Should Purchaser fail to make any payment to Sellers at the time and manner set forth herein, the escrow agent shall absolutely and in all events immediately return the Membership Units to Sellers, free and clear of any claims of Brockton.

1.3 Closing Date. The closing date (the "Closing Date") for the second cash payment and the proposed share exchange contemplated hereby (the "Transaction") shall occur within 5 business days of the closing of the equity financing of US$20,000,000 (twenty million U.S. Dollars) by Brockton, currently planned for late February 2007, but in any event no later than March 31, 2007. To the extent all payments of cash and stock required by paragraph 1.2 hereunder have not been made by March 31, 2007, all provisions of this Letter shall, unless otherwise agreed between the Parties, be null and void, except for the provisions of paragraphs 4.3, 4.4 and 4.5.

1.4 Acquisition Agreement. The Transaction shall be mutually acceptable to the Parties, both in form and substance, and the Acquisition Agreement in respect thereof, which shall include the terms and conditions respecting the share exchange shall be executed by the Purchaser and the Sellers within forty-five (45) days from the date of this Letter, or on such other date as the Parties may mutually agree upon, and shall contain provisions customarily covered by such agreements, including, but not limited to, the following:

(a) representations and warranties customary for a transaction of this nature;

(b) provisions that the Transaction shall be conditional upon all regulatory approval and the approval of the shareholders/members of Brockton and the Sellers.

1.5 Cooperation. The Parties shall cooperate with each other in good faith in connection with: (a) the preparation and negotiation of the Acquisition Agreement and all related documents, including, but not limited to, a valuation report (in the form of Form 51-101F1 "Statement of Reserves Data and other Oil and Gas Information" and the other reports and forms required pursuant to National Instrument 51-101); and (b) obtaining all necessary consents and

approvals and in complying with all regulatory requirements, including, but not limited to, applicable corporate and securities laws and any merger control and/or anti-trust approval of the Transaction which may be required by any competent regulatory authority.

1.6 Working Interests. Purchaser will acquire 100% of the Membership Units of the Sellers. This will result in Purchaser owning a 62.5% working interest in the Shallow Rights (being all formations from the surface of the ground to the base of the Beech Creek limestone formation of the Golconda Mississippian geologic unit, including the Caseyville, Tar Springs, Hardinsburg and Big Clifty formations) under oil, gas and mineral leases (collectively, the "Leases" and each individual such lease, a "Lease") covering approximately 25,500 net mineral acres in Edmonson, Warren and Butler Counties, Kentucky, with an Ohio limited liability company, Alabama Reserves, LLC ("Alabama") owning the other 37.5% working interest in the Shallow Rights. Prior to the execution of the Acquisition Agreement, KR will convey to Alabama its Shallow Rights. It shall also convey to a second Ohio limited liability company, Western Reserves, LLC ("Western") all depths below the base of the Beech Creek limestone formation (herein referred to as the "Deep Rights"). Each Lease shall be free of burdens other than the lessor's royalty and overriding royalties (a 1% overriding royalty to John ("Jack") Byrnes and a 3.5% overriding royalty to Nils P. Johnson, Jr.) on Leases existing as of the date of execution of this Letter and shall be free of liens, except liens and encumbrances of record as of the date of signing of this Letter. Any such existing overriding royalty in each Lease shall be reduced proportionately if the Lease covers less than 100% of the mineral rights in the land described in the Lease. The conveyance of the Deep Rights to Western will be made subject to language subordinating the Deep Rights to the Shallow Rights so that any drilling to and operations of the Deep Rights must be done in such a way as not to interfere with drilling and operations in the Shallow Rights, including operations for steam or waterfloods, etc.

1.7 Purchase of Deep Rights Interest. Western shall hold the Deep Rights below the Beech Creek formation to the center of the earth. Purchaser will acquire a 37.5% working interest in the Deep Rights from Western for US$1,000 (one thousand U.S. Dollars). Western currently holds approximately 1,500 acres of leases in western Butler and eastern Muhlenburg counties. Purchaser will be offered the opportunity to purchase a 62.5% working interest in the Shallow Rights and a 37.5% interest in the Deep Rights for such leases by paying 62.5% of documented leasing expenses incurred to date for these leases. The acquisition of future leases will be governed by the provisions of paragraphs 1.8 and 1.9 below.

1.8 Area of Mutual Interest. The Parties shall establish an Area of Mutual Interest ("AMI") in the broad area of the underlying leases described above, which shall include Edmonson, Warren, Butler, Logan, Grayson, Muhlenberg and Ohio counties.

(a) No Party shall lease within the AMI without the consent of the other Party.

(b) Neither the Sellers, Alabama, Western nor Purchaser, nor the assignees of any of them, shall have the right to file a partition action of any mineral or leasehold interest within the AMI. This provision may be indexed into the chain of title of the leases involved.

(c) Western shall be responsible for the administrative payment of lease delay rentals for present and future leases within the AMI. Western shall invoice Purchaser for a 62.5% share of administrative costs, including 62.5% of delay rentals, and Purchaser agrees to pay such invoices within 15 days of receipt. Purchaser shall receive a 62.5% working interest in the Shallow Rights and a 37.5% interest in the Deep Rights on all future leases.

(d) Western shall continue to take leases, expanding the Big Clifty "fairway" from roughly the 40-foot contour thickness line to the 30-foot contour thickness line as delineated on a map prepared by Questa Engineering of Golden, Colorado, and previously provided to Purchaser. Nils Johnson and Jack Byrnes, two of the Sellers, shall divide a 1/32 overriding royalty on such new leases for undertaking this work.

1.9 Work Program. Purchaser will undertake a US$15,000,000 (fifteen million U.S. Dollars) work program (the "Work Program"), and until the completion of this Work Program, neither Alabama, Western, nor Sellers shall bear any expenses other than Western's share of the cost of delay rentals on the Leases, which will be timely paid by Western at its sole expense. The Work Program shall be completed within thirty (30) months of the signing of the Acquisition Agreement. Should Purchaser fail to carry out the full Work Program, as detailed in the Acquisition Agreement, it shall remit 37.5% of the unexpended portion to Alabama. The cost of any leases or mineral interests acquired within the AMI prior to completion of the Work Program shall be paid for by Purchaser if Purchaser elects to participate in such new leases or mineral interests (and the cost credited toward the Work Program).

1.10 Common Shares of Brockton. Unless otherwise agreed between the Parties, Purchaser agrees that at the time of the conveyance of 5,000,000 Common Shares of Brockton to Sellers there shall be issued and outstanding no more than eighty million Common Shares of Brockton, subject further to outstanding options, warrants, convertible preferred stock, or convertible debt, which, if fully exercised or converted would mean that there would be a total of not more than one hundred forty million Common Shares of Brockton outstanding.

1.11 Development Costs. Alabama does not want to be in a position after the sale of KR to Purchaser whereby, after the completion of the Work Program, Purchaser may continue drilling and development at a pace so rapid that Alabama cannot keep up financially and would thereby forfeit valuable rights to acreage. On the other hand it is recognized by Alabama that the profitable sale of heavy oil leases to an ultimate purchaser may be enhanced by additional successful development after a Work Program. Accordingly, the Parties agree to balance these interests.

Therefore, upon completion of the Work Program, Purchaser may nominate to Alabama in writing a mapped "*area of drainage*" (defined below) for development using the techniques proved during the Work Program. At the time of nomination, Purchaser shall present Alabama with a detailed development plan and AFE for the same. The development plan shall delineate, according to reasonable engineering practices, the amount of acreage to be drained by the proposed drilling program, which may consist of conventional development, waterflood, steamflood, etc. It is understood the *area of drainage* nominated may be less than any pooled or unitized development unit created by Purchaser under state law. (It is recognized in this regard that Purchaser may want to consolidate leases into larger drilling units and such units may be as large as 640 acres, while an *area of drainage* may be as small as ten acres.) After an *area of drainage* is nominated by Purchaser to Alabama, Alabama shall have sixty (60) days to elect to participate in the development of the *area of drainage*. Alabama shall have the right to participate in any portion of the *area of drainage* up to their 37.5% share of the working interest. To the extent that Alabama chooses not to participate in development, it shall lose its interest in the *area of drainage* to the extent of its non-participation. Alabama shall, however, be given a "back-in" carried working interest of ten percent (10%) on the area of drainage in question to the extent of its non-participation upon payment of a three hundred percent (300%) non-consent penalty. In other words, after Purchaser receives back three times its reasonable costs of development, Sellers shall receive a net revenue interest of the above percentage reduced proportionately to account for the extent of any participation by Alabama. Such carried working interest will be subject to ongoing production expenses, as well as the landowners and overriding royalty interests of record as of the date of this Letter of Intent. Any plan proposed under this paragraph shall be made in good faith with the intent to develop the acreage within a reasonable time.

Portions of leases committed to an *area of drainage* unit that are not included in the area of drainage (although they may have been dedicated to a unitization) shall not be subject to forfeiture and Sellers shall retain complete rights to participate in the development of the same.

Where Purchaser determines that it is in the best interests of the Parties to construct and install transmission pipelines, up-grader plants, or other such infrastructure, it shall deliver to Alabama a plan for development and AFE. Alabama shall have the option to participate in the ownership and costs of such infrastructure project. Should Alabama determine not to participate in such project, Brockton may assess a reasonable fee against the revenue generated by Alabama's 37.5% Shallow Rights interest.

In the event that Purchaser has not developed a particular Lease, or found a buyer for a particular Lease, by December 31, 2012, then operational rights with respect to any such Lease shall pass to Alabama.

1.12 Geologic Database. Sellers and Purchaser shall have equal rights to the geologic database developed by Questa Engineering. They shall also have equal rights to any geologic data or research completed to date by John Byrnes, Sellers' geologist. Alabama shall have royalty-free rights to any processes, patents, etc.

developed by Brockton to the extent they relate directly to the Leases or property jointly owned with Alabama. Appropriate licenses will be granted to effectuate these rights.

1.13 Preemptive Rights. Except in accordance with the provisions of paragraph 1.15 below, should Alabama propose to sell or grant a lien for borrowed money or other financing in all or any part of its 37.5% working interest in the Shallow Rights, it shall promptly give written notice to Purchaser, with full information concerning its proposed disposition or financing, which shall include the name and address of the prospective transferee or lender (who must be ready, willing and able to purchase or provide financing), the purchase price or financing amount, a legal description sufficient to identify the Leases, and all other terms of the proposal. Purchaser shall then have an optional prior right, for a period of thirty (30) days after the notice is delivered, to purchase for the stated purchase price or provide financing on substantially the same terms and conditions as set forth in the notice. If Purchaser does not exercise such optional prior right within said thirty day period, Alabama will have forty-five (45) days following expiration of said period to consummate the transaction described in the respective notice at the price and upon such other terms as are specified in the respective notice. In the event Alabama has not consummated such transaction within said forty-five day period or desires to consummate any transaction with a party not named in the prior notice or on terms that differ from those described in the prior notice, Alabama will not thereafter consummate any financing or sales transaction without again complying with this paragraph.

1.14 Joint Operating Agreement. Operations on the AMI will be governed by the AAPL 1989 Model Form Operating Agreement (the "JOA"), naming Purchaser as operator for the Shallow Rights and Western as operator for the Deep Rights. The JOA will be attached as an exhibit to the Acquisition Agreement. Provisions of the JOA inconsistent with the Acquisition Agreement shall be superceded by the Acquisition Agreement.

1.15 Tag-Along Rights. Where Purchaser finds a buyer for all or any portion of its interest in the Leases, Alabama shall have proportional "tag-along" protection, meaning that Alabama shall have the right to sell to the same buyer under the same terms and conditions as Purchaser. "Proportional" means that should Purchaser only propose to sell half its interest (50% of 62.5%, or 31.25%), then Alabama would have the right to sell only half its interest (50% of 37.5% or 18.75%).

2. Exclusivity

2.1 Except that KR may convey 37.5% of the Shallow Rights in the Leases to Alabama and 100% of the Deep Rights in the Leases to Western, from the date of acceptance of this Letter to the date on which this Letter is terminated (the "Exclusivity Period"), the Sellers shall not, directly or indirectly, through any officer, director, employee, representative or agent, as the case may be, solicit, invite or encourage any person or company to consider the purchase of any or all of the Membership Units or any of its assets, or induce or attempt to induce any person to initiate any proposal, offer to purchase of any or all of the Membership

Units or any of its assets, or take any action of any kind which might reasonably be expected to reduce the likelihood of success of the Transaction or the satisfaction of any condition contained in this Letter, and further covenants and agrees not to discuss, negotiate or entertain any proposal to dispose of any or all of the Shares or any of its assets to any entity, person or company other than the Purchaser. Without restricting the foregoing, the Sellers shall immediately notify Brockton of any information it may receive concerning an actual or intended offer for any or all of the Membership Units or any of its assets and shall allow the Purchaser to match it.

3. Conditions Precedent to the Execution of the Acquisition Agreement

3.1 Closing of the transactions contemplated by this Letter, including the Transaction, shall be subject to the following conditions precedent:

(a) the Transaction shall have been approved by the board of directors of the Purchaser and by the Sellers;

(b) satisfactory completion of all technical, financial and legal due diligence by Purchaser and the Sellers; from the date of the Sellers' acceptance of this Letter until the execution of the Acquisition Agreement, the Parties shall provide each other and their representatives with such access as may reasonably be required to conduct a due diligence investigation of the assets, liabilities, prospects and affairs of the business of the other Party;

(c) negotiation and execution of the Acquisition Agreement;

(d) nothing shall have come to the attention of the Purchaser, the Sellers or their representatives as a result of its due diligence review which materially adversely affects the business, assets, liabilities, affairs or prospects of the business of the other Party;

(e) no material adverse change in the business, assets, liabilities or prospects of the business of either of the Parties shall have occurred since the date of the other Party's due diligence review (other than any change in the general business condition or any change in the markets or products or prices or as contemplated by this Letter);

(f) there shall be no pending or threatened litigation regarding the Acquisition Agreement or the Transaction;

4. Covenants of Both Parties to this Letter of Intent

The Parties covenant as follows:

4.1 Operation of Business. Until the closing, each of Brockton, Purchaser and KR shall conduct and shall cause its business to be conducted in a reasonable and prudent manner in accordance with past practice and as contemplated by this Letter, preserve existing business organizations and relations with employees, customers, suppliers and others with whom it has a business relationship, preserve

and protect its assets and conduct its business in compliance with all applicable laws and regulations.

4.2 Standstill. From the date of this Letter to the termination of this Letter or the closing of the Transaction, neither Brockton nor KR shall, without the prior written consent of the other: (a) issue any debt or equity or other securities except in the ordinary course of business or as contemplated herein; (b) declare or pay any dividends or distribute any of its properties or assets to shareholders; (c) enter into any contract other than in the ordinary course of business; (d) alter or amend its constating documents, other than as contemplated herein; (e) engage in any business enterprise or other activity different from that carried on as of the date hereof; or (f) agree to do any of the foregoing.

4.3 Confidentiality. Each of the Parties shall keep secret all confidential information of the other Party, including, without limitation, the terms of the Transaction (except pursuant to paragraph 4.5 below), trade secrets, all information relating to the KR Leases and each of the Parties shall be responsible for any breach of this provision by any of its affiliates, agents or employees.

4.4 Expenses. The Parties shall each pay their own respective expenses (including fees and expenses of legal counsel, brokers or other representatives or consultants) in connection with the Transaction (whether consummated or not), except that Purchaser shall pay all costs associated with the preparation and filing of any reports and forms under National Instrument 51-101 and all legal expenses in respect of all regulatory filings and approvals for the Transaction. However, in the event that the closing of the Transaction does not occur due to (a) Brockton's failure to obtain the equity financing described in paragraph 1.3, (b) Brockton's failure to obtain board of director approval, or (c) the breach of any material representation, warranty, covenant or agreement of Brockton or the Purchaser in this Letter or in the Acquisition Agreement, Brockton shall reimburse the Sellers the cost of their expenses related to this Letter and the Acquisition Agreement including, without limitation, all legal and accounting fees.

4.5 Disclosure. The Parties hereto shall not issue any public announcement or press release or otherwise make any public disclosure concerning the Transaction without the prior approval of the other Party hereto, which approval shall not be unreasonably withheld or delayed; provided, however, Brockton and the Sellers shall be permitted to provide such disclosures as may be required by its board of directors or to comply with applicable securities law. Notwithstanding the foregoing, each Party shall submit all proposed press releases and filings to the other Party's representatives in order to afford the other Party an opportunity to review and suggest changes to same.

4.6 Applicable Laws. The Letter shall be construed against neither Party. It shall be deemed to have been executed under the laws of the State of Texas and Texas law shall apply in its interpretation. Any controversy or claim arising out of or relating to this agreement shall be settled by arbitration. Either Party may initiate an arbitration proceeding by notifying the other Party in writing. Within ten business days each Party shall select an arbitrator. The two so chosen shall select a third arbitrator and the three shall proceed to decide the matter. The procedure to be

followed in the event of an arbitration shall be that prescribed in the Commercial Rules of the American Arbitration Association, unless the Parties otherwise agree to an alternative arbitration procedure. An arbitration shall be concluded within sixty (60) days of appointment of the third arbitrator, but in no event longer than ninety (90) days after the initial written notice of arbitration is served. Judgment upon the award rendered by a majority of the arbitrators may be entered in any Court having jurisdiction thereof. Arbitration proceedings shall be conducted in a mutually agreeable location.

4.7 Execution. This Letter may be signed via facsimile and in counterparts, each of which shall be deemed to be an original.

4.8 Expiry. This Letter shall terminate, without further action by any Party upon the execution of the Acquisition Agreement. This Letter shall terminate automatically and become null and void (other than those provisions that shall survive its termination as set forth in the first paragraph of this Letter) at 5:00 p.m. (Vancouver time) on February 16, 2007 unless extended by the Parties in writing.

If the foregoing proposal is acceptable, please indicate your approval by signing this Letter where indicated below and returning it to the undersigned prior to 5:00 p.m. (Vancouver time) on January 2, 2007. If you do not confirm your approval of this letter as prescribed, this letter and the expression of interest it contains shall become null and void and this letter shall terminate automatically.

Yours very truly,

BROCKTON CAPITAL CORP.

Per: ______________________________
Name: George T. Stapleton, II
Title: President

Agreed to and accepted this ____ day of January, 2007.

KENTUCKY RESERVES, LLC

Per: ______________________________
Name:
Title: